FINANCING AND SECURITY AGREEMENT

THIS FINANCING AND SECURITY AGREEMENT (this “Agreement”) is made this 27th day of December, 2004, by and among by and between PAYMENTS INC., a corporation organized under the laws the State of New York (the “Borrower”); MANUFACTURERS AND TRADERS TRUST COMPANY, a New York State Bank organized under the laws of the State of New York (“M&T”); and each other financial institution that is a party to this Agreement, whether by execution of this Agreement or otherwise (collectively, the “Lenders” and individually, a “Lender”); and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York State Bank, in its capacity as both collateral and administrative agent for each of the Lenders and sole arranger (the “Agent”).

RECITALS

A.  The Borrower has applied to the Lenders for a revolving credit facility consisting of (i) a revolving credit facility in the maximum principal amount of $35,000,000 to be used by the Borrower for the Permitted Uses described in this Agreement.

B.  The Lenders severally are willing to make a portion of that revolving credit facility available to the Borrower upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1  Certain Defined Terms.

As used in this Agreement, the terms defined in the Preamble and Recitals hereto shall have the respective meanings specified therein, and the following terms shall have the following meanings:

“Account Debtor” means any Person who is obligated on a Receivable and “Account Debtors” mean all Persons who are obligated on the Receivables.

“ACH Settlement Risk Reserve” means any and all Reserves that the Agent from time to time establishes, in its sole discretion, with respect to ACH Transactions.

“ACH Transactions” means any cash management or related services including the automatic clearing house transfer of funds by the Agent for the account of the Borrower pursuant to agreement or overdrafts.

“Adjustment Date” means, as applicable, the date on which a financial institution becomes a new Lender pursuant to the provisions of Section 9.5 (Remaining Syndication) or the date on which an assignment by an existing Lender is effective pursuant to the provisions of Section 9.6 (Assignments by Lenders).

“Advances” means the collective reference to each advance under the Revolving Loan including, without limitation, those under Section 2.1.1 (Revolving Credit Facility), Agent Advances, and Overadvances.

“Affiliate” means, with respect to any designated Person, any other Person, (a) directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with the Person designated, (b) directly or indirectly owning or holding five percent (5%) or more of any equity interest in such designated Person, or (c) five percent (5%) or more of whose stock or other equity interest is directly or indirectly owned or held by such designated Person. For purposes of this definition, the term “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other equity interests or by contract or otherwise.

“Agent” means the Person defined as the “Agent” in the preamble of this Agreement and shall also include any successor Agent appointed pursuant to Section 8.9 (Successor Agent).

“Agent Advances” has the meaning set forth in Section 2.5.1 (Agent Advances).

“Agent’s Liens” means the Liens in the Collateral granted to the Agent, for the benefit of the Lenders, M&T, and Agent pursuant to this Agreement and the other Financing Documents.

“Agent-Related Persons” means the Agent, together with its Affiliates, and the officers, directors, employees, counsel, representatives, agents and attorneys-in-fact of the Agent and such Affiliates.

“Agent’s Obligations” shall mean any and all Obligations payable solely to and for the exclusive benefit of the Agent or M&T (except in its capacity as a Lender) by the Borrower under the terms of this Agreement and/or any of the other Financing Documents, including, without limitation, indebtedness, liabilities and obligations with respect to Bank Products, the Arrangement Fee, and any and all Monitoring Fees.

“Agreement” means this Financing and Security Agreement, as amended, restated, supplemented or otherwise modified in writing in accordance with the provisions of Section 9.2 (Amendments; Waivers).

“Aggregate Commitments” means the collective reference to all of the Commitments.

“Applicable Interest Rate” means (a) the LIBOR Rate, or (b) the Base Rate.

“Applicable Margin” means the applicable rate per annum added, as set forth in Section  2.3.1 (Applicable Interest Rates), to the LIBOR Base Rate or the Prime Rate.

“Arranger” means the Investment Banking Group of M&T.

“Arrangement Fee” has the meaning set forth in that certain letter agreement dated of even date herewith between the Agent and the Borrower.

“Assignee” means any Person to which any Lender assigns all or any portion of its interests under this Agreement, any Commitment, and any Loan, in accordance with the provisions of Section 9.6 (Assignments by Lenders), together with any and all successors and assigns of such Person; “Assignees” means the collective reference to all Assignees.

“Assignment of Life Insurance” means that certain assignment of life insurance as collateral dated the same date as this Agreement from the Borrower to the Agent for the benefit of the Lenders ratably and the Agent, which Assignment of Life Insurance assigns to the Agent for the benefit of the Lenders ratably and the Agent, all of the right, title and interest of the Borrower in, and to, that certain life insurance policy issued by Zurich Life Insurance of New York on the life of Barry B. Goldstein in the face amount of Four Million Dollars ($4,000,000), as amended, restated, reissued, supplemented or otherwise modified in writing at any time and from time to time.

“Back-Up Servicing Agreement” means the collective reference to the Media Storage Agreement dated April 21, 2004 between the Servicer and Media Storage and the IBM Business Recovery Services Contract Document dated September, 2003 between Servicer and IBM, and each other of the Borrower with a servicer (other than the Servicer) to provide substantially the same services provided by the Servicer under the Servicing Agreement in the event the Servicer does not provide such services, which agreement shall be subject to such other agreements (by way of example and not limitation, an agreement similar to the Servicing Agreement Assignment), and the servicer and all of the foregoing agreements being in form and substance satisfactory to the Agent in the exercise of its sole and absolute discretion from time to time.

“Bank Products” means any service or facility extended to the Borrower by M&T or any Affiliate of M&T including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedge Agreements.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and any successor Laws.

“Borrower” means the “Borrower” as defined in the preamble of this Agreement.

“Borrowing Base” has the meaning described in Section 2.1.3(a) (Computation of Borrowing Base).

“Borrowing Base Deficiency” has the meaning described in Section 2.1.3(d) (Computation of Borrowing Base).

“Borrowing Base Report” has the meaning described in Section 2.1.5 (Borrowing Base Report).

“Business Day” means any day other than a Saturday, Sunday or other day on which (a) in the case of M&T (as Agent and Lender), commercial banks in the State are authorized or required to close and, (b) in the case of the Lenders other than M&T, those Lenders are closed for the transaction of business at the addresses stated after their names on the signature pages of this Agreement.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Expenditure” means an expenditure (whether payable in cash or other property or accrued as a liability) for Fixed or Capital Assets, including, without limitation, the entering into of a Capital Lease.

“Capitalization” has the meaning set forth in Section 6.1.15(a).

“Capitalization Ratio” has the meaning set forth in Section 6.1.15(a).

“Capital Lease” means with respect to any Person any lease of real or personal property, for which the related Lease Obligations have been or should be, in accordance with GAAP consistently applied, capitalized on the balance sheet of that Person.

“Cash Equivalents” means (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit with maturities of one (1) year or less from the date of acquisition of, or money market accounts maintained with, the Agent, any Affiliate of the Agent, or any other domestic commercial bank having capital and surplus in excess of One Hundred Million Dollars ($100,000,000.00) or such other domestic financial institutions or domestic brokerage houses to the extent disclosed to, and approved by, the Agent and (c) commercial paper of a domestic issuer rated at least either A-1 by Standard & Poor’s Corporation (or its successor) or P-1 by Moody’s Investors Service, Inc. (or its successor) with maturities of six (6) months or less from the date of acquisition.

“Closing Date” means December 27, 2004.

“Collateral” means all property of the Borrower subject from time to time to the Liens of this Agreement, any of the Security Documents and/or any of the other Financing Documents, together with any and all cash and non-cash proceeds and products thereof.

“Collateral Account” has the meaning described in Section 2.1.10 (Collateral Account).

“Commitment” means with respect to each Lender, such Lender’s Revolving Credit Commitment, and “Commitments” means the collective reference to the Revolving Credit Commitments of all of the Lenders.

“Committed Amount” means with respect to each Lender, such Lender’s Revolving Loan Committed Amount, and “Committed Amounts” means collectively the Revolving Loan Committed Amount of each of the Lenders.

“Compliance Certificate” means a periodic Compliance Certificate furnished by the Borrower in compliance Section 6.1.1(d) (Borrower Information) and in substantially the form attached to this Agreement as EXHIBIT C.

“Copyrights” means and includes, in each case whether now existing or hereafter arising, all of the Borrower’s rights, title and interest in and to (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, copyright applications, and all renewals of any of the foregoing, (b) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past, current or future infringements of any of the foregoing, (c) the right to sue for past, present and future infringements of any of the foregoing, and (d) all rights corresponding to any of the foregoing throughout the world.

“Corporate Guarantor” means the Parent, and each of the direct and indirect wholly-owned Subsidiaries of the Parent, as the case may be and each of their respective successors and assigns, and “Corporate Guarantors” means collectively the Parent, such subsidiaries and each of their respective successors and assigns.

“Corporate Guaranties” means the collective reference to each of those certain guaranties of payment for the benefit of the Lenders ratably and the Agent dated the date hereof to the Agent from the Corporate Guarantors, respectively, as the same may from time to time be amended, restated, supplemented or otherwise modified; and “Corporate Guaranty” means each of the Corporate Guaranties.

“Credit Facility” means the Revolving Credit Facility and “Credit Facilities” means collectively the Revolving Credit Facility and any and all other credit facilities now or hereafter extended under or secured by this Agreement.

“Default” means an event that, with the giving of notice or lapse of time, or both, could or would constitute an Event of Default under the provisions of this Agreement.

“Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

“Early Termination Fee” has the meaning described in Section 2.1.13 (Early Termination Fee).

“EBITDA” has the meaning set forth in Section 6.1.15(a).

“Eligible Carrier” shall mean a property and casualty insurance company which has an A. M. Best rating of not less than “B” or Standard and Poor’s rating of not less than “BBBq”, or which is included in EXHIBIT E attached to and made a part of this Agreement, up to and including the aggregate amount of Receivables financing insurance policies of such insurance company as set forth in EXHIBIT E, all as acceptable to the Agent in the exercise of its sole and absolute discretion from time to time.

 “Eligible Receivables” shall mean shall mean any bona fide Receivable that is created by the Borrower in the ordinary course of its business and that satisfies and continues to satisfy, the following requirements:

(a)  the Receivable was created pursuant to a Premium Finance Agreement that is in form and substance acceptable to the Agent, that reflects by its terms and in related payment coupon books and other materials, the Agent as secured creditor to the Borrower;

(b)  the insurance carrier issuing the underlying insurance relating to the Receivable (i) is not a debtor in any case under any chapter of the Bankruptcy Code, is not insolvent, has not made an assignment for the benefit of creditors and is not the subject of any insolvency, liquidation, reorganization, dissolution, receivership, conservatorship, trusteeship or other such proceeding, and (ii) is an Eligible Carrier; provided, however, that a Receivable may be an Eligible Receivable even if the insurance carrier is not an Eligible Carrier provided that (A) such Receivable otherwise meets the criteria of an Eligible Receivable, and (B) the Premium Finance Agreements relating to insurance carriers who are not Eligible Carriers do not exceed an amount equal to twenty percent (20%) of the Borrower’s Capitalization at any time;

(c)  the broker or agent of the underlying insurance relating to the Receivable is not a debtor in any case under any chapter of the Bankruptcy Code, is not insolvent, has not made an assignment for the benefit of creditors, and is not the subject of any insolvency, liquidation, reorganization, dissolution, receivership, conservatorship, trusteeship or other such proceeding;

(d)  the Receivable does not relate to an insurance policy that is subject in the ordinary course to audit and adjustment;

(e)  the underlying insurance relating to the Receivable is cancelable by the Borrower and its assignees at any time following a default by the insured and provides for the return of unearned premiums and commissions upon cancellation;

(f)  the rights to the return of unearned premiums and commissions upon cancellation of the underlying insurance relating to the Receivable may be validly assigned to the Borrower and to assignees of the Borrower;

(g)  the amount of unearned premiums or commissions payable upon cancellation of the underlying insurance relating to the Receivable is calculable at all times;

(h)  the Premium Finance Agreement giving rise to the Receivable at the time of execution was in compliance with, and was created, solicited and entered into in compliance with, all applicable laws, statutes, regulations, rules, orders, decrees or injunctions of any governmental body, including all applicable insurance and consumer laws and regulations;

(i)  the Receivable, the related Premium Finance Agreement and the related underlying insurance are each valid, binding and enforceable against each party thereto;

(j)  the Premium Finance Agreement giving rise to the Receivable is fully and properly completed and contains a valid, binding and enforceable assignment to the Borrower of all unearned premiums and commissions payable upon cancellation of the related underlying insurance and such assignment grants the Borrower a perfected first-priority security interest in such unearned premiums and commissions without the necessity of filing any financing statement or of making any other filing or taking any other action;

(k)  the Premium Finance Agreement giving rise to the Receivable gives the Borrower and its assignees a power of attorney or other legal authority that enables the Borrower and its assignees to cancel the underlying insurance;

(l)  the Premium Finance Agreement giving rise to the Receivable is in the possession of the Borrower;

(m)  the Receivable is in compliance with all representations and warranties made with respect thereto in this Agreement, including all representations and warranties made by the Borrower with respect to the Premium Finance Agreement giving rise to the Receivable and with respect to the underlying insurance relating to the Receivable;

(n)  if the related underlying insurance is canceled, cancellation was made before any payment on the Receivable became more than forty-five (45) days past due;

(o)  if the underlying insurance has been canceled, not more than 60 days have elapsed since the date of cancellation;

(p)  if the underlying insurance has been canceled, the unearned premiums and commissions have not been paid;

(q)  except for security interests securing the Obligations and security interests in favor of the Borrower, the Receivable is not subject to any lien or security interest;

(r)  the Receivable has been entered into and tracked by a premium finance software system acceptable to the Agent;

(s)  the Receivable relates to a premium for which the payee on the check or draft used to pay the premium is either: (i) the insurance carrier on the policy securing the Premium Finance Agreement, (ii) the New York Automobile Insurance Plan (NYAIP), New Jersey Personal Automobile Insurance Plan (NJPAIP) or the Pennsylvania Automobile Insurance Plan (PAIP); or (iii) or (iii) a Managing General Agent or General Agent, duly authorized to receive payments on behalf of the carrier on the underlying policy of insurance, based on documentation on file with and satisfactory to the Agent, provided, however, that the Agent in the exercise of its sole and absolute discretion from time to time may approve additional or other State plans or payment arrangements;

(t)  the Receivable arises under either (i) a Premium Finance Agreement under which the underlying insured is domiciled in the State of New York; or (ii) a Premium Finance Agreement under which the underlying insured is domiciled in the State of New Jersey or the Commonwealth of Pennsylvania provided, that no such Receivables from such State shall be included among Eligible Receivables unless the Agent shall have received an opinion of counsel that the Borrower has the necessary Premium Finance Licenses for such State; and provided, further, that the Agent in the exercise of its sole and absolute discretion from time to time may approve Premium Finance Agreement relating to insureds in additional States;

(u)  the Receivable arises under a Premium Finance Agreement under which the underlying carrier participates in the NYAIP, NJPAIP and/or PAIP.

The Agent may determine from time to time, in its sole and absolute discretion and notwithstanding any previous determinations made by it or the preceding criteria, to exclude from Eligible Receivables specific Receivables or specific categories or types of Receivables, specific components of Receivables, Receivables with respect to which the related underlying insurance is issued by a specific issuer or by specific categories or types of issuers, Receivables arising out of specific Premium Finance Agreements or specific categories or types of Premium Finance Agreements, Receivables with respect to which the related underlying insurance was produced by a specific agent, broker or other producer or by specific categories or types of agents, brokers or other producers, or otherwise to limit Receivables, or the amount of Receivables, which shall constitute Eligible Receivables. Such determinations may be based upon evaluations of risk or any other factors considered relevant by the Agent, whether such factors have or have not heretofore been used, contemplated or foreseen as bases for defining or limiting Eligible Receivables. Any such determination by the Agent to modify Eligible Receivables will be promptly communicated to the Borrower in writing. In order to enable the Agent to make such determinations, the Borrower agrees to furnish, or cause to be furnished, to the Agent from time to time such information and documentation that has been requested and is reasonably available concerning Receivables, Premium Finance Agreements, underlying insurance, issuers of underlying insurance, agents, brokers and other producers of underlying insurance, premium down payments made by insureds with respect to underlying insurance and other matters as the Agent may from time to time request. Without implying any limitation on the foregoing, the Borrower may propose that the Agent consider from time to time the inclusion of Receivables from commercial Account Debtors among Eligible Receivables, which the Agent may from time to time agree or decline to do from time to time in the exercise of its sole and absolute discretion.

“Enforcement Costs” means all expenses, charges, costs and fees whatsoever (including, without limitation, reasonable outside and allocated in-house counsel attorney’s fees and expenses) of any nature whatsoever paid or incurred by or on behalf of the Agent and/or any of the Lenders (whether arising before or after the commencement of any proceedings under the United States Bankruptcy Code or other applicable laws related to insolvency or otherwise and whether or now allowed or allowable as a claim in any such proceeding) in connection with (a) any or all of the Obligations, this Agreement and/or any of the other Financing Documents, (b) the creation, perfection, collection, maintenance, preservation, defense, protection, realization upon, disposition, sale or enforcement of all or any part of the Collateral, this Agreement or any of the other Financing Documents, including, without limitation, those costs and expenses more specifically enumerated in Section 3.7 (Costs) and/or Section 9.11 (Enforcement Costs), and further including, without limitation, amounts paid to lessors, processors, bailees, warehousemen, sureties, judgment creditors and others in possession of or with a Lien against or claimed against the Collateral, and (c) the monitoring, administration, processing and/or servicing of any or all of the Obligations, the Financing Documents, and/or the Collateral.

“Equipment” means all equipment, machinery, computers, chattels, tools, parts, machine tools, furniture, furnishings, fixtures and goods (other than inventory) of every nature (including, without limitation, embedded software), presently existing or hereafter acquired or created and wherever located, whether or not the same shall be deemed to be affixed to real property, and all of such types of property leased by the Borrower and all of the Borrower’s rights and interests with respect thereto under such leases (including, without limitation, options to purchase), together with all accessions, additions, fittings, accessories, special tools, and improvements thereto and substitutions therefor and all parts and equipment that may be attached to or that are necessary or beneficial for the operation, use and/or disposition of such personal property, all licenses, warranties, franchises and General Intangibles related thereto or necessary or beneficial for the operation, use and/or disposition of the same, together with all Receivables, chattel paper, instruments and other consideration received by the Borrower on account of the sale, lease or other disposition of all or any part of the foregoing, and together with all rights under or arising out of present or future documents and contracts relating to the foregoing and all proceeds (cash proceeds and noncash proceeds) of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any Person that is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“Event of Default” has the meaning described in ARTICLE VII (Default and Rights and Remedies).

“Excess Availability” means, as of any time of determination, (a) the lesser of the Total Revolving Credit Committed Amount or the Borrowing Base (after giving effect to provisions for Reserves and other adjustments permitted by this Agreement) minus (b) the aggregate Revolver Usage.

“Facilities” means the collective reference to the loan, letter of credit, interest rate protection, foreign exchange risk, cash management, and other credit facilities now or hereafter provided to the Borrower by the Agent or the Lenders under this Agreement or otherwise by M&T.

“Federal Funds Rate” means for any day of determination, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day) by the Federal Reserve Bank for the immediately preceding Business Day) by the Federal Reserve Bank of Richmond or, if such rate is not so published for any day that is a Business Day, the average of quotations for such day on such transactions received by the Agent from three (3) federal funds brokers of recognized standing selected by the Agent.

“Fees” means the collective reference to each fee payable to the Agent, for its own account or for the ratable benefit of the Lenders, under the terms of this Agreement or under the terms of any of the other Financing Documents, including, without limitation, the Revolving Credit Unused Line Fees, the Early Termination Fee, the Arrangement Fee and the Monitoring Fees.

“Financing Documents” means at any time collectively this Agreement, the Notes, the Security Documents, the Personal Guaranty, the Wind Down Guaranty, the Corporate Guaranties, any Hedge Agreement, agreements with respect to Bank Products, and any other instrument, agreement or document previously, simultaneously or hereafter executed and delivered by the Borrower, any Guarantor and/or any other Person, singly or jointly with another Person or Persons, evidencing, securing, guarantying or in connection with this Agreement, any Note, any of the Security Documents, any of the Facilities, and/or any of the Obligations.

“Fiscal Year” means as to the Borrower a fiscal year ending December 31.

“Fixed or Capital Assets” of a Person at any date means all assets that would, in accordance with GAAP consistently applied, be classified on the balance sheet of such Person as property, plant or equipment at such date.

“Funded Debt” has the meaning set forth in Section 6.1.15(a).

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles” means all general intangibles of every nature, whether presently existing or hereafter acquired or created, and without implying any limitation of the foregoing, further means all books and records, commercial tort claims, other claims (including without limitation all claims for income tax and other refunds), payment intangibles, Supporting Obligations, choses in action, causes of action in tort or equity, contract rights, judgments, customer lists, software, Patents, Trademarks, licensing agreements, rights in intellectual property, goodwill (including goodwill of the Borrower’s business symbolized by and associated with any and all trademarks, trademark licenses, Copyrights and/or service marks), royalty payments, licenses, letter-of-credit rights, letters of credit, contractual rights, the right to receive refunds of unearned insurance premiums, rights as lessee under any lease of real or personal property, literary rights, Copyrights, service names, service marks, logos, trade secrets, amounts received as an award in or settlement of a suit in damages, deposit accounts, interests in joint ventures, general or limited partnerships, or limited liability companies or partnerships, rights in applications for any of the foregoing, books and records in whatever media (paper, electronic or otherwise) recorded or stored with respect to any or all of the foregoing, all Supporting Obligations with respect to any of the foregoing, and all equipment and general intangibles necessary or beneficial to retain, access and/or process the information contained in those books and records, and all proceeds (cash proceeds and noncash proceeds) of the foregoing.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any department, agency or instrumentality thereof.

“Guarantor” means a Personal Guarantor or a Corporate Guarantor, as the case may be, and “Guarantors” means the Personal Guarantor and all Corporate Guarantors.

“Guarantor Security Agreements” means the collective reference to those certain Security Agreements dated the same date as this Agreement executed by each of the respective Corporate Guarantors in favor of the Agent for itself and the ratable benefit of the Lenders, each as amended, restated, modified, substituted, extended and renewed from time to time.

“Guaranty” means the Personal Guaranty, the Wind Down Guaranty or the Corporate Guaranties, as the case may be, and “Guaranties” means the Personal Guaranty, the Wind Down Guaranty and the Corporate Guaranties.

“Hazardous Materials” means (a) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, and regulations promulgated thereunder; (b) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder; (c) any substance the presence of which on any property now or hereafter owned, acquired or operated by the Borrower is prohibited by any Law similar to those set forth in this definition; and (d) any other substance that by Law requires special handling in its collection, storage, treatment or disposal.

“Hazardous Materials Contamination” means the contamination (whether presently existing or occurring after the date of this Agreement) by Hazardous Materials of any property owned, operated or controlled by the Borrower or for which the Borrower has responsibility, including, without limitation, improvements, facilities, soil, ground water, air or other elements on, or of, any property now or hereafter owned, acquired or operated by the Borrower, and any other contamination by Hazardous Materials for which the Borrower is, or is claimed to be, responsible.

“Hedge Agreement” means any and all transactions, agreements or documents now existing or hereafter entered into, that provides for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging the Borrower’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Hedge Reserve” means any and all Reserves that the Agent from time to time establishes, in its sole discretion, with respect to Hedge Agreement Transactions.

“Hedge Transactions” means the collection reference to transactions contemplated by Hedge Agreements.

“Indebtedness for Borrowed Money” of a Person means at any time the sum at such time of (a) indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) any obligations of such Person in respect of letters of credit, banker’s or other acceptances or similar obligations issued or created for the account of such Person, (c) Lease Obligations of such Person with respect to Capital Leases, (d) all liabilities secured by any Lien on any property owned by such Person, to the extent attached to such Person’s interest in such property, even though such Person has not assumed or become personally liable for the payment thereof, (e) obligations of third parties that are being guarantied or indemnified against by such Person or that are secured by the property of such Person; (f) any obligation of such Person under or with respect to an employee stock ownership plan or other similar employee benefit plan; (g) any obligation of such Person or a ERISA Affiliate to a Multi-employer Plan; and (h) any obligations, liabilities or indebtedness, contingent or otherwise, under or in connection with, any Hedge Transactions; but excluding trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and that are not overdue (as determined in accordance with customary trade practices) or that are being disputed in good faith by such Person and for which adequate reserves are being provided on the books of such Person in accordance with GAAP.

“Indemnified Liabilities” has the meaning set forth in Section 9.19 (Indemnification).

“Indemnified Parties” has the meaning set forth in Section 9.19 (Indemnification).

“Interest Payment Date” means with respect to the Revolving Loan, the first day of each calendar month commencing on January 1, 2005 and continuing thereafter until the Obligations have been irrevocably paid in full.

“Interest Period” means as to any LIBOR Loan, the period commencing on and including the date such LIBOR Loan is made (or on the effective date of the Borrower’s election to convert any Base Rate Loan to a LIBOR Loan in accordance with the provisions of this Agreement) and ending on and including the day which is one month, two months, three or six months thereafter, as selected by the Borrower in accordance with the provisions of this Agreement, and thereafter, each period commencing on the last day of the then preceding Interest Period for such LIBOR Loan and ending on and including the day which is one month, two months, three months or six months thereafter, as selected by the Borrower in accordance with the provisions of this Agreement; provided, however that:

(a) the first day of any Interest Period shall be a LIBOR Business Day;

(b) if any Interest Period would end on a day that shall not be a LIBOR Business Day, such Interest Period shall be extended to the next succeeding LIBOR Business Day unless such next succeeding LIBOR Business Day would fall in the next calendar month, in which case, such Interest Period shall end on the next preceding LIBOR Business Day; and

(c) no Interest Period shall extend beyond the Revolving Credit Expiration Date.

“Interest Rate Election Notice” has the meaning described in Section 2.3.2(e).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Income Tax Regulations issued and proposed to be issued thereunder.

“Item of Payment” means each check, draft, cash, money, instrument, item, wire transfer, ACH transfer, other electronic transfer and other remittance, in any form or method whatsoever, in payment or on account of payment of the Receivables or otherwise with respect to any Collateral, including, without limitation, cash proceeds and other proceeds of Collateral; and “Items of Payment” means the collective reference to all of the foregoing.

“Laws” means all ordinances, statutes, rules, regulations, orders, injunctions, writs, or decrees of any Governmental Authority.

“M&T Loan” means an Advance made by M&T in accordance with the provisions of Section 2.5.2 (M&T Advances).

“Lease Obligations” of a Person means for any period the rental commitments of such Person for such period under leases for real and/or personal property (net of rent from subleases thereof, but including taxes, insurance, maintenance and similar expenses that such Person, as the lessee, is obligated to pay under the terms of said leases, except to the extent that such taxes, insurance, maintenance and similar expenses are payable by sublessees), including rental commitments under Capital Leases.

“LIBOR Base Rate” means for any Interest Period with respect to any LIBOR Loan, the per annum interest rate rounded upward, if necessary, to the nearest 1/100 of 1%, appearing on Page 3750 (or any successor page) on the Dow Jones Markets Screen as the London interbank offered rate for deposits in Dollars at or about 11:00 a.m. (London time) on the date that is two (2) LIBOR Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “LIBOR Base Rate” shall mean, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Agent from time to time to be an equivalent rate.

“LIBOR Business Day” means any Business Day on which dealings in United States Dollar deposits are carried out on the London interbank market and on which commercial banks are open for domestic and international business (including dealings in Dollar deposits) in London, England.

“LIBOR Loan” means any Loan for which interest is to be computed with reference to the LIBOR Rate.

“LIBOR Rate” means for any Interest Period with respect to any LIBOR Loan, (a) the Applicable Margin, plus (b) the per annum rate of interest calculated pursuant to the following formula:
LIBOR Base Rate
1.00 - Reserve Percentage

“Lien” means any mortgage, deed of trust, deed to secure debt, grant, pledge, security interest, assignment, encumbrance, judgment, lien, financing statement, hypothecation, provision in any instrument or other document for confession of judgment, cognovit or other similar right or other remedy, claim, charge, control over or interest of any kind in real or personal property securing any indebtedness, duties, obligations, and liabilities owed to, or a claimed to be owed to, a Person, all whether perfected or unperfected, avoidable or unavoidable, based on the common law, statute or contract or otherwise, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction, excluding the precautionary filing of any financing statement by any lessor in a true lease transaction or by any bailor in a true bailment transaction under the Uniform Commercial Code of any jurisdiction or the agreement to give any financing statement by any lessee in a true lease transaction or by any bailee in a true bailment transaction.

“Loans” means the collective reference to each Revolving Loan.

“Loan Notice” has the meaning described in Section 2.1.2 (Procedure for Making Advances).

“Lockbox” has the meaning described in Section 2.1.10 (Collateral Account).

“Material Adverse Effect” means with respect to the applicable Person an effect, either in any case or in the aggregate, which might result in a material adverse change (w) in the business, prospects, condition, affairs or operations of that Person, (x) to that Person’s material properties or assets, (y) in the right or ability of that Person to carry on a substantial portion of its operations as now conducted or proposed to be conducted or to perform its obligations under the Financing Documents, or (z) to the value of, or the ability of the Agent or the Lenders to realize upon, the Collateral.

“Maximum Rate” has the meaning described in Section 2.2.5 (Maximum Interest Rate).

“Monitoring Fees” has the meaning described in Section 2.2.3 (Monitoring Fees).

“Multi-employer Plan” means a Plan that is a Multi-employer plan as defined in Section 4001(a)(3) of ERISA.

“Net Worth” has the meaning set forth in Section 6.1.15(a).

“Note” means any Revolving Credit Note, and “Notes” means collectively each Revolving Credit Note, and any other promissory note that may from time to time evidence all or any portion of the Obligations.

“Obligations” means (a) all present and future indebtedness, duties, obligations, and liabilities, whether now existing or contemplated or hereafter arising, of the Borrower to the Lenders and/or Agent under, arising pursuant to, in connection with and/or on account of the provisions of this Agreement, each Note, each Security Document, and/or any of the other Financing Documents, the Loans, and/or any of the Facilities including, without limitation, the principal of, and interest on, each Note, late charges, the Fees, Enforcement Costs, and prepayment fees (if any), letter of credit reimbursement obligations, letter of credit fees or fees charged with respect to any guaranty of any letter of credit; (b) all other present and future indebtedness, duties, obligations, and liabilities, whether now existing or contemplated or hereafter arising, of the Borrower to the Agent and/or to M&T or its Affiliates of any nature whatsoever including, without limitation, any indebtedness, duties, obligations, and liabilities, under or in connection with, any Bank Products; regardless of whether any or all of the foregoing indebtedness, duties, obligations, and liabilities are direct, indirect, primary, secondary, joint, several, joint and several, fixed or contingent; and (c) any and all renewals, extensions, substitutions, amendments, restatements and rearrangements of any or all of the foregoing indebtedness, duties, obligations, and liabilities.

“Overadvance” means, as of any date of determination, the amount, if any, by which the Revolver Usage exceeds the Borrowing Base.

“Parent” means DCAP Group, Inc., a corporation organized and existing under the laws of the State of Delaware, of which the Borrower is a wholly-owned subsidiary.

“Parent Subordinated Debt” means that certain Indebtedness for Borrowed Money of the Parent in favor of the Parent Subordinated Note Purchasers in an aggregate face principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000).

“Parent Subordinated Debt Documents” means any and all promissory notes, agreements, documents or instruments now or at any time evidencing, securing, guarantying or otherwise executed and delivered in connection with the Subordinated Debt, as the same may from time to time be amended, restated, supplemented or modified.

“Parent Subordinated Note Purchasers” means, collectively, (a) IRA FBO Stewart R. Spector, Pershing LLC Custodian, (b) IRA FBO Jack D. Seibald, Pershing LLC Custodian, (c) Sanders Opportunity Fund, (d) J.M.J Realty Company, (e) Take-Two Capital LP, (f) Michael Rosen and Catherine Rosen, (g) Andrew Tarica and (h) Citco Trustees (B.V.I) Limited as Trustee of the MS Deferred Income Trust.

“Parent Subordination Agreements” means the collective reference to (a) that certain subordination agreement by and between the Parent and the Parent Subordinated Note Purchasers in favor of the Agent for the benefit of the Lenders ratably and the Agent, and (b) that certain subordination agreement by and between the Borrower and the Parent Subordinated Note Purchasers in favor of the Agent for the benefit of the Lenders ratably and the Agent, as the same may be from time to time amended, restated, supplemented or modified.

“Patents” means and includes, in each case whether now existing or hereafter arising, all of the Borrower’s rights, title and interest in and to (a) any and all patents and patent applications, (b) any and all inventions and improvements described and claimed in such patents and patent applications, (c) reissues, divisions, continuations, renewals, extensions and continuations-in-part of any patents and patent applications, (d) income, royalties, damages, claims and payments now or hereafter due and/or payable under and with respect to any patents or patent applications, including, without limitation, damages and payments for past and future infringements, (e) rights to sue for past, present and future infringements of patents, and (f) all rights corresponding to any of the foregoing throughout the world.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Perfection Certificate” has the meaning described in Section 3.3 (Perfection Certificate).

“Permitted Distributions” means the collective reference to:

(a) on or after the Closing Date, an optional principal prepayment on the Subordinated Debt in an amount of $1,000,000, but such prepayment may only be made if at the time of such prepayment (i) there exists no Event of Default, (ii) after giving effect to the prepayment on a proforma basis and to the payment of the Borrower’s other indebtedness, liabilities and obligations then due in the ordinary course, the Borrower has Excess Availability of more than $1,000,000, and (iii) Parent immediately uses all of the proceeds of such prepayment to make an optional prepayment on the Subordinated Debt (Parent); and

(b) after the prepayment under clause (a) has been made and, in any event on or after April 30, 2005, an optional principal prepayment on the Subordinated Debt in an amount not to exceed $500,000 and an optional additional distribution to the Parent in an amount not to exceed $500,000, but such prepayment and such distribution may only be made if at the time thereof (i) there exists no Event of Default, (ii) after giving effect to the prepayment and distribution on a proforma basis and to the payment of the Borrower’s other indebtedness, liabilities and obligations then due in the ordinary course, the Borrower has Excess Availability of more than $1,500,000, and (iii) Parent immediately uses all of the proceeds of such prepayment and distribution to make an optional prepayment on the Subordinated Debt (Parent).

“Permitted Liens” means: (a) Liens for Taxes that are not delinquent or that the Agent has determined in the exercise of its sole and absolute discretion (i) are being diligently contested in good faith and by appropriate proceedings, and such contest operates to suspend collection of the contested Taxes and enforcement of a Lien, (ii) the Borrower has the financial ability to pay, with all penalties and interest, at all times without materially and adversely affecting the Borrower, and (iii) are not, and will not be with appropriate filing, the giving of notice and/or the passage of time, entitled to priority over any Lien of Agent and/or the Lenders; (b) deposits or pledges to secure obligations under workers’ compensation, social security or similar laws, or under unemployment insurance in the ordinary course of business; (c) Liens securing the Obligations; (d) judgment Liens to the extent the entry of such judgment does not constitute a Default or an Event of Default under the terms of this Agreement or result in the sale or levy of, or execution on, any of the Collateral; (e) purchase money security interests securing Indebtedness for Borrowed Money for the purchase of Equipment in arms-length, commercially reasonable transactions with Persons who are not Affiliates; provided, however, that (i) the indebtedness secured shall not exceed the unpaid purchase price of the Equipment acquired, plus reasonable finance charges and the reasonable costs of collection (including, without limitation, reasonable attorneys fees); (ii) each item of Equipment shall secure only its portion of the indebtedness described in item (i); and (iii) the amount of such indebtedness incurred shall not exceed $50,000 in the aggregate; and (f) such other Liens, if any, as are set forth on Schedule 4.1.22 (Perfection and Priority of Collateral) attached hereto and made a part hereof.

“Permitted Uses” means the payment of expenses incurred in the ordinary course of the Borrower’s business.

“Person” means and includes an individual, a corporation, a partnership, a joint venture, a limited liability company or partnership, a trust, an unincorporated association, a Governmental Authority, or any other organization or entity.

“Personal Guarantor” means Barry B. Goldstein and his heirs, personal representatives, successors and assigns.

“Personal Guaranty” means that certain limited guaranty of payment for the benefit of the Lenders ratably and the Agent dated the date hereof to the Agent from the Personal Guarantor, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Plan” means any pension plan that is covered by Title IV of ERISA and in respect of which the Borrower or a ERISA Affiliate is an “employer” as defined in Section 3 of ERISA.

“Post-Default Rate” means the Prime Rate in effect from time to time, plus three and one-half percent (3.5%) per annum.

“Premium Claim Notices” has the meaning set forth in Section 6.1.29 (Borrower’s Procedures).

“Premium Finance Agreement” shall mean any written agreement signed by an insured or prospective insured or, if permitted under applicable state law, signed by the agent or broker or another authorized person for such insured or such prospective insured by which the insured or prospective insured promises or agrees to pay to Borrower an amount advanced or to be advanced under the agreement by Borrower on behalf of the insured or prospective insured to an insurer, agent or broker in payment of premiums on insurance contracts and which contains an assignment of, or is otherwise secured by, the unearned premium or refund obtainable from the insurer, agent, broker or other parties upon cancellation of the insurance contract, and is otherwise substantially in the form attached hereto as EXHIBIT F, subject to required change under applicable Laws.

“Premium Finance Licenses” shall mean any and all franchises, licenses, rights, permits, authorizations, consents ordinances, registrations, certificates, agreements, or other rights filed (or entered into) with, or granted (or otherwise issued) by, the federal government or any state or local governmental authority (whether pursuant to any franchise, ordinance, license, other agreement, or otherwise), pursuant to which the Borrower has the right to engage in the business of providing personal automobile insurance premium finance services; including, without limitation, the Borrower’s existing licenses issued by the State of New York and State of New Jersey.

“Premium Related Liabilities” shall mean, at any time, the aggregate amount of the Borrower’s liabilities created pursuant to the financing of insurance premiums, excluding any indebtedness for credit extended to the Borrower relating to the financing of such insurance premiums, but including (a) amounts due to insurance carriers, insureds, agents and brokers (including an estimated amount with respect to outstanding checks payable to such Persons), (b) escrow accounts, and (c) book and other overdrafts.

“Prepayment” means a Revolving Loan Mandatory Prepayment or a Revolving Loan Optional Prepayment as the case may be, and “Prepayments” mean collectively all Revolving Loan Mandatory Prepayments and all Revolving Loan Optional Prepayments.

“Prime Rate” means the highest prime rate published in The Wall Street Journal in its table entitled “Money Rates” or such similar publication, quoting service, or commonly available source used by the Agent for determining prime rate of interest.

“Pro Rata Share” means with respect to all matters relating to any Lender, the percentage obtained by dividing (i) the Commitments of that Lender by (ii) the Aggregate Commitments of all Lenders.

“Receivables” means the collective reference to: (a) all of the Borrower’s present and future accounts, contract rights, receivables, promissory notes and other instruments, chattel paper, General Intangibles, and investment property; (b) all present and future tax refunds of the Borrower and all present and future rights of the Borrower to refunds or returns of prepaid expenses, including unearned insurance premiums; (c) all present and future cash of the Borrower; (d) all deposit accounts now or hereafter maintained or established by, for or on behalf of the Borrower with any bank or other institution, and all balances of funds now or hereafter on deposit in all such accounts, including, without limitation, all checking accounts, collection accounts, lockbox accounts, disbursement accounts, concentration accounts and all other deposit accounts of every kind and nature; (e) all present and future judgments, orders, awards and decrees in favor of the Borrower and causes of action in favor of the Borrower; (f) all present and future claims, rights of indemnification and other rights of the Borrower under or in connection with any contracts or agreements to which the Borrower is or becomes a party or third party beneficiary; (g) all rights and claims of the Borrower with respect to any deposits of money or other property made with any lessors of any property, insurers, bonding agents or any other persons; (h) all present and future rights and claims which the Borrower may now or hereafter have under any insurance policies, contracts or coverages now or hereafter in effect; (i) all rights which the Borrower may now or at any time hereafter have, by law or agreement, against any Account Debtor or other obligor of the Borrower, and all supporting obligations, rights, liens and security interests which the Borrower may now or at any time hereafter have, by law or agreement, against any property of any Account Debtor or other obligor of the Borrower; (j) all present and future customer lists of the Borrower; (k) all present and future contingent and non-contingent rights of the Borrower to the payment of money for any reason whatsoever, whether arising in contract, tort or otherwise whether or not such rights are otherwise included in this definition, (l) all books and records in whatever media (paper, electronic or otherwise) recorded or stored, with respect to any or all of the foregoing and all equipment and general intangibles necessary or beneficial to retain, access and/or process the information contained in those books and records, and (m) all present and future rights of the Borrower with respect to licenses patents copyrights franchises trade names and trademarks. “Receivable” means each of the Receivables. Without limitation of the foregoing it is specifically understood and agree that the Receivables shall include all right, title and interest of the Borrower in and to all Premium Finance Agreements whether now existing or hereafter arising and all amounts due or to become due thereunder.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder.

“Required Lenders” means at any time of determination one or more of the Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the Commitments.

“Reserve Percentage” means, at any time, the then current maximum rate for which reserves (including any basic, special, supplemental, marginal and emergency reserves) are required to be maintained by member banks of the Federal Reserve System under Regulation D of the Board of Governors of the Federal Reserve System against “Eurocurrency liabilities”, as that term is defined in Regulation D. Without limiting the effect of the foregoing, the Reserve Percentage shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined, or (ii) any category of extensions of credit or other assets which include LIBOR Loans. The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Reserves” means the collective reference to reserves, in amounts and with respect to such matters, as the Agent in its sole discretion shall deem necessary or appropriate to establish against the Borrowing Base, including, without limitation, reserves with respect to (i) sums that the Borrower is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any provision of this Agreement or any of the other Financing Documents, and (ii) amounts owing by the Borrower to any Person to the extent secured by a Lien on, or trust over, any of the Collateral, which Lien or trust as the Agent in its discretion deems likely to have a priority superior to Liens of the Agent and the Lenders (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in all or any part of the Collateral; it being understood and agreed that Reserves are established solely for the benefit of the Agent and the Lenders and no other Person, including, without limitation, the Borrower, shall have any rights or interests with respect to the establishment or failure to establish Reserves.

“Responsible Officer” means the chief executive officer of the Borrower or the president of the Borrower or as any Vice President of the Borrower.

“Responsible Officer - Parent” means the chief executive officer of the Parent or the president of the Parent or, with respect to financial matters, the chief financial officer of the Parent.

“Revolver Usage” means, as of any date of determination, the aggregate of the outstanding principal balance of the Revolving Loan (including, without limitation, Agent Advances and M&T Advances).

“Revolving Credit Commitment” means the agreement of a Lender relating to the making of Advances subject to and in accordance with the provisions of this Agreement; “Revolving Credit Commitments” means the collective reference to the Revolving Credit Commitment of each of the Lenders; and “Revolving Credit Optional Reduction” and “Revolving Credit Optional Reductions” have the meaning set forth in Section 2.1.8 (Optional Reduction of Revolving Credit Committed Amount).

“Revolving Credit Commitment Period” means the period of time from the Closing Date to the Business Day preceding the Revolving Credit Termination Date.

“Revolving Credit Committed Amount” means the amount of each Lender’s Revolving Credit Commitment, in each case as set forth beside such Lender’s name under the applicable heading on EXHIBIT A-2 to this Agreement or in the assignment pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 9.6 (Assignments by Lenders).

“Revolving Credit Expiration Date” means June 30, 2007.

“Revolving Credit Facility” means the facility established by the Lenders pursuant to Section 2.1 (Revolving Credit Facility).

“Revolving Credit Note” and “Revolving Credit Notes” have the meanings described in Section 2.1.6 (Revolving Credit Notes).

“Revolving Credit Optional Reduction” and “Revolving Credit Optional Reductions” have the meaning set forth in Section 2.1.8 (Optional Reduction of Revolving Credit Committed Amount).

“Revolving Credit Pro Rata Share” means the Pro Rata Share.

“Revolving Credit Termination Date” means the earlier of (a) the Revolving Credit Expiration Date, or (b) the date on which the Revolving Credit Commitments are terminated pursuant to Section 7.2 (Remedies) or otherwise.

“Revolving Credit Unused Line Fee” and “Revolving Credit Unused Line Fees” have the meanings described in Section 2.1.12 (Revolving Credit Unused Line Fee).

“Revolving Loan” has the meaning described in Section 2.1.1 (Revolving Credit Facility).

“Revolving Loan Account” has the meaning described in Section 2.1.11 (Revolving Loan Account).

“Revolving Loan Mandatory Prepayment” and “Revolving Loan Mandatory Prepayments” have the meanings described in Section 2.1.7 ((Mandatory Prepayments of Revolving Loan).

“Revolving Loan Optional Prepayment” and “Revolving Loan Optional Prepayments” have the meanings described in Section 2.1.8 (Optional Prepayment of Revolving Loan).

“Security Documents” means collectively any assignment, pledge agreement, security agreement, mortgage, deed of trust, deed to secure debt, financing statement and any similar instrument, document or agreement under or pursuant to which a Lien is now or hereafter granted to, or for the benefit of, the Agent and/or the Lenders on any real or personal property of any Person to secure all or any portion of the Obligations, all as the same may from time to time be amended, restated, supplemented or otherwise modified including, without limitation, this Agreement, the Personal Guaranty, the Wind Down Guaranty, the Corporate Guaranties, the Assignment of Life Insurance, the Servicing Agreement Assignment, the Stock Pledge Agreements, and the Guarantor Security Agreements.

“Servicer” means Input 1, LLC; and such additional or other servicer as Agent may approve in writing from time to time.

“Servicing Agreement” means that certain Full Service Data Processing and Consulting Agreement, dated July 7, 2003, between the Borrower and the Servicer, as the same may be as amended, restated, modified, substituted, extended, replaced and renewed from time to time, with the Agent’s prior written consent.

“Servicing Agreement Assignment” means that certain collateral assignment of the Servicing Agreement among the Agent, the Servicer and the Borrower, as amended, restated, modified, substituted, extended, replaced and renewed from time to time.

“Servicing Agreement Documents” means the collective reference to the Servicing Agreement, the Servicing Agreement Assignment, and any and all agreements and documents now or at any time evidencing, securing, guarantying or otherwise executed and delivered in connection with the Servicing Agreement, as the same may from time to time be as amended, restated, modified, substituted, extended and renewed from time to time.

“Settlement” has the meaning set forth in Section 2.6.1(a).

“Settlement Date” means each Business Day after the Closing Date selected by the Agent in its sole discretion subject to and in accordance with the provisions of Section 2.6 (Settlement Among Lenders) as of which a Settlement Report is delivered by the Agent and on which settlement is to be made among the Lenders in accordance with the provisions of Section 2.6.1 (Revolving Loan Settlement).

“Settlement Report” means each report prepared by the Agent and delivered to each Lender and setting forth, among other things, as of the Settlement Date indicated thereon and as of the immediately preceding Settlement Date, the aggregate outstanding principal balance of the Revolving Loan, each Lender’s Revolving Credit Pro Rata Share thereof, each Lender’s funded portion of the Advances (including, without limitation, Agent Advances and M&T Loans) made, and all payments of principal, interest, Fees and other amounts received by the Agent from the Borrower during the period beginning on such immediately preceding Settlement Date and ending on such Settlement Date.

“Solvent” means when used with respect to any Person that at the time of determination:

(a) the assets of such Person, at a fair valuation, are in excess of the total amount of its debts (including, without limitation, contingent liabilities); and

(b) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

(c) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and

(d) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

For purposes of determining whether a Person is Solvent, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“State” means the State of Maryland.

“Stock Pledge Agreements” means the collective reference to those certain pledge, assignment and security agreements dated the date hereof from Parent and the other pledgors identified below to the Agent for the benefit of the Lenders, as the same may from time to time be amended, restated, supplemented or otherwise modified:

Pledgor	Stock covered
Parent

Blast Acquisition Corp., Intandem Corp., DCAP Management Corp., Dealers Choice Automotive Planning, Inc., the Borrower, AADCAP Greenbrook, Inc., and IAH, Inc. (formerly known as International Airport Hotel, Inc.)

Barry Scott Acquisition Corp.	AARD-VARK Agency, Ltd.
Barry Scott Companies	Barry Scott Acquisition Corp., Barry Scott Agency, Inc., Baron Cycle, Inc.
Blast Acquisition Corp.	AIA DCAP Corp and Barry Scott Companies, Inc.

“Subordinated Debt” means that certain Indebtedness for Borrowed Money of the Borrower in favor of Parent in a face principal amount of One Million Five Hundred Thousand Dollars ($1,500,000).

“Subordinated Debt Documents” means any and all promissory notes, agreements, documents or instruments now or at any time evidencing, securing, guarantying or otherwise executed and delivered in connection with the Subordinated Debt, as the same may from time to time be amended, restated, supplemented or modified.

“Subordinated Debt (Parent)” means that certain Indebtedness for Borrowed Money of the Borrower owed by Parent to Parent Subordinated Note Purchasers in a face principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000).

“Subordinated Debt Documents” means any and all promissory notes, agreements, documents or instruments now or at any time evidencing, securing, guarantying or otherwise executed and delivered in connection with the Subordinated Debt, as the same may from time to time be amended, restated, supplemented or modified.

“Subordinated Indebtedness” means all indebtedness, including, without limitation, the Subordinated Debt, incurred at any time by the Borrower, that is in amounts, subject to repayment terms, and subordinated to the Obligations, as set forth in one or more written agreements, all in form and substance satisfactory to the Agent in its sole and absolute discretion.

“Subordination Agreement” means that certain subordination agreement by the Parent and the Borrower in favor of the Agent and the Lenders, as the same may be from time to time amended, restated, supplemented or modified.

“Subsidiary” means of a Person means any corporation, association, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Borrower and to any Subsidiary of any such Subsidiary.

“Supporting Obligation” means a letter-of-credit right, secondary obligation, or obligation of a secondary obligor, or secondary obligation that supports the payment or performance of an account, chattel paper, a document, a general intangible, an instrument, or investment property.

“Tangible Net Worth” has the meaning set forth in Section 6.1.15(a).

“Taxes” means all taxes and assessments whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character (including all penalties or interest thereon), that at any time may be assessed, levied, confirmed or imposed by any Governmental Authority on the Borrower or any of its properties or assets or any part thereof or in respect of any of its franchises, businesses, income or profits.

“Total Revolving Credit Committed Amount” means the lesser of $35,000,000 or the Aggregate Commitments set forth on EXHIBIT A-3, as amended from time to time.

“Trademarks” means and includes in each case whether now existing or hereafter arising, all of the Borrower’s rights, title and interest in and to (a) any and all trademarks (including service marks), trade names and trade styles, and applications for registration thereof and the goodwill of the business symbolized by any of the foregoing, (b) any and all licenses of trademarks, service marks, trade names and/or trade styles, whether as licensor or licensee, (c) any renewals of any and all trademarks, service marks, trade names, trade styles and/or licenses of any of the foregoing, (d) income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, including, without limitation, damages, claims, and payments for past, present and future infringements thereof, (e) rights to sue for past, present and future infringements of any of the foregoing, including the right to settle suits involving claims and demands for royalties owing, and (f) all rights corresponding to any of the foregoing throughout the world.

“Uniform Commercial Code” means, unless otherwise provided in this Agreement, the Uniform Commercial Code as adopted by and in effect from time to time in the State or in any other jurisdiction, as applicable.

“Wholly Owned Subsidiary” means any domestic United States corporation all the shares of stock of all classes of which (other than directors’ qualifying shares) at the time are owned directly or indirectly by the Borrower and/or by one or more Wholly Owned Subsidiaries of the Borrower.

“Wind Down Guaranty” means that certain conditional guaranty of payment for the benefit of the Lenders ratably and the Agent dated the date hereof to the Agent from the Personal Guarantor, as the same may from time to time be amended, restated, supplemented or otherwise modified.

Section 1.2  Accounting Terms and Other Definitional Provisions.

Unless otherwise defined herein, as used in this Agreement and in any certificate, report or other document made or delivered pursuant hereto, accounting terms not otherwise defined herein, and accounting terms only partly defined herein, to the extent not defined, shall have the respective meanings given to them under GAAP, as consistently applied to the applicable Person. All terms used herein which are defined by the Uniform Commercial Code shall have the same meanings as assigned to them by the Uniform Commercial Code unless and to the extent varied by this Agreement. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references are references to articles, sections or subsections of, or schedules or exhibits to, as the case may be, this Agreement unless otherwise specified. As used herein, the singular number shall include the plural, the plural the singular and the use of the masculine, feminine or neuter gender shall include all genders, as the context may require. Reference to any one or more of the Financing Documents shall mean the same as the foregoing may from time to time be amended, restated, substituted, extended, renewed, supplemented or otherwise modified.

Section 1.3  Interpretive Provisions.

(a) The term “writing” shall have its ordinary meaning except that, to limited extent the Agent in an authenticated record expressly so agrees from time to time in the exercise of its sole and absolute discretion, the term may also include a record in a form other than a writing. The terms “sign,” “signed” and signatures” shall have their ordinary meanings except that, to limited extent the Agent in an authenticated record expressly agrees otherwise from time to time in the exercise of its sole and absolute discretion, the terms may also include other methods used to authenticate.

(b) The headings in this Agreement are included herein for convenience only, shall not constitute a part of this Agreement for any other purpose, and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

(c) This Agreement and the other Financing Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Lenders, the Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Agent because of the involvement of the Agent, the Lenders and their counsel in their preparation.

ARTICLE II
THE CREDIT FACILITIES

Section 2.1  The Revolving Credit Facility.

2.1.1  The Revolving Loan.

(a)  Subject to and upon the provisions of this Agreement, the Lenders collectively, but severally, establish during the Revolving Credit Period a revolving credit facility (sometimes referred to in this Agreement as the “Revolving Loan”) in favor of the Borrower in an amount at any one time outstanding not to exceed such Lender’s Revolving Credit Pro Rata Share of an amount equal to the lesser of (i) the Total Revolving Credit Committed Amount or (ii) the Borrowing Base. Neither the Agent nor any of the Lenders shall be responsible for the Revolving Credit Commitment of any other Lender, nor will the failure of any Lender to perform its obligations under its Revolving Credit Commitment in any way relieve any other Lender from performing its obligations under its Revolving Credit Commitment.

(b)  Subject to and upon the provisions of this Agreement, the Borrower may request Advances during the Revolving Credit Commitment Period in accordance with the provisions of this Agreement; provided that after giving effect to the Borrower’s request, the aggregate Revolver Usage would not exceed the lesser of (i) the Total Revolving Credit Committed Amount or (ii) the Borrowing Base.

(c)  Unless sooner paid, the unpaid Revolving Loan, together with interest accrued and unpaid thereon, and all other Obligations shall be due and payable in full on the Revolving Credit Expiration Date.

(d)  If at any time the Revolver Usage exceeds the Total Revolving Credit Committed Amount in effect from time to time, the Borrower shall pay such excess to the Agent for the benefit of the Lender ON DEMAND.

2.1.2  Requests for Advances.

(a)  The Borrower may borrow under the Revolving Credit Facility on any Business Day Revolving Credit Commitment Period. Not later than 10:00 a.m. (Baltimore City Time) on the date of the requested borrowing, the Borrower shall give the Agent written notice (a “Loan Notice”) which may be by fax of the amount and (if requested by the Agent) the purpose of the requested borrowing. Any oral Loan Notice shall be confirmed in writing by the Borrower within three (3) Business Days after the making of the requested Advance. Each Loan Notice shall be irrevocable. Advances under the Revolving Loan shall be deposited to a demand deposit account of the Borrower with the Lender or shall be otherwise applied as directed by the Borrower, which direction the Lender may require to be in writing, except that controlled disbursement Advances shall be deposited to a demand deposit account of the Borrower with the Agent or shall be otherwise applied as directed by the Borrower, which direction the Agent may require to be in writing.

(b)  In addition, the Borrower hereby irrevocably authorizes the Lenders at any time and from time to time, without further request from or notice to the Borrower, to make Advances, and irrevocably authorizes the Agent to establish, without duplication, Reserves against the Borrowing Base, that the Agent, in its sole and absolute discretion, deems necessary or appropriate to protect the interests of the Agent and/or any or all of the Lenders under this Agreement, including, without limitation, Advances and Reserves to cover debit balances in the Revolving Loan Account, principal of and interest on any Loan, Bank Products, Revolver Usage, Enforcement Costs and the other Obligations, all of the foregoing whether prior to, on, or after the termination of other advances under this Agreement, and regardless of whether the outstanding principal amount of the Revolving Loan that the Lenders may advance or the Agent may reserve hereunder exceeds the Total Revolving Credit Committed Amount or the Borrowing Base; provided, however, with respect to Bank Products consisting of credit cards, credit card processing services, debit cards, or purchase cards, no such Advances and Reserves shall be made or imposed unless (i) the Borrower so agrees, (ii) the Agent has given the Borrower no less than ten (10) days’ prior notice of the Agent’s intent to do so, or (iii) an Event of Default has occurred.

(c)  The Agent may elect to process the Advances under the Agent’s First Investment Loan Manager program, or other automated sweep program in effect at the Agent from time to time, to facilitate automatic the Advances to cover items drawn under a designated demand deposit account of the Borrower with the Agent. The Borrower shall enter into the Agent’s standard agreements and instruments (which may include promissory notes) in connection such program promptly upon the Agent’s request from time to time. The Agent may cease funding under and use of that program at any time upon notice to the Borrower.

2.1.3  Computation of Borrowing Base.

(a)  As used in this Agreement, the term “Borrowing Base” means at any time, an amount equal to the aggregate of eighty-five percent (85%) of the amount of Eligible Receivables (subject to the adjustments provided in Section 2.1.3(b) less Premium Related Liabilities).

(b)  The Borrowing Base shall be computed based on the Borrowing Base Report required by Section 2.1.5 (Borrowing Base Report) most recently delivered to and accepted by the Agent in its sole and absolute discretion. In the event the Borrower fails to furnish a Borrowing Base Report, or in the event the Agent believes that a Borrowing Base Report is no longer accurate, the Agent may, in its sole and absolute discretion exercised from time to time and without limiting other rights and remedies under this Agreement, direct the Lenders to suspend the making of or limit Advances. The Borrowing Base shall be subject to reduction by the amount of Reserves applicable from time to time, by amounts credited to the Collateral Account since the date of the most recent Borrowing Base Report and by the amount of any Receivable or that was included in the Borrowing Base but that the Agent determines fails to meet the respective criteria applicable from time to time for Eligible Receivables.

(c)  Without implying any limitation on the Agent’s discretion with respect to the Borrowing Base, the criteria for Eligible Receivables contained in the respective definitions of Eligible Receivables are in part based upon the business operations of the Borrower existing on or about the Closing Date and upon information and records furnished to the Agent by the Borrower. If at any time or from time to time hereafter, the business operations of the Borrower change or such information and records furnished to the Agent is incorrect or misleading, the Agent in its discretion, may at any time and from time to time during the duration of this Agreement change such criteria or add new criteria. The Agent may communicate such changed or additional criteria to the Borrower from time to time either orally or in writing.

(d)  If at any time the Revolver Usage exceeds the Borrowing Base, a borrowing base deficiency (“Borrowing Base Deficiency”) shall exist. Each time a Borrowing Base Deficiency exists, the Borrower at the sole and absolute discretion of the Agent exercised from time to time shall pay the Borrowing Base Deficiency ON DEMAND to the Agent for the benefit of the Lenders.

2.1.4  Agent’s Election.

Promptly after receipt of a request or authorization for an Advance pursuant to Section 2.1.2 (Requests For Advances), Agent shall elect, in its discretion, the one of the alternatives for funding set forth in Section 2.5 (Funding of Advances).

2.1.5  Borrowing Base Report.

The Borrower will furnish to the Agent no less frequently than weekly and at such other times as may be requested by the Agent or any of the Lenders a report of the Borrowing Base (each a “Borrowing Base Report”; collectively, the “Borrowing Base Reports”) in the form required from time to time by the Agent, appropriately completed and duly signed. The Borrowing Base Report shall contain the amount and payments on the Receivables and the calculations of the Borrowing Base, all in such detail, and accompanied by such supporting and other information, as the Agent may from time to time request. Upon the Agent’s request and upon the creation of any Receivables, or at such intervals as the Agent may require, the Borrower will provide the Agent with statements and such further schedules, documents and/or information regarding the Receivables as the Agent may reasonably require. The items to be provided under this subsection shall be in form satisfactory to the Agent, and certified as true and correct by a Responsible Officer (or by any other officers or employees of the Borrower whom a Responsible Officer from time to time authorizes in writing to do so), and delivered to the Agent from time to time solely for the Agent’s convenience in maintaining records of the Collateral. The Borrower’s failure to deliver any of such items to the Agent shall not affect, terminate, modify, or otherwise limit the Liens of the Agent and the Lenders in the Collateral.

2.1.6  Revolving Credit Notes.

The obligation of the Borrower to pay each Lender’s Pro Rata Share of the Revolving Loan, with interest, shall be evidenced by a series of promissory notes (as from time to time extended, amended, restated, supplemented or otherwise modified, collectively the “Revolving Credit Notes”; and individually a “Revolving Credit Note”) substantially in the form of EXHIBIT A-1 attached hereto and made a part hereof, with appropriate insertions. Each Lender’s Revolving Credit Note shall be dated as of the Closing Date, shall be payable to the order of such Lender at the times provided in the Revolving Credit Notes, and shall be in the principal amount of such Lender’s Revolving Credit Committed Amount. The Borrower acknowledges and agrees that, if the outstanding principal balance of the Revolving Loan outstanding from time to time exceeds the aggregate face amount of the Revolving Credit Notes, the excess shall bear interest at the rate or rates provided from time to time for Advances evidenced by the Revolving Credit Notes and shall be payable, with accrued interest, ON DEMAND. The Revolving Credit Notes shall not operate as a novation of any of the Obligations or nullify, discharge, or release any such Obligations or the continuing contractual relationship of the parties hereto in accordance with the provisions of this Agreement.

2.1.7  Mandatory Prepayments of Revolving Loan.

The Borrower shall make the mandatory prepayments (each a “Revolving Loan Mandatory Prepayment” and collectively, the “Revolving Loan Mandatory Prepayments”) of the Revolving Loan at any time and from time to time in such amounts requested by the Agent pursuant to Section 2.1.3 (Borrowing Base) in order to cover any Borrowing Base Deficiency, provided, under the circumstances set forth in Section 2.1.13 (Early Termination Fee), the Early Termination Fee may be due and payable.

2.1.8  Optional Prepayments of Revolving Loan.

The Borrower shall have the option at any time and from time to time to prepay (each a “Revolving Loan Optional Prepayment” and collectively the “Revolving Loan Optional Prepayments”) the Revolving Loan, in whole or in part without premium or penalty; provided, under the circumstances set forth in Section 2.1.13 (Early Termination Fee), the Early Termination Fee may be due and payable.

2.1.9  Optional Reduction of Revolving Credit Committed Amount.

The Borrower shall have the right to reduce permanently (each a “Revolving Credit Optional Reduction” and collectively the “Revolving Credit Optional Reductions”) the Revolving Credit Committed Amount in effect from time to time in the amount of any integral multiple of One Million Dollars ($1,000,000), upon at least ten (10) Business Days prior written notice to the Lender specifying the date and amount of such Revolving Credit Optional Reduction; provided, that no Revolving Credit Optional Reduction shall be permitted if, after giving effect thereto and to any Revolving Loan Optional Prepayment made on the effective date thereof, either (a) the then Revolver Usage exceeds the Revolving Credit Committed Amount as so reduced or (b) the Revolving Credit Committed Amount after such reduction would be less than Twenty-five Million Dollars ($25,000,000). Such notice shall be irrevocable as to the amount and date of such Revolving Credit Optional Reduction. After each such Revolving Credit Optional Reduction, the Revolving Credit Unused Line Fee provided for in Section 2.1.12 (Revolving Credit Unused Line Fee) and the Early Termination Fee provided for in Section 2.1.13 (Early Termination Fee) shall be calculated with respect to the Revolving Credit Committed Amount as so reduced.

2.1.10  Collateral Account.

The Borrower will deposit, or cause to be deposited, all Items of Payment to a bank account designated by the Agent and from which the Agent alone has power of access and withdrawal (the “Collateral Account”) styled “Manufacturers and Traders Trust Company, assignee of Payments Inc.” or other styling acceptable to the Agent. Each deposit shall be made not later than the next Business Day after the date of receipt of the Items of Payment. The Items of Payment shall be deposited in precisely the form received, except for the endorsements of the Borrower where necessary to permit the collection of any such Items of Payment, which endorsement the Borrower hereby agrees to make. In the event the Borrower fails to do so, the Borrower hereby authorizes the Agent to make the endorsement in the name of the Borrower. Prior to such a deposit, the Borrower will not commingle any Items of Payment with any of the Borrower’s other funds or property, but will hold them separate and apart in trust and for the account of the Agent for the benefit of the Lenders ratably and the Agent.

In addition, if so directed by the Agent, the Borrower shall direct the mailing of all Items of Payment from its Account Debtors to one or more post-office boxes designated by the Agent (or, with the Agent’s consent, designated by the Servicer), or to such other additional or replacement post-office boxes pursuant to the request of the Agent from time to time (collectively, the “Lockbox”). The Agent shall have unrestricted and exclusive access to the Lockbox.

The Borrower hereby authorizes the Agent to inspect all Items of Payment, endorse all Items of Payment in the name of the Borrower, and deposit such Items of Payment in the Collateral Account. The Agent reserves the right, exercised in its sole and absolute discretion from time to time, to provide to the Collateral Account credit prior to final collection of an Item of Payment and to disallow credit for any Item of Payment that is unsatisfactory to the Agent. In the event Items of Payment are returned to the Agent for any reason whatsoever, the Agent may, in the exercise of its discretion from time to time, forward such Items of Payment a second time. Any returned Items of Payment shall be charged back to the Collateral Account, the Revolving Loan Account, or other account, as appropriate.

Upon the Agent’s receipt of collected funds from the Collateral Account in Baltimore, Maryland, the Agent will credit the collected funds to the Obligations arising under this Agreement or under the Note (or following an Event of Default, any of the Obligations), the order and method of such application to be in the sole discretion of the Agent.

2.1.11  Revolving Loan Account.

The Agent will establish and maintain a loan account on its books (the “Revolving Loan Account”) to which the Agent will (a) debit (i) the principal amount of each Advance made by the Lenders hereunder as of the date made, (ii) the amount of any interest accrued on the Revolving Loan as and when due, and (iii) any other amounts due and payable by the Borrower to the Agent and/or the Lenders from time to time under the provisions of this Agreement in connection with the Revolving Loan, including, without limitation, Enforcement Costs, Fees, late charges, and service, collection and audit fees, as and when due and payable, and (b) credit all payments made by the Borrower to the Agent on account of the Revolving Loan as of the date made including, without limitation, funds credited to the Revolving Loan Account from the Collateral Account. The Agent may debit the Revolving Loan Account for the amount of any Item of Payment that is returned to the Agent unpaid. All credit entries to the Revolving Loan Account are conditional and shall be readjusted as of the date made if final and indefeasible payment is not received by the Agent in cash or solvent credits. Any and all periodic or other statements or reconciliations, and the information contained in those statements or reconciliations, of the Revolving Loan Account shall be final, binding and conclusive upon the Borrower in all respects, absent manifest error, unless the Agent receives specific written objection thereto from the Borrower within thirty (30) Business Days after such statement or reconciliation shall have been sent by the Agent.

2.1.12  Revolving Credit Unused Line Fee.

The Borrower shall pay to the Agent for the ratable benefit of the Lenders a monthly revolving credit facility fee (collectively, the “Revolving Credit Unused Line Fees” and individually, a “Revolving Credit Unused Line Fee”) in an amount equal to one-quarter of one percent (0.25%) per annum of the average daily unused and undisbursed portion of the Total Revolving Credit Committed Amount in effect from time to time accruing during each month. The accrued and unpaid portion of the Revolving Credit Unused Line Fee shall be paid by the Borrower to the Agent on the first day of each month, commencing on the first such date following the date hereof, and on the Revolving Credit Termination Date.

2.1.13  Early Termination Fee.

In the event of the termination of the Revolving Credit Commitment by, or on behalf of, the Borrower, the Borrower shall pay a fee (the “Early Termination Fee”) equal to following amount at the following times:

Period	Early Termination Fee
Closing Date through and including the first anniversary of the Closing Date	2.0% of the Revolving Credit Committed Amount
Commencing after the first anniversary of the Closing Date up to and including the second anniversary of the Closing Date	1.0% of the Revolving Credit Committed Amount
Thereafter	0.0%

Termination of the Revolving Credit Commitment in whole or in part following and as a result of the institution of any bankruptcy proceeding by or against the Borrower, shall be deemed to be a termination of the Revolving Credit Commitment subject to the Early Termination Fee provided in this subsection. The Early Termination Fee shall be paid to the Agent for the ratable benefit of the Lenders.

Section 2.2  Certain Interest and Fee Provisions.

2.2.1  Payment of Interest.

Unpaid and accrued interest on the Loans shall be paid monthly, in arrears, on the first day of each calendar month, commencing on the first such date after the date of this Agreement, and on the first day of each calendar month thereafter, and at maturity (whether by acceleration, declaration, extension or otherwise).

2.2.2  Arrangement Fee.

The Borrowers shall pay the Arrangement Fee to the Agent for the sole and exclusive benefit of the Agent on or before the Closing Date, which Arrangement Fee shall be fully earned and nonrefundable upon payment and shall be a part of the Agent’s Obligations.

2.2.3  Monitoring Fees.

The Borrower shall pay to the Agent for the sole and exclusive benefit of the Agent on the Closing Date and on the first day of each month thereafter until the Obligations have been paid in full and the Revolving Credit Commitment has been terminated, a loan administration fee (collectively, the “Monitoring Fees”) in the amount of Two Thousand Five Hundred Dollars ($2,500), which shall be fully earned when due and non-refundable.

2.2.4  Computation of Interest and Fees.

All applicable Fees and interest shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Any change in the interest rate on any of the Obligations resulting from a change in the Prime Rate shall become effective as of the opening of business on the day on which such change in the Prime Rate is announced.

2.2.5  Maximum Interest Rate.

In no event shall any interest rate provided for hereunder exceed the maximum rate permissible for corporate borrowers under applicable law for loans of the type provided for hereunder (the “Maximum Rate”). If, in any month, any interest rate, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for that month shall be the Maximum Rate, and, if in future months, that interest rate would otherwise be less than the Maximum Rate, then that interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest that would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest that would, but for this Section, have been paid or accrued if the interest rates otherwise set forth in this Agreement had at all times been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Agent for the ratable benefit of the Lenders, an amount equal to the excess of (a) the lesser of (i) the amount of interest that would have been charged if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest that would have accrued had the interest rates otherwise set forth in this Agreement, at all times, been in effect over (b) the amount of interest actually paid or accrued under this Agreement. In the event that a court determines that the Lenders have received interest and other charges hereunder in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations other than interest, in the inverse order of maturity, and if there are no Obligations outstanding, the Lenders shall refund to the Borrower such excess.

2.2.6  Liens; Setoff

The Borrower hereby grants to the Agent and to the Lenders a continuing Lien for all of the Obligations (including, without limitation, the Agent’s Obligations) upon any and all monies, securities, and other property of the Borrower and the proceeds thereof, now or hereafter held or received by or in transit to, the Agent, any of the Lenders, and/or any Affiliate of the Agent and/or any of the Lenders, from or for the Borrower, and also upon any and all deposit accounts (general or special) and credits of the Borrower, if any, with the Agent, any of the Lenders or any Affiliate of the Agent or any of the Lenders, at any time existing, excluding any deposit accounts held by the Borrower in its capacity as trustee for Persons who are not the Borrower or Affiliates of the Borrower. Without implying any limitation on any other rights the Agent and/or the Lenders may have under the Financing Documents or applicable Laws, during the continuance of an Event of Default, the Agent and the each of the Lenders, respectively, are hereby authorized by the Borrower at any time and from time to time, without notice to the Borrower, to set off, appropriate and apply any or all items hereinabove referred to against all Obligations (including, without limitation, the Agent’s Obligations) then outstanding (whether or not then due), all in such order and manner as shall be determined by the Agent in its sole and absolute discretion; except that no Lender shall exercise any such right without the prior written consent of the Agent. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Shares. The Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and upon doing so shall deliver such amount so set off to the Agent for the benefit of all Lenders in accordance with their Pro Rata Shares.

2.2.7  Requirements of Law.

In the event that any Lender shall have determined in good faith that (a) the adoption of any Capital Adequacy Regulation, or (b) any change in any Capital Adequacy Regulation or in the interpretation or application thereof or (c) compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority, does or shall have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender, as a consequence of the obligations of such Lender hereunder to a level below that which such Lender or any corporation controlling such Lender would have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender and the corporation controlling such Lender, with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower of a written request therefor and a statement of the basis for such determination, the Borrower shall pay to such Lender such additional amount or amounts in order to compensate for such reduction.

Section 2.3  Interest.

2.3.1  Applicable Interest Rate.

(a)  Each Loan shall bear interest until paid at either the Base Rate or the LIBOR Rate, as selected and specified by the Borrower in an Interest Rate Election Notice furnished to the Lender in accordance with the provisions of Section 2.3.2(e), or as otherwise determined in accordance with the provisions of this ARTICLE I, and as may be adjusted from time to time in accordance with the provisions of Section 2.3.3 (Inability to Determine LIBOR Base Rate).

(b)  Notwithstanding the foregoing, following the occurrence and during the continuance of an Event of Default, at the option of the Agent, all Loans and all other Obligations until paid shall bear interest at the Post-Default Rate.

(c)  The Applicable Margin for (i) LIBOR Loans shall be two hundred fifty (250) basis points per annum, and (ii) Base Rate Loans shall be zero (0) basis points per annum unless and until a change is required by the operation of Section 2.3.1(d).

(d)  Changes in the Applicable Margin for LIBOR Loans only shall be made not more frequently than quarterly based on the average Excess Availability for the preceding fiscal quarter, determined by the Agent in the exercise of its sole and absolute discretion, except that the first such determination shall be made based on the Borrower’s fiscal quarter ending September 30, 2005 and shall be effective as of the first day of the first month after the quarter of determination. The Applicable Margin (expressed as basis points) shall vary depending upon the Borrower’s Excess Availability, as follows:

Excess Availability	Applicable Margin for LIBOR Loans (expressed as basis points)
Less than $3,500,000	250
Greater than or equal to $3,500,000 but less than $4,500,000	225
Greater than or equal to $4,500,000	200

2.3.2  Selection of Interest Rates.

(a)  The Borrower may select the initial Applicable Interest Rate or Applicable Interest Rates to be charged on the Loans.

(b)  From time to time after the date of this Agreement as provided in this Section, by a proper and timely Interest Rate Election Notice furnished to the Agent in accordance with the provisions of Section 2.3.2(e), the Borrower may select an initial Applicable Interest Rate or Applicable Interest Rates for any Loans or may convert the Applicable Interest Rate and, when applicable, the Interest Period, for any existing Loan to any other Applicable Interest Rate or, when applicable, any other Interest Period.

(c)  The Borrower’s selection of an Applicable Interest Rate and/or an Interest Period, the Borrower’s election to convert an Applicable Interest Rate and/or an Interest Period to another Applicable Interest Rate or Interest Period, and any other adjustments in an interest rate are subject to the following limitations:

(i)  the Borrower shall not at any time select or change to an Interest Period that extends beyond the Revolving Credit Expiration Date;

(ii)  except as otherwise provided in Section 2.3.4 (Indemnity), no change from the LIBOR Rate to the Base Rate shall become effective on a day other than a Business Day and on a day which is the last day of the then current Interest Period, no change of an Interest Period shall become effective on a day other than the last day of the then current Interest Period, and no change from the Base Rate to the LIBOR Rate shall become effective on a day other than a day which is a LIBOR Business Day;

(iii)  any Applicable Interest Rate change for any Loan to be effective on a date on which any principal payment on account of such Loan is scheduled to be paid shall be made only after such payment shall have been made;

(iv)  no more than three (3) different LIBOR Rates may be outstanding at any time and from time to time with respect to the Revolving Loan;

(v)  the first day of each Interest Period shall be a LIBOR Business Day;

(vi)  as of the effective date of a selection, there shall not exist an Event of Default; and

(vii)  the minimum principal amount of a LIBOR Loan shall be Two Million Dollars ($2,000,000), plus integral increments of One Hundred Thousand Dollars ($100,000).

(d)  If a request for an advance under the Loans is not accompanied by an Interest Rate Election Notice or does not otherwise include a selection of an Applicable Interest Rate and, if applicable, an Interest Period, or if, after having made a selection of an Applicable Interest Rate and, if applicable, an Interest Period, the Borrower fails or is not otherwise entitled under the provisions of this Agreement to continue such Applicable Interest Rate or Interest Period, the Borrower shall be deemed to have selected the Base Rate as the Applicable Interest Rate until such time as the Borrower has selected a different Applicable Interest Rate and specified an Interest Period in accordance with, and subject to, the provisions of this Section.

(e)  The Lenders will not be obligated to make Loans, to convert the Applicable Interest Rate on Loans to another Applicable Interest Rate, or to change Interest Periods, unless the Agent shall have received an irrevocable written or telephonic notice (an “Interest Rate Election Notice”) from the Borrower specifying the following information:

(i)  the amount to be borrowed or converted;

(ii)  a selection of the Base Rate or the LIBOR Rate;

(iii)  the length of the Interest Period if the Applicable Interest Rate selected is the LIBOR Rate; and

(iv)  the requested date on which such election is to be effective.

Any telephonic notice must be confirmed in writing within three (3) Business Days. Each Interest Rate Election Notice must be received by the Agent not later than 10:00 a.m. (Baltimore City time) on the Business Day of any requested borrowing or conversion in the case of a selection of the Base Rate and not later than 10:00 a.m. (Baltimore City time) on the third Business Day before the effective date of any requested borrowing or conversion in the case of a selection of the LIBOR Rate.

2.3.3  Inability to Determine LIBOR Base Rate.

In the event that (a) the Agent shall have determined that, by reason of circumstances affecting the London interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the LIBOR Base Rate for any requested Interest Period with respect to a Loan the Borrower have requested to be made as or to be converted to a LIBOR Loan or (b) the Agent shall determine that the LIBOR Base Rate for any requested Interest Period with respect to a Loan the Borrower have requested to be made as or to be converted to a LIBOR Loan does not adequately and fairly reflect the cost to the Lenders of funding or converting such Loan, the Agent shall give telephonic or written notice of such determination to the Borrower at least one (1) day prior to the proposed date for funding or converting such Loan. If such notice is given, any request for a LIBOR Loan shall be made as or converted to a Base Rate Loan. Until such notice has been withdrawn by the Agent the Borrower will not request that any Loan be made as or converted to a LIBOR Loan.

2.3.4  Indemnity.

The Borrower agree to indemnify and reimburse the Agent and the Lenders and to hold the Agent and the Lenders harmless from any loss, cost (including administrative costs) or expense which any one or more of the Agent or the Lenders may sustain or incur as a consequence of (a) a default by the Borrower in payment when due of the principal amount of or interest on any LIBOR Loan, (b) the failure of the Borrower to make, or convert the Applicable Interest Rate of, a Loan after the Borrower has given a Loan Notice or an Interest Rate Election Notice, (c) the failure of the Borrower to make any prepayment of a LIBOR Loan after the Borrower have given notice of such intention to make such a prepayment, and/or (d) the making by the Borrower of a prepayment of a LIBOR Loan on a day which is not the last day of the Interest Period for such LIBOR Loan, calculated as provided in the following paragraph including, without limitation, any such loss or expense arising from the reemployment of funds obtained by the Lenders to maintain any LIBOR Loan or from fees payable to terminate the deposits from which such funds were obtained. This agreement and covenant of the Borrower shall survive termination or expiration of this Agreement and payment of the other Obligations.

2.3.5  Payment of Interest.

(a)  Unpaid and accrued interest on any portion of the Loans which consists of a Base Rate Loan shall be paid monthly, in arrears, on the first day of each calendar month, commencing on the first such date after the date of this Agreement, and on the first day of each calendar month thereafter, and at maturity (whether by acceleration, declaration, extension or otherwise).

(b)  Notwithstanding the foregoing, any and all unpaid and accrued interest on any Base Rate Loan converted to a LIBOR Loan or prepaid shall be paid immediately upon such conversion and/or prepayment, as appropriate.

(c)  Unpaid and accrued interest on any LIBOR Loan shall be paid on the last Business Day of each Interest Period for such LIBOR Loan, at maturity (whether by acceleration, declaration, extension or otherwise), and, in the case of an Interest Period of six (6) months, every three (3) months; provided, however that any and all unpaid and accrued interest on any LIBOR Loan prepaid prior to expiration of the then current Interest Period for such LIBOR Loan shall be paid immediately upon prepayment.

Section 2.4  General Financing Provisions.

2.4.1  Borrower’s Representatives.

The Borrower hereby irrevocably authorizes each of the Lenders to make Loans pursuant to the provisions of this Agreement upon the written, oral or telephone request of any one or more of the Persons who is from time to time a Responsible Officer of the Borrower under the provisions of the most recent certificate of corporate resolutions and/or incumbency of the Borrower on file with the Agent. Neither the Agent nor any of the Lenders assumes any responsibility or liability for any errors, mistakes, and/or discrepancies in the oral, telephonic, written or other transmissions of any instructions, orders, requests and confirmations between the Agent and the Borrower or the Agent and any of the Lenders in connection with the Credit Facilities, any Loan, any other Revolver Usage or any other transaction in connection with the provisions of this Agreement.

2.4.2  Use of Proceeds of the Loans.

The proceeds of each advance under the Loans shall be used by the Borrower for Permitted Uses, and for no other purposes except as may otherwise be agreed by the Lenders in writing. The Borrower shall use the proceeds of the Loans promptly.

2.4.3  Payments by Borrower.

(a)  All payments of the Obligations, including, without limitation, principal, interest, Prepayments, and Fees, shall be paid by the Borrower without setoff or counterclaim to the Agent (except as otherwise provided herein) at the Agent’s office specified in Section 9.1 (Notices) in immediately available funds not later than 12 p.m. noon (Baltimore City Time) on the due date of such payment. All payments received by the Agent after such time shall be deemed to have been received by the Agent for purposes of computing interest and Fees and otherwise as of the next Business Day. Payments shall not be considered received by the Agent until such payments are paid to the Agent in immediately available funds.

(b)  Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent in its sole discretion may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent and the Agent shall have distributed to any Lender all or any portion of such amount, such Lender shall repay to the Agent on demand the amount so distributed to such Lender, together with interest thereon at the Federal Funds Rate for the first three (3) days from and after the date such amount is distributed to such Lender and thereafter at the Base Rate applicable to the Revolving Loans, until the date such Lender repays such amount to the Agent.

2.4.4  Bank Products.

The Borrower may request, and the Agent or its affiliates may, in their sole and absolute discretion, provide, Bank Products although the Borrower is not required to do so. In the event the Borrower requests Agent and/or its affiliates to procure or provide Bank Products, then the Borrower agrees with the Agent and/or such affiliates, as applicable, to pay when due all indebtedness, liabilities and obligations with respect to Bank Products and further agrees to indemnify and hold the Agent and/or such affiliates harmless from any and all indebtedness, liabilities, obligations, losses, costs and expenses (including, without limitation, reasonable attorneys fees) now or hereafter owing to or incurred by the Agent (including, without limitation, those under agreements of indemnifications or assurances provided by the Agent to its affiliates) and/or its affiliates with respect to Bank Products, all as the same may arise. In the event the Borrower shall not have paid to the Agent and/or its affiliates such amounts, the Agent may cover such amounts by an advance under the Revolving Loan, which advance shall be deemed to have been requested by the Borrower. The Borrower acknowledges and agrees that (a) all indebtedness, liabilities and obligations with respect to Bank Products provided by the Agent or its affiliates, and all of its agreements under this Section, are part of the Obligations secured by the Collateral, and (b) the obtaining of Bank Products from the Agent or its affiliates (i) is in the sole and absolute discretion of the Agent or its affiliates and (ii) is subject to all rules and regulations of the Agent or its affiliates.

Section 2.5  Funding of Advances.

2.5.1  Advances by Lenders.

Unless the Agent elects, in the exercise of its discretion from time to time, to have one of the other provisions of this Section 2.5 (Funding of Advances) apply, upon the Agent’s receipt of a Loan Notice, the Agent shall promptly notify each Lender of the amount of each Advance to be made by such Lender on the requested borrowing date under such Lender’s Revolving Credit Commitment. Not later than 1:00 p.m. (Baltimore City Time) on each requested borrowing date for the making of Advances, each Lender shall, if it has received timely notice from the Agent of the Borrower’s request for such Advances, make available to the Agent, in funds immediately available to the Agent at the Agent’s office set forth in Section 9.1 (Notices), such Lender’s Revolving Credit Pro Rata Share of the Advances to be made on such date.

2.5.2  M&T Advances.

Between Settlement Dates, the Agent may request and M&T may (but shall not be obligated to) advance to the Borrower out of M&T’s own funds, the entire principal amount of any Advance requested or deemed requested pursuant to Section 2.1.2 (Procedure for Making Advances Under the Revolving Loan) (any such Advance being referred to as a “M&T Loan”). The making of each M&T Loan by M&T shall be deemed to be a purchase by M&T of a 100% participation in each other Lender’s Revolving Credit Pro Rata Share of the amount of such M&T Loan. All payments of principal, interest and any other amount with respect to such M&T Loan shall be payable to and received by the Agent for the account of M&T. Upon demand by M&T, with notice to the Agent, each other Lender shall pay to M&T, as the repurchase of such participation, an amount equal to 100% of such Lender’s Revolving Credit Pro Rata Share of the principal amount of such M&T Loan. Any payments received by the Agent between Settlement Dates that in accordance with the terms of this Agreement are to be applied to the reduction of the outstanding principal balance of Revolving Loan, shall be paid over to and retained by M&T for such application, and such payment to and retention by M&T shall be deemed, to the extent of each other Lender’s Revolving Credit Pro Rata Share of such payment, to be a purchase by each such other Lender of a participation in the Advance (including the repurchase of participations in M&T Loans) made by M&T. Upon demand by another Lender, with notice thereof to the Agent, M&T shall pay to the Agent, for the account of such other Lender, as a repurchase of such participation, an amount equal to such other Lender’s Revolving Credit Pro Rata Share of any such amounts (after application thereof to the repurchase of any participations of M&T in such other Lender’s Revolving Credit Pro Rata Share of any M&T Loans) paid only to M&T by the Agent.

2.5.3  Agent Advances.

(a)  Subject to the limitations set forth in the provisos contained in this Section 2.5.3, the Agent is hereby authorized by the Lenders and the Borrower, from time to time in the Agent’s sole discretion, (i) after the occurrence of a Default or an Event of Default or (ii) at any time that any of the other applicable conditions precedent set forth in ARTICLE V (Conditions Precedent) have not been satisfied, to make Advances to the Borrower on behalf of the Lenders that the Agent, in its reasonable business judgment, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (C) to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, Enforcement Costs (any of the Advances described in this Section 2.5.3 being hereinafter referred to as “Agent Advances”); provided, that the Required Lenders may at any time revoke the Agent’s authorization contained in this Section 2.5.3 to make Agent Advances, any such revocation to be in writing and to become effective prospectively upon the Agent’s receipt thereof; and provided further, that the Agent shall not make Agent Advances above that would cause the Revolver Usage otherwise permitted to be outstanding under this Agreement to exceed the lesser of the Total Revolving Credit Committed Amount or the Borrowing Base. Nothing in this Section 2.5.3 shall imply any limitation on the obligations of the Borrower to pay the Obligations including, without limitation, Enforcement Costs or on the obligations of the Lenders under Section 9.19 (Indemnification).

(b)  The Agent Advances shall be repayable on demand and secured by the Collateral, shall constitute Advances and Obligations, and shall bear interest at the rate applicable to the Revolving Loan from time to time. The Agent shall notify each Lender in writing of each such Agent Advance.

2.5.4  Overadvances.

(a)  Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize the Agent or M&T, as applicable, and the Agent or M&T, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including, without limitation, M&T Loans) to the Borrower notwithstanding that an Overadvance exists or thereby would be created, so long as (i) after giving effect to such Advances (including, without limitation, M&T Loans), the aggregate outstanding principal balance of the Revolving Loans does not exceed the amount of the Borrowing Base by more than 10% at the time the Overadvance is made, (ii) after giving effect to such Advances (including, without limitation, M&T Loans) the aggregate outstanding principal balance of the Revolving Loans does not exceed the Total Revolving Credit Committed Amount, and (iii) at the time of the making of any such Advance (including, without limitation, M&T Loans), the Agent does not believe, in good faith, that the Overadvance created by such Advance will be outstanding for more than ninety (90) days. The foregoing provisions are for the exclusive benefit of the Agent, M&T, and the Lenders and are not intended to benefit the Borrower in any way. The Advances and M&T Loans, as applicable, that are made pursuant to this Section 2.5.4 shall be subject to the same terms and conditions as any other Advance or M&T Loan, as applicable, except that they shall be Base Rate Loans.

(b)  In the event the Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the preceding paragraph, regardless of the amount of, or reason for, such excess, the Agent shall notify Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Revolving Loan Account for interest, fees, or Enforcement Costs) unless the Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders thereupon shall, together with the Agent, jointly determine the terms of arrangements that shall be implemented with the Borrower and intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to the Borrower to an amount permitted by the preceding paragraph. In the event the Agent or any Lender disagrees over the terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.

(c)  Each Lender shall be obligated to settle with the Agent as provided in Section 2.6.1 (Revolving Loan Settlement) for the amount of such Lender’s Revolving Credit Pro Rata Share of any unintentional Overadvances by the Agent reported to such Lender, any intentional Overadvances made as permitted under this 2.5.4, and any Overadvances resulting from the charging to the Revolving Loan Account of interest, fees, Enforcement Costs or other amounts permitted by this Agreement.

Section 2.6  Settlement Among Lenders.

2.6.1  Revolving Loan Settlement.

It is agreed that each Lender’s funded portion of the Advances are intended by the Lenders to be equal at all times to such Lender’s Pro Rata Share of the aggregate outstanding principal amount of the Revolving Loan outstanding. Notwithstanding such agreement, the several and not joint obligation of each Lender to fund the Revolving Loan made in accordance with the terms of this Agreement ratably in accordance with such Lender’s Pro Rata Share and each Lender’s right to receive its ratable share of principal payments on the Revolving Loan in accordance with its Pro Rata Share, the Lenders agree (which agreement shall not be for the benefit of or enforceable by the Borrower) that in order to facilitate the administration of this Agreement and the Financing Documents that settlement among them may take place on a periodic basis in accordance with the provisions of this Section 2.6.1.

(a)  Selection of Settlement Dates. If the Agent elects, in its discretion, but subject to the consent of M&T, to settle accounts (“Settlement”) among the Lenders with respect to principal amounts of Revolving Loan less frequently than each Business Day, then the Agent shall designate periodic Settlement Dates that may occur on any Business Day after the Closing Date; provided, however, that the Agent shall designate as a Settlement Date any Business Day that is an Interest Payment Date; and provided further, that a Settlement Date shall occur at least once each week. The Agent shall designate a Settlement Date by delivering to each Lender a Settlement Report not later than 12:00 noon (Baltimore City Time) on the proposed Settlement Date, which Settlement Report shall be with respect to the period beginning on the immediately preceding Settlement Date and ending on such designated Settlement Date.

(b)  In General. To the extent and in the manner hereinafter provided in this Section 2.6.1, Settlement among the Lenders as to the Revolving Loan may occur periodically on Settlement Dates determined from time to time by the Agent. Settlements may occur before or after the occurrence or during the continuance of a Default or Event of Default and whether or not all of the conditions set forth in Section 5.2 (Conditions to All Extensions of Credit) have been met. On each Settlement Date payments shall be made by or to M&T, Agent and the other Lenders in accordance with the Settlement Report delivered by the Agent pursuant to the provisions of this Section 2.6.1 in respect of such Settlement Date so that as of each Settlement Date, and after giving effect to the transactions to take place on such Settlement Date, each Lender’s funded portion of the Advances shall equal such Lender’s Pro Rata Share of the Revolving Loan outstanding.

(c)  Interim Collections. Between Settlement Dates, the Agent, to the extent no Agent Advances or M&T Loans are outstanding, may pay over to M&T any payments received by the Agent, which in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to M&T’s other outstanding Revolving Loans. If, as of any Settlement Date, collections received since the then immediately preceding Settlement Date have been applied to M&T’s other outstanding Revolving Loans other than to M&T Loans or Agent Advances, as provided for in the previous sentence, M&T shall pay to the Agent for the accounts of the Lenders, to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, M&T with respect to M&T Loans, the Agent with respect to Agent Advances, and each Lender with respect to the Revolving Loans other than M&T Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the actual average daily amount of funds employed by M&T, the Agent and the other Lenders.

(d)  Return Payments. If any amounts received by M&T in respect of the Obligations are later required to be returned or repaid by M&T to the Borrower or any other obligor or their respective representatives or successors in interest, whether by court order, settlement or otherwise, in excess of the M&T’s Pro Rata Share of all such amounts required to be returned by all Lenders, each other Lender shall, upon demand by M&T with notice to the Agent, pay to the Agent for the account of M&T, an amount equal to the excess of such Lender’s Pro Rata Share of all such amounts required to be returned by all Lenders over the amount, if any, returned directly by such Lender.

(e)  Payment by Lender. Payment by any Lender to the Agent shall be made not later than 2:00 p.m. (Baltimore City Time) on the Business Day such payment is due, provided that if such payment is due on demand by another Lender, such demand is made on the paying Lender not later than 12:00 p.m. noon (Baltimore City Time) on such Business Day. Payment by the Agent to any Lender shall be made by wire transfer, promptly following the Agent’s receipt of funds for the account of such Lender and in the type of funds received by the Agent, provided that if the Agent receives such funds at or prior to 12:00 p.m. noon (Baltimore City Time), the Agent shall pay such funds to such Lender on such Business Day. If a demand for payment is made after the applicable time set forth above, the payment due shall be made on the first Business Day following the date of such demand.

2.6.2  Settlement of Other Obligations.

All other amounts received by the Agent on account of, or applied by the Agent to the payment of, any Obligation owed to the Lenders (including, without limitation, Fees payable to the Lenders and proceeds from the sale of, or other realization upon, all or any part of the Collateral following an Event of Default) that are received by the Agent not later than 11:00 a.m. (Baltimore City Time) on a Business Day will be paid by the Agent to each Lender on the same Business Day, and any such amounts that are received by the Agent after 11:00 a.m. (Baltimore City Time) will be paid by the Agent to each Lender on the following Business Day. Unless otherwise stated herein, the Agent shall distribute Fees payable to the Lenders ratably to the Lenders based on each Lender’s Revolving Credit Pro Rata Share and shall distribute proceeds from the sale of, or other realization upon, all or any part of the Collateral following an Event of Default ratably to the Lenders based on the amount of the Obligations then owing to each Lender.

2.6.3  Presumption of Payment.

(a)  Unless the Agent shall have received notice from a Lender prior to 12:00 p.m. noon (Baltimore City Time) on the date of the requested date for the making of Advances that such Lender will not make available to the Agent, such Lender’s Revolving Credit Pro Rata Share of the Advances to be made on such date, the Agent may assume that such Lender has made such amount available to the Agent on such date in accordance with this Section 2.6.3 (Presumption of Payment), and the Agent, in its sole discretion may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount on behalf of such Lender.

(b)  If and to the extent such Lender shall not have so made available to the Agent its Revolving Credit Pro Rata Share of the Advances made on such date, and the Agent shall have so made available to the Borrower a corresponding amount on behalf of such Lender, such Lender shall, on demand, pay to the Agent such corresponding amount, together with interest thereon, at the Federal Funds Rate for the first three (3) days from and after the date such corresponding amount shall have been so available by the Agent to the Borrower and thereafter at the Base Rate applicable to the Revolving Loans, until the date such amount shall have been repaid to the Agent. Such Lender shall not be entitled to payment of any interest that accrues on the amount made available by the Agent to the Borrower for the account of such Lender until such time as such Lender reimburses the Agent for such amount, together with interest thereon, as provided in this Section 2.6.3. The failure of any Lender to make any Advance shall not relieve any other Lender of any obligation hereunder to make an Advance, but no Lender shall be responsible for the failure of any other Lender to make the Advance.

(c)  A certificate of the Agent submitted to any Lender with respect to any amounts owing to the Agent by such Lender under this Section 2.6.3 shall be conclusive and binding on such Lender, absent manifest error. If such Lender does not pay such amounts to the Agent promptly upon the Agent’s demand, the Agent shall promptly notify the Borrower of such Lender’s failure to make payment, and the Borrower shall immediately repay such amounts to the Agent, together with accrued interest thereon at the applicable rate on the Revolving Loan, all without prejudice to the rights and remedies of the Agent against any defaulting Lender. Any and all amounts due and payable to the Agent by the Borrower under this Section 2.6.3 constitute and shall be part of the Agent’s Obligations.

(d)   The Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrower to the Agent. In such event, the Agent may, but shall not be required to, retain payments that would otherwise be made to such Lender hereunder, apply such payments to such Lender’s defaulted obligations hereunder, transfer any such payments to each other non-Defaulting Lenders ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other Lenders), hold and re-lend to the Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by it for the account of such Defaulting Lender, and take such other action as the Agent may deem to be appropriate, all at such time, and in such order, as the Agent may elect in its sole discretion exercised from time to time. Solely for the purposes of voting or consenting to matters with respect to the Financing Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, the Agent, and the Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Revolving Credit Pro Rata Share of the applicable Advance and pays to the Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section 2.6.3 (Presumption of Payment) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrower of its duties and obligations hereunder to the Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrower at its option, upon written notice to the Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be acceptable to the Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance Agreement in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever; provided further, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Agent’s, other Lenders’ or the Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

ARTICLE III
THE COLLATERAL

Section 3.1  Debt and Obligations Secured.

All property and Liens assigned, pledged or otherwise granted under or in connection with this Agreement (including, without limitation, those under Section 3.2 (Grant of Liens)) or any of the Financing Documents shall secure (a) the payment of all of the Obligations, including, without limitation, all Revolver Usage and any and all Agent’s Obligations, and (b) the performance, compliance with and observance by the Borrower of the provisions of this Agreement and all of the other Financing Documents or otherwise under the Obligations. The security interest and Lien of each Lender in such property shall rank equally in priority with the interest of each other Lender, but the security interest and Lien of the Agent with respect to the Agent’s Obligations shall be superior and paramount to the security interest and Lien of the Lenders.

Section 3.2  Grant of Liens.

The Borrower hereby assigns, pledges and grants to the Agent, for the ratable benefit of the Lenders and for the benefit of the Agent with respect to the Agent’s Obligations, and agrees that the Agent and the Lenders shall have a perfected and continuing security interest in, and Lien on the following property of the Borrower, all whether now owned or existing or hereafter acquired or arising wherever situated: all of the Borrower’s Receivables, inventory, chattel paper, documents, instruments, Equipment, investment property, and General Intangibles; all of the Borrower’s deposit accounts with any financial institution with which the Borrower maintains deposits; all insurance policies covering the foregoing and the right to receive refunds of unearned insurance premiums under those policies; all books and records in whatever media (paper, electronic or otherwise) recorded or stored, with respect to the foregoing and all Equipment and General Intangibles necessary or beneficial to retain, access and/or process the information contained in those books and records; all of the personal property of the Borrower, whether now owned or existing or hereafter acquired or created; and, and all of the Borrower’s other personal property of any kind or nature whatsoever, and all cash proceeds and noncash proceeds and products of the foregoing. The Borrower further agrees that the Agent, for the ratable benefit of the Lenders and for the benefit of the Agent with respect to the Agent’s Obligations, shall have in respect thereof all of the rights and remedies of a secured party under the Uniform Commercial Code as well as those provided in this Agreement, under each of the other Financing Documents and under applicable Laws.

Section 3.3  Perfection Certificate.

On or prior to the Closing Date, the Borrower shall deliver to the Agent a certificate in substantially the form attached to this Agreement as EXHIBIT B (the “Perfection Certificate”) which shall contain such information with respect to the Borrower’s business and real and personal property as the Agent may require and shall be certified by a Responsible Officer of the Borrower, all in the form provided to the Borrower by the Agent and as revised in connection with Compliance Certificates from time to time.

Section 3.4  Personal Property.

The Borrower acknowledges and agrees that it is the intention of the parties to this Agreement that the Agent, for the ratable benefit of the Lenders and for the benefit of the Agent with respect to the Agent’s Obligations, shall have a first priority, perfected Lien, in form and substance satisfactory to the Agent and its counsel, on all of the Borrower’s personal property of any kind and nature whatsoever, whether now owned or hereafter acquired, subject only to the Permitted Liens, if any. In furtherance of the foregoing:

3.4.1  Promissory Notes, etc.

Subject to the provisions of subsection (b) below, on the Closing Date and without implying any limitation on the scope of Section 3.2 (Grant of Liens), the Borrower shall deliver to the Agent (or the Servicer, to the extent so provided in the Servicing Agreement Assignment) all originals of all of Premium Finance Agreements, the Borrower’s letters of credit, instruments and other Collateral that may be perfected by possession and, if the Agent so requires, shall execute and deliver a separate pledge, assignment and security agreement in form and content acceptable to the Agent, which pledge, assignment and security agreement shall assign, pledge and grant a Lien to the Agent on all of the Borrower’s letters of credit, instruments and possessory Collateral. In the event that the Borrower shall acquire after the Closing Date any letters of credit or instruments and other possessory Collateral, the Borrower shall promptly so notify the Agent and deliver the originals of all of the foregoing to the Agent promptly and in any event within ten (10) days of each acquisition. All letters of credit, instruments and other possessory Collateral shall be delivered to the Agent endorsed and/or assigned as required by the pledge, assignment and security agreement and/or as the Agent may require and, if applicable, shall be accompanied by blank irrevocable and unconditional stock or bond powers.

3.4.2      Patents. Copyrights and Other Property Requiring Additional Steps to Perfect.

On the Closing Date and without implying any limitation on the scope of Section 3.2 (Grant of Liens), the Borrower shall execute and deliver all Financing Documents and on or after the Closing Date, as applicable, the Borrower take all actions requested by the Agent in order to perfect a first priority assignment of Patents, Copyrights, Trademarks, customer lists or any other type or kind of intellectual property acquired by the Borrower after the Closing Date.

Section 3.5  Record Searches.

As of the Closing Date and thereafter at the time any Financing Document is executed and delivered by the Borrower pursuant to this Section, the Agent shall have received, in form and substance satisfactory to the Agent, such Lien or record searches with respect to all of the Borrower and/or any other Person, as appropriate, and the property covered by such Financing Document showing that the Lien of such Financing Document will be a perfected first priority Lien on the property covered by such Financing Document subject only to Permitted Liens or to such other matters as the Agent may approve.

Section 3.6  Real Property.

The Borrower acknowledges and agrees that it is the intention of the parties to this Agreement that the Agent, for the ratable benefit of the Lenders and for the benefit of the Agent with respect to the Agent’s Obligations, shall have a first priority, perfected Lien, in form and substance satisfactory to the Agent and its counsel, on all of the Borrower’s real property of any kind and nature whatsoever, whether now owned or hereafter acquired, subject only to the Permitted Liens, if any, although the Borrower at this time owns no real property. In furtherance of the foregoing:

With respect to real property acquired by the Borrower after the Closing Date, the Borrower shall, promptly after acquisition thereof, grant a Lien covering such real property to the Agent, for the ratable benefit of the Lenders and for the benefit of the Agent with respect to the Agent’s Obligations, under the provisions of a mortgage, deed of trust or other document, as appropriate. Each Financing Document to be executed and delivered pursuant hereto shall:

(a)  be in form and substance satisfactory to the Agent;

(b)  create a first priority Lien in such real property in favor of the Agent, for the ratable benefit of the Lenders and for the benefit of the Agent with respect to the Agent’s Obligations, subject only to Permitted Liens, zoning ordinances, and such other matters as the Agent may approve;

(c)  be accompanied by a current appraisal of the fair market value of the subject real property prepared by appraisers satisfactory to the Agent;

(d)  be accompanied by a current survey satisfactory in all respects to the Agent of the subject real property, prepared by a registered land surveyor or engineer satisfactory to the Agent;

(e)  be accompanied by evidence satisfactory to the Agent regarding the current and past pollution control practices at such real property in connection with the discharge, emission, handling, disposal or existence of Hazardous Materials, which may include, at the Agent’s request, an environmental audit of such real property prepared by a person or firm acceptable to the Agent;

(f)  be accompanied by a mortgagee’s title insurance policy or marked-up unconditional commitment or binder for such insurance in form and substance satisfactory to the Agent and issued by a title insurance company satisfactory to the Agent; and

(g)  upon request of the Agent, be accompanied by a signed opinion of counsel addressed to the Agent and each of the Lenders, in form and substance satisfactory to the Agent, and from counsel, satisfactory to the Agent, licensed to practice in the state where the subject real property is located.

Section 3.7  Costs.

The Borrower agrees to pay, as part of the Enforcement Costs and to the fullest extent permitted by applicable Laws, on demand all costs, fees and expenses incurred by the Agent and/or any of the Lenders in connection with the taking, perfection, preservation, protection and/or release of a Lien on the Collateral, including, without limitation:

(a)  fees and expenses incurred by the Agent and/or any of the Lenders in preparing, reviewing, negotiating and finalizing the Financing Documents from time to time (including, without limitation, reasonable attorneys’ fees incurred in connection with preparing, reviewing, negotiating, and finalizing any of the Financing Documents, including, any amendments and supplements thereto);

(b)  all filing and/or recording taxes or fees;

(c)  all title insurance premiums and costs;

(d)  all costs of Lien and record searches;

(e)  reasonable attorneys’ fees in connection with all legal opinions required;

(f)  appraisal and/or survey costs; and

(g)  all related costs, fees and expenses.

Section 3.8  Release.

Upon the indefeasible repayment in full in cash of the Obligations and performance of all Obligations of the Borrower and all obligations and liabilities of each other Person, other than the Agent and the Lenders, under this Agreement and all other Financing Documents, the termination and/or expiration of all of the Commitments, upon the Borrower’s request and at the Borrower’s sole cost and expense, the Agent shall release and/or terminate any Financing Document but only if and provided that there is no commitment or obligation (whether or not conditional) of the Agent and/or any of the Lenders to re-advance amounts that would be secured thereby.

Section 3.9  Inconsistent Provisions.

In the event that the provisions of any Financing Document directly conflict with any provision of this Agreement, the provisions of this Agreement govern.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1  Representations and Warranties.

The Borrower represents and warrants to the Agent and the Lenders, as follows:

4.1.1  Subsidiaries.

The Borrower has no Subsidiaries except as noted on the Perfection Certificate. Each of the Subsidiaries is a Wholly Owned Subsidiary except as shown on the Perfection Certificate, which correctly indicates the nature and amount of the Borrower’s ownership interests therein. Each of the Subsidiaries (a) is a corporation duly organized, existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power to own its property and to carry on its business as now being conducted, and (c) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned by it therein or in which the transaction of its business makes such qualification necessary..

4.1.2  Good Standing.

The Borrower (a) is a corporation duly organized, existing and in good standing under the laws of the jurisdiction of its incorporation stated in the Perfection Certificate and in no other jurisdiction, (b) has the corporate power to own its property and to carry on its business as now being conducted, and (c) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned by it therein or in which the transaction of its business makes such qualification necessary.

4.1.3  Power and Authority.

The Borrower has full corporate power and authority to execute and deliver this Agreement, and the other Financing Documents to which it is a party, to make the borrowings under this Agreement and to incur and perform the Obligations whether under this Agreement, the other Financing Documents or otherwise, all of which have been duly authorized by all proper and necessary corporate action. No consent or approval of shareholders or any creditors of the Borrower, and no consent, approval, filing or registration with or notice to any Governmental Authority on the part of the Borrower, is required as a condition to the execution, delivery, validity or enforceability of this Agreement the other Financing Documents, or the performance by the Borrower of the Obligations.

4.1.4  Binding Agreements.

This Agreement and the other Financing Documents executed and delivered by the Borrower have been properly executed and delivered and constitute the valid and legally binding obligations of the Borrower and are fully enforceable against the Borrower in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties, and general principles of equity regardless of whether applied in a proceeding in equity or at law.

4.1.5  No Conflicts.

Neither the execution, delivery and performance of the terms of this Agreement or of any of the other Financing Documents executed and delivered by the Borrower nor the consummation of the transactions contemplated by this Agreement will conflict with, violate or be prevented by (a) the Borrower’s charter or bylaws, (b) any existing mortgage, indenture, contract or agreement binding on the Borrower or affecting its property, or (c) any Laws.

4.1.6  No Defaults, Violations.

(a)  No Default or Event of Default has occurred and is continuing.

(b)  Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any obligation under any existing mortgage, indenture, contract or agreement binding on it or affecting its property in any respect that could have a Material Adverse Effect.

4.1.7  Compliance with Laws.

Neither the Borrower nor any of its Subsidiaries is in violation of any applicable Laws (including, without limitation, any Laws relating to employment practices, to environmental, occupational and health standards and controls) or order, writ, injunction, decree or demand of any court, arbitrator, or any Governmental Authority affecting the Borrower or any of its properties, the violation of which, considered in the aggregate, could have a Material Adverse Effect.

4.1.8  Margin Stock.

None of the proceeds of the Loans will be used, directly or indirectly, by the Borrower or any Subsidiary for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any indebtedness that was originally incurred to purchase or carry, any “margin stock” within the meaning of Regulation U (12 CFR Part 221), of the Board of Governors of the Federal Reserve System or for any other purpose that might make the transactions contemplated in this Agreement a “purpose credit” within the meaning of Regulation U, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Securities Exchange Act of 1934 or the Small Business Investment Act of 1958, as amended, or any rules or regulations promulgated under any of such statutes.

4.1.9  Investment Company Act; Margin Securities.

Neither the Borrower nor any of its Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended, nor is it, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company within the meaning of said Act. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation U (12 CFR Part 221), of the Board of Governors of the Federal Reserve System.

4.1.10  Litigation.

Except as otherwise disclosed on Schedule 4.1.10 attached hereto and made a part hereof, there are no proceedings, actions or investigations pending or, so far as the Borrower knows, threatened before or by any court, arbitrator or any Governmental Authority that, in any one case or in the aggregate, if determined adversely to the interests of the Borrower or any Subsidiary, could reasonably be expected to have a Material Adverse Effect on the Borrower.

4.1.11  Financial Condition.

The financial statements of the Parent dated September 30, 2004, are complete and correct and fairly present the financial position of the Parent and its Subsidiaries and the results of its operations and transactions in its surplus accounts as of the date and for the period referred to and have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The financial statements of the Borrower dated October 31, 2004, are complete and correct and fairly present the financial position of the Borrower and the results of its operations and transactions in its surplus accounts. There are no liabilities, direct or indirect, fixed or contingent, of the Parent or its Subsidiaries or the Borrower as of the date of such financial statements that are not reflected therein or in the notes thereto. There has been no adverse change in the financial condition or operations of the Parent or its Subsidiaries or the Borrower since the date of such financial statements and to the Borrower’s knowledge no such adverse change is pending or threatened. Neither the Parent nor any of its Subsidiaries nor the Borrower has guaranteed the obligations of, or made any investment in or advances to, any Person, except as disclosed in such financial statements.

4.1.12  Full Disclosure.

The financial statements referred to in Section 4.1.11 (Financial Condition) of this Agreement, the Financing Documents (including, without limitation, this Agreement), and the statements, reports or certificates furnished by the Borrower in connection with the Financing Documents (a) do not contain any untrue statement of a material fact and (b) when taken in their entirety, do not omit any material fact necessary to make the statements contained therein not misleading. There is no fact known to the Borrower that the Borrower has not disclosed to the Agent and the Lenders in writing prior to the date of this Agreement with respect to the transactions contemplated by the Financing Documents that materially and adversely affects or in the future could, in the reasonable opinion of the Borrower materially adversely affect the condition, financial or otherwise, results of operations, business, or assets of the Borrower or of any Subsidiary.

4.1.13  Indebtedness for Borrowed Money.

Except for the Obligations and except as set forth in Schedule 4.1.13 attached hereto and made a part hereof, the Borrower has no Indebtedness for Borrowed Money. The Agent has received photocopies of all promissory notes evidencing any Indebtedness for Borrowed Money set forth in Schedule 4.1.13, together with any and all subordination agreements, other agreements, documents, or instruments securing, evidencing, guarantying or otherwise executed and delivered in connection therewith.

4.1.14  Parent Subordinated Debt.

None of the Parent Subordinated Debt Documents has been amended, supplemented, restated or otherwise modified except as otherwise disclosed to the Agent and the Lenders in writing on or before the effective date of any such amendment, supplement, restatement or other modification. In addition, there does not exist any default or any event that upon notice or lapse of time or both would constitute a default under the terms of any of the Parent Subordinated Debt Documents.

4.1.15  Taxes.

Each of the Borrower and its Subsidiaries has filed all returns, reports and forms for Taxes that, to the knowledge of the Borrower, are required to be filed, and has paid all Taxes as shown on such returns or on any assessment received by it, to the extent that such Taxes have become due, unless and to the extent only that such Taxes, assessments and governmental charges are currently contested in good faith and by appropriate proceedings by the Borrower, such Taxes are not the subject of any Liens other than Permitted Liens, and adequate reserves therefor have been established as required under GAAP. All tax liabilities of the Borrower were as of the date of audited financial statements referred to in Section 4.1.11 (Financial Condition), and are now, adequately provided for on the books of the Borrower or its Subsidiaries, as appropriate. No tax liability has been asserted by the Internal Revenue Service or any state or local authority against the Borrower for Taxes in excess of those already paid.

4.1.16  ERISA.

With respect to any Plan that is maintained or contributed to by the Borrower and/or by any ERISA Affiliate or as to which the Borrower retains material liability: (a) no “accumulated funding deficiency” as defined in Code §412 or ERISA §302 has occurred, whether or not that accumulated funding deficiency has been waived; (b) no Reportable Event has occurred other than events for which reporting has been waived or that are unlikely to result in material liability for the Borrower; (c) no termination of any plan subject to Title IV of ERISA has occurred; (d) neither the Borrower nor any ERISA Affiliate has incurred a “complete withdrawal” within the meaning of ERISA §4203 from any Multi-employer Plan that is likely to result in material liability for the Borrower; (e) neither the Borrower nor any ERISA Affiliate has incurred a “partial withdrawal” within the meaning of ERISA §4205 with respect to any Multi-employer Plan that is likely to result in material liability for the Borrower; (f) no Multi-employer Plan to which the Borrower or any ERISA Affiliate has an obligation to contribute is to the knowledge of the Borrower, in “reorganization” within the meaning of ERISA §4241 nor has notice been received by the Borrower or any ERISA Affiliate that such a Multi-employer Plan will be placed in “reorganization”.

4.1.17  Title to Properties.

The Borrower has good and marketable title to all of its properties, including, without limitation, the Collateral and the properties and assets reflected in the balance sheets described in Section 4.1.11 (Financial Condition). The Borrower has legal, enforceable and uncontested rights to use freely such property and assets. All of such properties (including, without limitation, the Collateral) that were purchased, were purchased for fair consideration and reasonably equivalent value in the ordinary course of business of both the seller and the Borrower and not, by way of example only, as part of a bulk sale.

4.1.18  Patents, Trademarks, Etc.

Each of the Borrower or its Subsidiaries owns, possesses, or has the right to use all necessary Patents, licenses, Trademarks, Copyrights, permits and franchises to own its properties and to conduct its business as now conducted, without known conflict with the rights of any other Person. Any and all obligations to pay royalties or other charges with respect to such properties and assets are properly reflected on the financial statements described in Section 4.1.11 (Financial Condition).

4.1.19  Premium Finance Licenses.

(a)  The Borrower holds all Premium Finance Licenses and all other licenses, permits, approvals and authorizations required in connection with the conduct of its present and proposed business. All such Premium Finance Licenses and the like are (and shall remain) valid and in full force and effect.

(b)  EXHIBIT G sets forth a complete list and description of all Premium Finance Licenses required for the conduct of the Borrower’s business in the normal course. Each such Premium Finance License is validly issued and in full force and effect, and constitutes all of the authorization necessary for the operation of the Borrower’s business in the normal course. Complete and correct copies of the Premium Finance Licenses have been delivered to the Agent. No event has occurred which (i) permits, or after notice or lapse of time or both would permit, revocation, lapse or termination of any Premium Finance Licenses, or (ii) materially and adversely affects, or in the future would materially and adversely affect, any of the rights of the Borrower thereunder. No other license, permit, approval, authorization or franchise is required for the operation of the Borrower’s business. The Borrower has no reason to believe nor any knowledge that the Premium Finance Licenses listed and described on EXHIBIT G will not be renewed in the ordinary course. The Borrower has filed or will timely file all reports, applications, documents, instruments, and information required to be filed by it pursuant to applicable rules and regulations or requests of every regulatory body having jurisdiction over any of the Premium Finance Licenses.

4.1.20  Employee Relations.

Except as disclosed on Schedule 4.1.20 attached hereto and made a part hereof, (a) neither the Borrower nor any Subsidiary thereof nor any of the Borrower’s or Subsidiary’s employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of the Borrower or any Subsidiary and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of the Borrower, (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of the Borrower after due inquiry, threatened between the Borrower and its employees, and (d) neither the Borrower nor any of its Subsidiaries is subject to an employment contract, severance agreement, commission contract, consulting agreement or bonus agreement. Hours worked and payments made to the employees of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters. All payments due from the Borrower or for which any claim may be made against the Borrower, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on its books. The consummation of the transactions contemplated by this Agreement or any of the other Financing Documents, will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower is a party or by which it is bound.

4.1.21  Presence of Hazardous Materials or Hazardous Materials Contamination.

To the best of the Borrower’s knowledge, (a) no Hazardous Materials are located on any real property owned, controlled or operated by of the Borrower or for which the Borrower is, or is claimed to be, responsible, except for reasonable quantities of necessary supplies for use by the Borrower in the ordinary course of its current line of business and stored, used and disposed in accordance with applicable Laws; and (b) no property owned, controlled or operated by the Borrower or for which the Borrower has, or is claimed to have, responsibility has ever been used as a manufacturing, storage, or dump site for Hazardous Materials nor is affected by Hazardous Materials Contamination at any other property.

4.1.22  Perfection and Priority of Collateral.

The Agent and the Lenders have, or upon execution and recording of this Agreement and the Security Documents will have, and will continue to have as security for the Obligations, a valid and perfected Lien on and security interest in all Collateral, free of all other Liens, claims and rights of third parties whatsoever except Permitted Liens, including, without limitation, those described on Schedule 4.1.22 attached hereto and made a part hereof.

4.1.23  Places of Business and Location of Collateral.

The information contained in the Perfection Certificate is complete and correct. The Perfection Certificate completely and accurately identifies the address of (a) the state of organization of the Borrower, (b) the chief executive office of the Borrower, (c) any and each other place of business of the Borrower, (d) the location of all books and records pertaining to the Collateral, and (e) each location, other than the foregoing, where any of the Collateral is located. The proper and only places to file financing statements with respect to the Collateral within the meaning of the Uniform Commercial Code are the filing office for the jurisdiction in which the Borrower is organized and the local real property filing office for any location at which the Borrower has fixtures, all as identified on the Perfection Certificate.

4.1.24  Business Information.

In the five (5) years preceding the date hereof, the Borrower has not changed its name, state of organization, identity or organizational structure, has conducted business under any name other than its current name, and has conducted its business in any jurisdiction other than those disclosed on the Perfection Certificate.

4.1.25  Equipment.

All Equipment is personalty and is not and will not be affixed to real estate in such manner as to become a fixture or part of such real estate. No equipment is held by the Borrower on a sale on approval basis.

4.1.26  Receivables.

With respect to all Receivables and to the best of the Borrower’s knowledge (a) they are genuine, and in all respects what they purport to be, and are not evidenced by a judgment, an instrument, or chattel paper (unless such judgment has been assigned and such instrument or chattel paper has been endorsed and delivered to the Agent for the benefit of the Lenders ratably and the Agent); (b) they represent bona fide transactions completed in accordance with the terms and provisions contained in the invoices, purchase orders and other contracts relating thereto, and the underlying transaction therefor is in accordance with all applicable Laws; (c) the amounts shown on the Borrower’s books and records, with respect thereto are actually and absolutely owing to the Borrower and are not contingent or subject to reduction for any reason other than regular discounts, credits or adjustments allowed by the Borrower in the ordinary course of its business; (d) no payments have been or shall be made thereon except payments turned over to the Agent by the Borrower; and (e) all Account Debtors thereon have the capacity to contract.

4.1.27  Compliance with Eligibility Standards.

Each Receivable included in the calculation of the Borrowing Base does and will at all times meet and comply with all of the standards for Eligible Receivables. With respect to those Receivable that the Agent has deemed Eligible Receivables (a) there are no facts, events or occurrences that in any way impair the validity, collectibility or enforceability thereof or tend to reduce the amount payable thereunder; and (b) there are no proceedings or actions known to the Borrower that are threatened or pending against any Account Debtor that might result in any material adverse change in the Borrowing Base.

4.1.28  Solvency

The Borrower is Solvent prior to and after giving effect to the making of the Loans.

Section 4.2  Survival; Updates of Representations and Warranties.

All representations and warranties contained in or made under or in connection with this Agreement and the other Financing Documents shall survive the Closing Date, the making of any advance under the Loans and extension of credit made hereunder, and the incurring of any other Obligations and shall be deemed to have been made at the time of each request for, and again at the time of the making of, each advance under the Loans and other Revolver Usage, except that the representations and warranties that relate to the financial statements that are referred to in Section 4.1.11 (Financial Condition), shall also be deemed to cover financial statements furnished from time to time to the Agent and the Lenders pursuant to Section 6.1.1 (Financial Statements).

ARTICLE V
CONDITIONS PRECEDENT

Section 5.1  Conditions to the Initial Advance.

The making of the initial Advance under the Loan and other Revolver Usage are subject to the fulfillment of the following conditions precedent in a manner satisfactory in form and substance to the Agent and its counsel:

5.1.1  Organizational Documents - Borrower.

The Agent shall have received with respect to the Borrower:

(a)  a certificate of good standing certified by the Secretary of State, or other appropriate Governmental Authority, of the state of incorporation of the Borrower;

(b)  a certified copy from the appropriate Governmental Authority under which the Borrower is organized, of the Borrower’s recorded articles of incorporation and all recorded amendments thereto;

(c)  a certificate of qualification to do business for the Borrower certified by the Secretary of State or other Governmental Authority of each state in which the Borrower conducts business;

(d)  a certificate dated as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower covering:

(i)  true and complete copies of the Borrower’s corporate charter, bylaws, and all amendments thereto;

(ii)  true and complete copies of the resolutions of its Board of Directors authorizing (A) the execution, delivery and performance of the Financing Documents to which it is a party, (B) the borrowings hereunder, and (C) the granting of the Liens contemplated by this Agreement and the Financing Documents to which the Borrower is a party;

(iii)  the incumbency, authority and signatures of the officers of the Borrower authorized to sign this Agreement and the other Financing Documents to which the Borrower is a party; and

(iv)  the identity of the Borrower’s current directors, common stock holders and other equity holders, as well as their respective percentage ownership interests.

5.1.2  Opinion of Borrower’s Counsel.

The Agent shall have received the favorable opinion of counsel for the Borrower addressed to the Agent and the Lenders in form satisfactory to the Agent.

5.1.3  Organizational Documents - Corporate Guarantor.

The Agent shall have received with respect to each of the Corporate Guarantors:

(a)  a certificate of good standing certified by the Secretary of State, or other appropriate Governmental Authority, of the state of incorporation for the Corporate Guarantor;

(b)  a certificate of qualification to do business certified by the Secretary of State or other Governmental Authority of each state in which the Corporate Guarantor conducts business;

(c)  a certificate dated as of the Closing Date by the Secretary or an Assistant Secretary of the Corporate Guarantor covering:

(i)  true and complete copies of the Corporate Guarantor’s corporate charter, bylaws, and all amendments thereto;

(ii)  true and complete copies of the resolutions of the Board of Directors of the Corporate Guarantor authorizing the execution, delivery and performance of the Financing Documents to which the Corporate Guarantor is a party and the granting of the Liens contemplated by any of the Financing Documents to which the Corporate Guarantor is a party;

(iii)  the incumbency, authority and signatures of the officers of the Corporate Guarantor authorized to sign its Corporate Guaranty and all other Financing Documents to which the Corporate Guarantor is a party;

(iv)  the identity of the Corporate Guarantor’s current directors, common stock holders and other equity holders, as well as their respective percentage ownership interests;

(d)  the favorable opinion of counsel for the Corporate Guarantor addressed to the Agent and the Lenders and in form satisfactory to the Agent.

5.1.4  Consents, Licenses, Approvals, Etc.

The Agent shall have received copies of all consents, licenses and approvals, including all Premium Finance Licenses, required in connection with the execution, delivery, performance, validity and enforceability of the Financing Documents and continued operation of the Borrower’s business, and such consents, licenses and approvals, including the Premium Finance Licenses, shall be in full force and effect.

5.1.5  Notes.

The Agent shall have received for delivery to each of the Lenders the Revolving Credit Notes, each conforming to the requirements hereof and executed by a Responsible Officer of the Borrower and attested by a duly authorized representative of the Borrower.

5.1.6  Financing Documents and Collateral.

The Borrower shall have executed and delivered the Financing Documents to be executed by it, and shall have delivered original chattel paper, instruments, investment property, and related Collateral and all opinions, title insurance, and other documents contemplated by Article III (The Collateral).

5.1.7  Other Financing Documents.

In addition to the Financing Documents to be delivered by the Borrower, the Agent shall have received the Financing Documents duly executed and delivered by Persons other than the Borrower.

5.1.8  Documents, Etc.

The Agent shall have received such other certificates, opinions, documents and instruments confirmatory of or otherwise relating to the transactions contemplated hereby as may have been reasonably requested by the Agent.

5.1.9  Payment of Fees.

The Agent and the Lenders shall have received payment of any Fees due on or before the Closing Date.

5.1.10  Perfection Certificate.

The Borrower shall have delivered the Perfection Certificate required under the provisions of Section 3.3 (Perfection Certificate) duly executed by a Responsible Officer of the Borrower.

5.1.11  Recordings and Filings.

The Borrower shall have: (a) executed and delivered all Financing Documents (including, without limitation, UCC-1 and UCC-3 statements) required to be filed, registered or recorded in order to create, in favor of the Agent and the Lenders, a perfected Lien in the Collateral (subject only to the Permitted Liens) in form and in sufficient number for filing, registration, and recording in each office in each jurisdiction in which such filings, registrations and recordations are required, and (b) delivered such evidence as the Agent may deem satisfactory that all necessary filing fees and all recording and other similar fees, and all Taxes and other expenses related to such filings, registrations and recordings will be or have been paid in full.

5.1.12  Insurance Certificate.

The Agent shall have received an insurance certificate in accordance with the provisions of Section 6.1.8 (Insurance) and Section 6.1.19 (Insurance With Respect to Equipment).

5.1.13  Bailee Acknowledgements.

The Agent shall have received an agreement acknowledging the Liens of the Agent and the Lenders from each bailee, warehouseman, consignee or similar third party that has possession of any of the Collateral, which agreements must be reasonably acceptable to the Agent and its counsel in their sole and absolute discretion.

5.1.14  Field Examination.

The Agent shall have completed a field examination of the Borrower’s business, operations and income, the results of which field examination shall be in all respects acceptable to the Agent in its sole and absolute discretion and shall include reference discussions with key customers and vendors.

5.1.15  Life Insurance.

The Agent shall have received a life insurance policy on the life of Barry B. Goldstein the amount of Four Million Dollars ($4,000,000) issued by an insurance company and in such form and content satisfactory to the Agent, together with the fully executed duplicate originals of the Assignment of Life Insurance.

5.1.16  Subordination Agreement.

The Agent shall have received the fully executed Subordination Agreement and the Parent Subordination Agreements in form and content acceptable to the Agent. The Agent shall have received and approved copies of the fully executed Subordinated Debt Documents and the Parent Subordinated Debt Documents, all of which must be in form and content acceptable to the Agent.

5.1.17  Servicing Agreement; Back-Up Servicing Agent.

The Agent shall have received true and complete copies of the Servicing Agreement Documents.

5.1.18  Servicing.

The Agent shall have received true and complete copies of the Servicing Agreement Documents and of the Back-Up Servicing Agreement.

Section 5.2  Conditions to all Extensions of Credit.

The making of all advances under the Loans is subject to the fulfillment of the following conditions precedent in a manner satisfactory in form and substance to the Agent and its counsel:

5.2.1  Compliance.

The Borrower shall have complied and shall then be in compliance with all terms, covenants, conditions and provisions of this Agreement and the other Financing Documents that are binding upon it.

5.2.2  Borrowing Base.

The Borrower shall have furnished all Borrowing Base Reports required by Section 2.1.5 (Collateral Reporting), there shall exist no Borrowing Base Deficiency, and as evidence thereof, the Borrower shall have furnished to the Agent such reports, schedules, certificates, records and other papers as may be requested by the Agent, and the Borrower shall be in compliance with the provisions of this Agreement both immediately before and immediately after the making of the Advance requested.

5.2.3  Default.

There shall exist no Event of Default or Default hereunder.

5.2.4  Representations and Warranties.

The representations and warranties of the Borrower contained among the provisions of this Agreement shall be true and with the same effect as though such representations and warranties had been made at the time of the making of, and of the request for, each advance under the Loans and other Revolver Usage, except that the representations and warranties that relate to financial statements which are referred to in Section 4.1.11 (Financial Condition), shall also be deemed to cover financial statements furnished from time to time to the Agent pursuant to Section 6.1.1 (Financial Statements).

5.2.5  Adverse Change.

No adverse change shall have occurred in the condition (financial or otherwise), operations or business of the Borrower that would, in the good faith judgment of the Agent, materially impair the ability of the Borrower to pay or perform any of the Obligations.

5.2.6  Legal Matters.

All legal documents incident to each advance under the Loans and other Revolver Usage shall be reasonably satisfactory to counsel for the Agent.

5.2.7  Consents, Licenses, Approvals, Etc.

No Premium Finance Licenses or other consent, license or approval required for the continued operation of the Borrower’s business, shall have been revoked, forfeited, terminated, allowed to lapse or otherwise invalidated.

ARTICLE VI
COVENANTS OF THE BORROWER

Section 6.1  Affirmative Covenants.

So long as any of the Obligations (or any the Commitments therefor) shall be outstanding hereunder, the Borrower agrees with the Agent and the Lenders as follows:

6.1.1  Financial Statements.

The Borrower shall furnish to the Agent and the Lenders:

(a)  Borrower Information.The Borrower shall provide the financial reports and information set forth on EXHIBIT D attached to and a part of this Agreement and such other reports and information as the Agent may require.

(b)  Parent Annual Statements and Certificates. The Parent shall furnish to the Agent and each of the Lenders as soon as available, but in no event more than ninety (90) days after the close of each fiscal year of the Parent, (i) a copy of the annual financial statement in reasonable detail satisfactory to the Agent relating to the Parent and its Subsidiaries, prepared in accordance with GAAP and examined and certified by independent certified public accountants satisfactory to the Agent, which financial statement shall include a consolidated and consolidating balance sheet of the Parent and its Subsidiaries as of the end of such fiscal year and consolidated and consolidating statements of income, cash flows and changes in shareholders equity of the Parent and its Subsidiaries for such fiscal year, and (ii) a management letter in the form prepared by the Parent’s independent certified public accountants.

(c)  Annual Opinion of Accountant. The Parent shall furnish to the Agent and each of the Lenders as soon as available, but in no event more than ninety (90) days after the close of the Parent’s fiscal years, a letter or opinion of the accountant who examined and certified the annual financial statement relating to the Parent and its Subsidiaries (i) stating whether anything in such accountant’s examination has revealed the occurrence of a Default or an Event of Default hereunder, and, if so, stating the facts with respect thereto and (ii) acknowledging that the Agent will rely on the statement and that the Parent knows of the intended reliance by the Agent.

(d)  Quarterly Statements and Certificates. The Parent shall furnish to the Agent and each of the Lenders as soon as available, but in no event more than forty-five (45) days after the close of the Parent’s fiscal quarters, consolidated and consolidating balance sheets of the Parent and its Subsidiaries as of the close of such period, consolidated and consolidating income, cash flows and changes in shareholders equity statements for such period, projected cash flow on a month to month basis and projected income statements, a certification that no change has occurred to the information contained in the Perfection Certificate (except as set forth on any schedule attached to the certification), prepared by a Responsible Officer in a format acceptable to the Agent, all as prepared and certified by a Responsible Officer and accompanied by a certificate of that officer stating whether any event has occurred that constitutes a Default or an Event of Default hereunder, and, if so, stating the facts with respect thereto. With the foregoing, the Borrower shall provide a Compliance Certificate, in substantially the form attached to this Agreement as EXHIBIT C.

(e)  Annual Budget and Projections. The Borrower shall furnish to the Agent and each of the Lenders as soon as available, but in no event later than the 10th day before the end of each fiscal year a consolidated and consolidating budget and pro forma financial statements on a month-to-month basis for the following fiscal year.

(f)  Personal Guarantor. The Borrower shall furnish to the Agent and each of the Lenders as soon as possible (i) but in no event more than March 31st of each year, financial statements of the Personal Guarantor certified as true and complete by the Personal Guarantor and in form and substance satisfactory to the Agent, and (ii) but in no event later than ten (10) days after the filing each year, a copy of the Personal Guarantor’s income tax returns and all schedules and other submissions therewith.

(g)  Perfection Certificates. Promptly after request by the Agent from time to time and no later than thirty (30) days prior to any material change to information contained on the Perfection Certificate, the Borrower shall furnish to the Agent an update of the information contained in the Perfection Certificate.

(h)  Additional Reports and Information. The Borrower shall furnish, or cause to be furnished, to the Agent promptly, such additional information, reports or statements with respect to the Borrower and/or any one or more of the Corporate Guarantors as the Agent and/or any of the Lenders may from time to time reasonably request.

6.1.2  Reports to SEC and to Stockholders.

The Borrower will furnish to the Agent and the Lenders, promptly upon the filing or making thereof, at least one (l) copy of all financial statements, reports, notices and proxy statements sent by the Borrower to its stockholders, and of all regular and other reports filed by the Borrower with any securities exchange or with the Securities and Exchange Commission.

6.1.3  Recordkeeping, Rights of Inspection, Field Examination, Etc.

(a)  The Borrower shall, and shall cause each of its Subsidiaries to, maintain (i) a standard system of accounting in accordance with GAAP, and (ii) proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its properties, business and activities.

(b)  The Borrower shall, and shall cause each of its Subsidiaries to, permit authorized representatives of the Agent to visit and inspect the properties of the Borrower and its Subsidiaries, to review, audit, check and inspect the Collateral at any time with or without notice, to conduct field examinations, to review, audit, check and inspect the Borrower’s other books of record at any time with or without notice and to make abstracts and photocopies thereof, and to discuss the affairs, finances and accounts of the Borrower and/or any Subsidiaries, with the officers, directors, employees and other representatives of the Borrower and/or any Subsidiaries and their respective accountants, all at such times during normal business hours and other reasonable times and as often as the Agent may reasonably request.

(c)  The Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by the Borrower and/or any Subsidiaries at any time prior to the repayment in full of the Obligations to exhibit and deliver to the Agent and the Lenders copies of any and all of the financial statements, trial balances, management letters, or other accounting records of any nature of the Borrower and/or any Subsidiaries in the accountant’s or auditor’s possession, and to disclose to the Agent and any of the Lenders any information they may have concerning the financial status and business operations of the Borrower and its Subsidiaries. Further, the Borrower hereby authorizes all Governmental Authorities to furnish to the Agent and the Lenders copies of reports or examinations relating to the Borrower and/or any Subsidiaries, whether made by the Borrower or otherwise.

(d)  Any and all costs and expenses incurred by, or on behalf of, the Agent in connection with the conduct of any of the foregoing, including, without limitation, the actual fees and expenses charged for third party examinations and further including, without limitation, travel, lodging, meals, and other expenses together with an allocated charge of $90 per hour for each examiner that is an employee of the Agent for inspections of the Collateral and the Borrower’s operations and for associated write-up time, shall be part of the Enforcement Costs and shall be payable to the Agent upon demand. The Borrower acknowledges and agrees that such expenses may include, but shall not be limited to, any and all out-of-pocket costs and expenses of the Agent’s employees, agents and third party examiners in, and when, traveling to the Borrower’s facilities.

6.1.4  Corporate Existence.

The Borrower shall maintain, and cause each of its Subsidiaries to maintain, its corporate existence in good standing in the jurisdiction in which it is incorporated and in each other jurisdiction where it is required to register or qualify to do business if the failure to do so in such other jurisdiction might have a Material Adverse Effect on the Borrower or such Subsidiary.

6.1.5  Compliance with Laws.

The Borrower shall comply, and cause each of its Subsidiaries to comply, with all applicable Laws and observe the valid requirements of Governmental Authorities, the noncompliance with or the nonobservance of which might have a Material Adverse Effect on the Borrower or such Subsidiary.

6.1.6  Preservation of Properties.

The Borrower will, and will cause each of its Subsidiaries to, at all times (a) maintain, preserve, protect and keep its properties, whether owned or leased, in good operating condition, working order and repair (ordinary wear and tear excepted), and from time to time will make all proper repairs, maintenance, replacements, additions and improvements thereto needed to maintain such properties in good operating condition, working order and repair, and (b) do or cause to be done all things necessary to preserve and to keep in full force and effect its material franchises, leases of real and personal property, trade names, patents, trademarks and permits that are necessary for the orderly continuance of its business.

6.1.7  Line of Business.

The Borrower will continue to engage substantially only in the business of providing personal and/or commercial automobile property and casualty insurance policies premium finance services.

6.1.8  Insurance.

The Borrower will, and will cause each of its Subsidiaries to, at all times maintain, with financially sound and reputable insurers having a rating of at least A-VII or better by Best Rating Guide or other comparable rating chosen by the Agent, insurance as is required by applicable Laws and such other insurance, in such amounts, of such types and against such risks, hazards, liabilities, casualties and contingencies as are usually insured against in the same geographic areas by business entities engaged in the same or similar business. Without limiting the generality of the foregoing, the Borrower will, and will cause each of its Subsidiaries to, keep adequately insured all of its property against loss or damage resulting from fire or other risks insured against by extended coverage and maintain public liability insurance against claims for personal injury, death or property damage occurring upon, in or about any properties occupied or controlled by it, or arising in any manner out of the businesses carried on by it, all in such amounts not less than the Agent shall reasonably determine from time to time. The Borrower shall deliver to the Agent on the Closing Date (and thereafter on each date there is a material change in the insurance coverage) a certificate of a Responsible Officer of the Borrower containing a detailed list of the insurance then in effect and stating the names of the insurance companies, the types, the amounts and rates of the insurance, dates of the expiration thereof and the properties and risks covered thereby. Within thirty (30) days after notice in writing from the Agent, the Borrower will obtain such additional insurance as the Agent may reasonably request.

6.1.9  Taxes.

Except to the extent that the validity or amount thereof is being contested in good faith and by appropriate proceedings, the Borrower will, and will cause each of its Subsidiaries to, pay and discharge all Taxes prior to the date when any interest or penalty would accrue for the nonpayment thereof. The Borrower shall furnish to the Agent, at such times as the Agent may require, proof satisfactory to the Agent of the making of payments or deposits required by applicable Laws including, without limitation, payments or deposits with respect to amounts withheld by the Borrower from wages and salaries of employees and amounts contributed by the Borrower on account of federal and other income or wage taxes and amounts due under the Federal Insurance Contributions Act, as amended.

6.1.10  ERISA.

The Borrower will, and will cause each of its ERISA Affiliates to, comply with the funding requirements of ERISA with respect to Plans for its respective employees. The Borrower will not permit with respect to any Plan (a) any prohibited transaction or transactions under ERISA or the Internal Revenue Code, that results, or may result, in any material liability of the Borrower and/or ERISA Affiliate, or (b) any Reportable Event if, upon termination of the plan or plans with respect to which one or more such Reportable Events shall have occurred, there is or would be any material liability of the Borrower and/or ERISA Affiliates to the PBGC. Upon the Lender’s request, the Borrower will deliver to the Lender a copy of the most recent actuarial report, financial statements and annual report completed with respect to any Plan.

6.1.11  Notification of Events of Default and Adverse Developments.

The Borrower shall promptly notify the Agent upon obtaining knowledge of the occurrence of:

(a)  any Event of Default;

(b)  any Default;

(c)  any litigation instituted or threatened against the Borrower or its Subsidiaries and of the entry of any judgment or Lien (other than any Permitted Liens) against any of the assets or properties of the Borrower or any of its Subsidiaries where the claims against the Borrower or any of its Subsidiaries exceed One Hundred Thousand Dollars ($100,000) and are not covered by insurance;

(d)  any event, development or circumstance whereby the financial statements furnished hereunder fail in any material respect to present fairly, in accordance with GAAP, the financial condition and operational results of the Borrower or any of its Subsidiaries;

(e)  any judicial, administrative or arbitral proceeding pending against the Borrower or any of its Subsidiaries and any judicial or administrative proceeding known by the Borrower to be threatened against the Borrower or any of its Subsidiaries that, if adversely decided, could have a Material Adverse Effect;

(f)  the receipt by the Borrower or any of its Subsidiaries of any notice, claim or demand from any Governmental Authority that alleges that the Borrower or any Subsidiary is in violation of any of the terms of, or has failed to comply with any applicable Laws regulating its operation and business, including, but not limited to, the Occupational Safety and Health Act and the Environmental Protection Act; and

(g)  any other development in the business or affairs of the Borrower or any of its Subsidiaries that may have a Material Adverse Effect;

(h)  in each case describing in detail satisfactory to the Agent the nature thereof and the action the Borrower proposes to take with respect thereto.

6.1.12  Hazardous Materials; Contamination.

The Borrower agrees to:

(a)  give notice to the Agent immediately upon acquiring knowledge of the presence of any Hazardous Materials or any Hazardous Materials Contamination on any property owned, operated or controlled by the Borrower or for which the Borrower is, or is claimed to be, responsible (provided that such notice shall not be required for Hazardous Materials placed or stored on such property in accordance with applicable Laws in the ordinary course (including, without limitation, quantity) of the Borrower’s line of business expressly described in this Agreement), with a full description thereof;

(b)  promptly comply with any Laws requiring the removal, treatment or disposal of Hazardous Materials or Hazardous Materials Contamination and provide the Agent with satisfactory evidence of such compliance;

(c)  provide the Agent, within thirty (30) days after a demand by the Agent, with a bond, letter of credit or similar financial assurance evidencing to the Agent’s satisfaction that the necessary funds are available to pay the cost of removing, treating, and disposing of such Hazardous Materials or Hazardous Materials Contamination and discharging any Lien that may be established as a result thereof on any property owned, operated or controlled by the Borrower or for which the Borrower is, or is claimed to be, responsible; and

(d)  as part of the Obligations, defend, indemnify and hold harmless the Agent, each of the Lenders and each of their respective agents, employees, trustees, successors and assigns from any and all claims that may now or in the future (whether before or after the termination of this Agreement) be asserted as a result of the presence of any Hazardous Materials or any Hazardous Materials Contamination on any property owned, operated or controlled by the Borrower for which the Borrower is, or is claimed to be, responsible.

The Borrower acknowledges and agrees that this indemnification shall survive the termination of this Agreement and the Commitments and the payment and performance of all of the other Obligations.

6.1.13  Disclosure of Significant Transactions.

The Borrower shall deliver to the Agent a written notice describing in detail each transaction by it involving the purchase, sale, lease, or other acquisition or loss or casualty to or disposition of an interest in Fixed or Capital Assets that exceeds Fifty Thousand Dollars ($50,000.00), said notices to be delivered to the Agent within thirty (30) days of the occurrence of each such transaction.

6.1.14  Key Man Life Insurance.

The Borrower shall at all times maintain life insurance with a responsible insurer on the life of Barry B. Goldstein in an amount not less than Four Million Dollars ($4,000,000) and will assign the proceeds of such life insurance to the Agent pursuant to the Assignment of Life Insurance.

6.1.15  Financial Covenants.

(a)  Certain Definitions. As used in this Agreement, the Term:

“Capitalization” means as to the Borrower at any date of determination thereof the sum of the Borrower’s Tangible Net Worth plus Borrower’s Subordinated Indebtedness minus advances to the Parent.

“Capitalization Ratio” means the ratio of (a) total liabilities of the Borrower (including book overdraft as a liability, not as an offset to cash) minus Borrower’s Subordinated Indebtedness to (b) the Borrower’s Capitalization.

“Cash Flow Coverage Ratio” means for period of determination the ratio of (a) the Borrower’s EBITDA to (b) the sum of (i) the aggregate amount of interest expense of the Borrower for such period, plus (ii) any dividends paid by the Borrower to its stockholders plus (iii) any other distributions that reduce the Borrower’s Net Worth.

“EBITDA” means as to the Borrower for any period of determination thereof, the sum of (a) the net profit (or loss) determined in accordance with GAAP consistently applied, plus (b) interest expense and income tax provisions for such period, plus (c) depreciation and amortization of assets for such period.

“Funded Debt” means the aggregate of the consolidated outstanding principal balance under the Revolving Loan plus the Borrower’s Subordinated Indebtedness plus all other Indebtedness for Borrowed Money (other than that described on clauses (f) and (g) of that term) plus the amount of book overdrafts upon the Borrower’s deposit accounts plus unfunded liabilities (that is, “Due to carriers” accounts payable as shown on the Borrower’s balance sheet and determined on a consistent basis).

“Net Worth” means the shareholders’ equity of the Borrower, defined in accordance with GAAP.

“Tangible Net Worth” means as to the Borrower at any date of determination thereof, the aggregate at such time of the Borrower’s Net Worth minus the total of (a) all assets that would be classified as intangible assets under GAAP consistently applied, (b) applicable reserves, allowances and other similar properly deductible items to the extent such reserves, allowances and other similar properly deductible items have not been previously deducted by the Agent in the calculation of shareholders’ equity, (c) any revaluation or other write-up in book value of assets subsequent to the date of the most recent financial statements delivered to the Agent, and (d) the amount of all loans and advances to, or investments in, any Person (other than pursuant to Premium Finance Agreements), other than cash equivalents and deposit accounts maintained with any financial institution.

(b)  Capitalization Ratio. The Borrower shall maintain, tested as of the last day of each month, for the twelve (12) month period ending on the test date, a Capitalization Ratio, of not greater than 7.0 to 1.0.

(c)  Cash Flow Coverage Ratio. The Borrower shall maintain, tested as of the last day of each of the Borrower’s fiscal quarters for the twelve (12) month period ending on the test date, a Cash Flow Coverage Ratio of not less than 1.50 to 1.0.

(d)  Finance Receivables to Funded Debt Ratio. The Borrower shall maintain, tested as of the last day of each of month, a ratio of total Receivables due and owing under Premium Finance Agreements net of all reserves as required in accordance with GAAP, consistently applied, to Funded Debt of not less than 1.0 to 1.0.

6.1.16  Collection of Receivables.

Until such time that the Agent shall notify the Borrower of the revocation of such privilege, the Borrower and each of the Subsidiaries shall at its own expense have the privilege for the account of, and in trust for, the Agent and the Lenders of collecting its Receivables and receiving in respect thereto all Items of Payment and shall otherwise completely service all of the Receivables including (a) the billing, posting and maintaining of complete records applicable thereto, (b) the taking of such action with respect to the Receivables as the Agent may request or in the absence of such request, as the Borrower and each of the Subsidiaries may deem advisable; and (c) the granting, in the ordinary course of business, to any Account Debtor, any rebate, refund or adjustment to which the Account Debtor may be lawfully entitled, and may accept, in connection therewith, the return of goods, the sale or lease of which shall have given rise to a Receivable and may take such other actions relating to the settling of any Account Debtor’s claim as may be commercially reasonable. The Agent may, at its option, at any time or from time to time after and during the continuance of a Default hereunder, revoke the collection privilege given in this Agreement to the Borrower and each of the Subsidiaries and by either giving notice of its assignment of, and Lien on the Collateral to the Account Debtors or giving notice of such revocation to the Borrower. The Agent shall not have any duty to, and the Borrower hereby releases the Agent and the Lenders from all claims of loss or damage caused by the delay or failure to collect or enforce any of the Receivables or to preserve any rights against any other party with an interest in the Collateral. The Agent shall be entitled at any time and from time to time to confirm and verify Receivables.

6.1.17  Assignments of Receivables.

The Borrower will promptly, upon request, execute and deliver to the Agent written assignments, in form and content acceptable to the Agent, of specific Receivables or groups of Receivables; provided, however, the Lien and/or security interest granted to the Agent, for the ratable benefit of the Lenders and for the benefit of the Agent with respect to the Agent’s Obligations, under this Agreement shall not be limited in any way to or by the inclusion or exclusion of Receivables within such assignments. Receivables so assigned shall secure payment of the Obligations and are not sold to the Agent and/or the Lenders whether or not any assignment thereof, that is separate from this Agreement, is in form absolute. The Borrower agrees that neither any assignment to the Lender nor any other provision contained in this Agreement or any of the other Financing Documents shall impose on the Agent or the Lenders any obligation or liability of the Borrower with respect to that which is assigned and the Borrower hereby agrees to indemnify the Agent and the Lenders and hold the Agent and the Lenders harmless from any and all claims, actions, suits, losses, damages, costs, expenses, fees, obligations and liabilities that may be incurred by or imposed upon the Agent and/or any of the Lenders by virtue of the assignment of and Lien on the Borrower’s rights, title and interest in, to, and under the Collateral.

6.1.18  Notice of Commercial Tort Claims.

The Borrower shall promptly notify the Agent in writing in the event the Borrower shall have, receive or otherwise obtain a commercial tort claim, as plaintiff or otherwise in its favor against any third party and, upon the request of the Agent, shall promptly amend the Perfection Certificate and, without implying any limitation on the provisions of Section 6.1.22 (Further Assurances; Defense of Title), confirm that the Agent is authorized to file additional, and to amend, financing statements and do such other acts or things deemed necessary or desirable by the Agent to grant the Agent a first priority, perfected security interest in any such commercial tort claim, including, without limitation executing an assignment of such commercial tort claim.

6.1.19  Insurance With Respect to Equipment.

The Borrower will (a) maintain and cause each of its Subsidiaries to maintain hazard insurance with fire and extended coverage and naming the Agent as an additional insured with loss payable to the Agent as its respective interest may appear on the Equipment in an amount at least equal to the lesser amount of the outstanding principal amount of the Obligations or the fair market value of the Equipment (but in any event sufficient to avoid any co-insurance obligations) and with a specific endorsement to each such insurance policy pursuant to which the insurer agrees to give the Agent at least thirty (30) days written notice before any alteration or cancellation of such insurance policy and that no act or default of the Borrower shall affect the right of the Agent to recover under such policy in the event of loss or damage; (b) file and cause each of its Subsidiaries to file with the Agent, upon its request, a detailed list of the insurance then in effect and stating the names of the insurance companies, the amounts and rates of the insurance, dates of the expiration thereof and the properties and risks covered thereby; and (c) within thirty (30) days after notice in writing from the Agent, obtain and cause each of its Subsidiaries to maintain such additional insurance as the Agent may reasonably request.

6.1.20  Maintenance of the Collateral.

The Borrower will maintain the Collateral in good working order, saving and excepting ordinary wear and tear, and will not permit anything to be done to the Collateral that may materially impair the value thereof. The Agent, or an agent designed by the Agent, shall be permitted to enter the premises of the Borrower and the Subsidiaries and examine, audit and inspect the Collateral at any reasonable time and from time to time without notice. The Agent and the Lenders shall not have any duty to, and the Borrower hereby releases the Agent and the Lenders from all claims of loss or damage caused by the delay or failure to collect or enforce any of the Receivables or to preserve any rights against any other party with an interest in the Collateral.

6.1.21  Equipment.

The Borrower shall (a) maintain all Equipment as personalty, (b) not affix any Equipment to any real estate in such manner as to become a fixture or part of such real estate, and (c) shall hold no Equipment on a sale on approval basis. The Borrower hereby declares its intent that, notwithstanding the means of attachment, no goods of the Borrower hereafter attached to any realty shall be deemed a fixture, which declaration shall be irrevocable, without the Agent’s consent, until all of the Obligations have been paid in full and all of the Commitments have been terminated or have expired.

6.1.22  Further Assurances; Defense of Title.

At its expense, the Borrower will defend the title to the Collateral (and any part thereof), and will immediately execute, acknowledge and deliver any financing statement, renewal, affidavit, deed, assignment, continuation statement, security agreement, certificate or other document that the Agent may require in order to perfect, preserve, maintain, continue, protect and/or extend the Lien or security interest granted to the Agent, for the ratable benefit of the Lenders and for the benefit of the Agent with respect to the Agent’s Obligations, under this Agreement, under any of the other Financing Documents and the first priority of that Lien, subject only to the Permitted Liens. The Borrower will from time to time do whatever the Agent may require by way of obtaining, executing, delivering, and/or filing financing statements, landlords’ or mortgagees’ waivers, notices of assignment and other notices and amendments and renewals thereof and the Borrower will take any and all steps and observe such formalities as the Agent may require, in order to create and maintain a valid Lien upon, pledge of, or paramount security interest in, the Collateral, subject to the Permitted Liens. Without implying any limitation on the foregoing, with respect to the Collateral that may be perfected by control, the Borrower shall take such steps as the Lender may require in order that Agent may have such control. The Borrower shall pay to the Agent on demand all taxes, costs and expenses incurred by the Agent in connection with the preparation, execution, recording and filing of any such document or instrument. To the extent that the proceeds of any of the Receivables of the Borrower are expected to become subject to the control of, or in the possession of, a party other than the Borrower or the Agent, the Borrower shall cause all such parties to execute and deliver on the Closing Date security documents, financing statements or other documents as requested by the Agent and as may be necessary to evidence and/or perfect the security interest of the Agent, for the ratable benefit of the Lenders and for the benefit of the Agent with respect to the Agent’s Obligations, in those proceeds. The Borrower agrees that a copy of a fully executed security agreement and/or financing statement shall be sufficient to satisfy for all purposes the requirements of a financing statement as set forth in Article 9 of the applicable Uniform Commercial Code. The Borrower hereby irrevocably appoints the Agent as the Borrower’s attorney-in-fact, with power of substitution, in the name of the Agent or in the name of the Borrower or otherwise, for the use and benefit of the Agent for itself and the Lenders, but at the cost and expense of the Borrower and without notice to the Borrower, to execute and deliver any and all of the instruments and other documents and take any action which the Lender may require pursuant the foregoing provisions of this Section 6.1.22. Further, to the extent permitted by applicable Laws, the Agent is hereby authorized to file, without the Borrower’s signature, one or more financing statements or other notices disclosing the liens and other security interests of the Agent and the Lenders. All financing statements and notices may describe the collateral of the Agent and the Lenders as all assets and/or all personal property of the Borrower. The Borrower hereby ratifies and confirms the Agent’s authority to file and the validity of any and all such financing statements and notices filed prior to the date of this Agreement.

6.1.23  Business Information.

The Borrower will notify the Agent not less than thirty (30) days prior to (a) any change in its name or in the name under which the Borrower conducts its business, (b) any change to the Borrower’s state of organization, identity or organizational structure, (c) any change of the location of the chief executive office of the Borrower, and (d) the opening of any new place of business or the closing of any existing place of business, and any change in the location of the places where the Collateral, or any part thereof, or the books and records, or any part thereof, are kept.

6.1.24  Subsequent Opinion of Counsel as to Recording Requirements.

In the event that the Borrower or any Subsidiary shall transfer its principal place of business or the office where it keeps its records pertaining to the Collateral, upon the Agent’s request the Borrower will provide to the Agent a subsequent opinion of counsel as to the filing, recording and other requirements with which the Borrower and its Subsidiaries have complied to maintain the Lien and security interest in favor of the Agent, for the ratable benefit of the Lenders and for the benefit of the Agent with respect to the Agent’s Obligations, in the Collateral.

6.1.25  Use of Premises and Equipment.

The Borrower agrees that until the Obligations are fully paid and all of the Commitments have been terminated or have expired, the Agent (a) after and during the continuance of a Default or an Event of Default, may use any of the Borrower’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (b) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of the Borrower’s owned or leased property.

6.1.26  Protection of Collateral.

The Borrower agrees that the Agent may at any time following an Event of Default take such steps as the Agent deems reasonably necessary to protect the interest of the Agent and the Lenders in, and to preserve the Collateral, including, without limitation, the hiring of such security guards, the placing of other security protection measures, and otherwise restricting access to owned or leased locations where Collateral is located, all as the Agent deems appropriate from time to time, may employ and maintain at any of the Borrower’s premises a custodian who shall have full authority to do all acts necessary to protect the interests of the Agent and the Lenders in the Collateral and may lease warehouse facilities to which the Agent may move all or any part of the Collateral to the extent commercially reasonable. The Borrower agrees to cooperate fully with the Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as the Agent may reasonably direct. All of the Agent’s expenses of preserving the Collateral, including any reasonable expenses relating to the compensation and bonding of a custodian, shall be part of the Enforcement Costs.

6.1.27  Appraisals.

Whenever a Default or an Event of Default exists, and at such other times as the Agent may request, but not more frequently than once a year, the Borrower shall, at its expense, provide the Agent with appraisals or updates thereof of any or all of the Collateral from an appraiser and in form in all respects satisfactory to the Agent.

6.1.28  Servicing Agreements.

The Borrower agrees that the Servicing Agreement Documents and the Back-Up Servicing Agreement shall remain in full force and effect at all times. The agreements, terms and conditions of this Agreement with respect to the Servicer and the Servicing Agreement shall apply to the servicer under the Back-Up Servicing Agreement and to the Back-Up Servicing Agreement at such times as the servicer is providing, or is obligated to provide, services under the Back-Up Servicing Agreement. Under the terms of the Servicing Agreement Documents, the Servicer shall at all times: (a) be authorized and obligated, upon notification from the Agent of an Event of Default, to perform its servicing duties solely for the benefit of the Agent; (b) receive all Items of Payment and other Collateral as the Agent’s bailee for the purpose of perfecting the Agent’s and the Lenders’ security interests therein, (c) deposit all proceeds of Items of Payment and other Collateral into the Collateral Account; (d) be obligated to provide to the Agent not less than three hundred sixty-five (365) days notice of the Servicer’s intent to cancel the Servicing Agreement; and (e) along with the Borrower, covenant and agree that the Servicer shall not be authorized to modify or amend the Servicing Agreement Documents without the Agent’s express written consent.

6.1.29  Borrower’s Procedures.

The Borrower’s forms and procedures shall at all times reflect the following to the continuing satisfaction of the Agent:

(a)  Premium Finance Agreements, payment coupon books, and such other materials, shall reflect the Agent as secured creditor to the Borrower and shall direct that payments be made to the Servicer. References in the Premium Finance Agreements to the “Loan and Security Agreement with” the Agent mean this Agreement, as amended, restated, modified, substituted, extended and renewed from time to time.

(b)  Scheduled monthly payments and all other Items of Payments shall be (i) received by the Servicer for processing (or forwarded to the Servicer by the Borrower) for the benefit of the Agent and the Lenders, and as bailee for the purpose of perfecting Agent’s and the Lenders’ security interest therein, (ii) deposited by the Servicer into the Collateral Account; (iii) if made payable to the Borrower shall be endorsed by the Servicer pursuant to authority granted by the Borrower to the Servicer in the Servicing Agreement for deposit to, and deposited exclusively to the Collateral Account;

(c)  The Borrower’s “Notices of Financed Premium,” “Notices of Cancellation” and other notices or claims with respect to returned premiums or Receivables (the foregoing collectively, “Premium Claim Notices”) (i) shall specify the Agent’s interest, as secured creditor to the Borrower, in returned premiums on policies financed by the Borrower and (ii) shall direct that all remittances shall be made payable to “M&T Bank, Secured Creditor”, as secured creditor to the Borrower at the Servicer’s address, unless the Borrower and the Agent shall have agreed otherwise in each instance. All Items of Payment with respect to those remittances shall deposited into the Collateral Account in compliance with Section 2.1.10 (Collateral Account).

(d)  To the extent that the Borrower receives any scheduled payments on Premium Finance Agreements or payments of returned premiums on cancelled Premium Finance Agreement or pursuant to Premium Claim Notices, via ACH transfers or other standing transfer orders, the Borrower shall modify its notices and other communication materials to instruct payors that such payments are to be directed to the Collateral Account.

(e)  The Borrower shall irrevocably and continuously provide the Agent “read only” access, or such other access to be determined, to the Borrower’s accounting and financial records including, without limitation, those with respect to the Receivables.

(f)  No later than fifteen (15) days after the end of each month, the Borrower to provide the Agent with premium disbursement file monthly in electronic format acceptable to the Agent.

(g)  The Borrower shall at all times use the Agent’s “Full Account Reconciliation” program (or, at the Agent’s direction, other program or programs offered by the Agent) for the Borrower’s deposit and contract disbursement accounts. The proceeds of the Receivables shall be subject to the provisions of Section 2.1.10 (Collateral Account).

6.1.30  Amendment to Subordinated Indebtedness.

No later than March 31, 2005, with respect to Subordinated Indebtedness other than the Subordinated Debt and with respect to Parent Subordinated Indebtedness other than the Parent Subordinated Debt, the Agent shall have received evidence that the scheduled maturity thereof is not sooner than ninety (90) days after the scheduled maturity of the Revolving Credit Note.

Section 6.2  Negative Covenants.

So long as any of the Obligations or the Commitments therefor shall be outstanding hereunder, the Borrower agrees with the Agent and the Lenders that without the prior written consent of the Agent:

6.2.1  Capital Structure, Merger, Acquisition or Sale of Assets.

The Borrower will not alter or amend its capital structure, authorize any additional class of equity, issue any stock or equity of any class, enter into any merger or consolidation or amalgamation, windup or dissolve itself (or suffer any liquidation or dissolution) or acquire all or substantially all the assets of any Person, or sell, lease or otherwise dispose of any of its assets. Any consent of the Agent to the disposition of any assets may be conditioned on a specified use of the proceeds of disposition.

6.2.2  Subsidiaries.

The Borrower will not create or acquire any Subsidiaries other than the Subsidiaries identified on the Perfection Certificate.

6.2.3  Issuance of Stock.

The Borrower will not issue, or grant any option or right to purchase, any of its capital stock.

6.2.4  Purchase or Redemption of Securities, Dividend Restrictions.

The Borrower will not purchase, redeem or otherwise acquire any shares of its capital stock or warrants now or hereafter outstanding, declare or pay any dividends thereon (other than stock dividends), apply any of its property or assets to the purchase, redemption or other retirement of, set apart any sum for the payment of any dividends on, or for the purchase, redemption, or other retirement of, make any distribution by reduction of capital or otherwise in respect of, any shares of any class of capital stock of the Borrower, or any warrants, permit any Subsidiary to purchase or acquire any shares of any class of capital stock of, or warrants issued by, of the Borrower, make any distribution to stockholders or set aside any funds for any such purpose, and not prepay, purchase or redeem any Indebtedness for Borrowed Money other than the Obligations, except for Permitted Distributions and except for dividends or other distributions or advances made to the Parent when there exists no Default or Event of Default in order to enable the Parent to pay at a time payments due and payable (other than those payments which may not be made due to applicable provisions of subordination) under the Parent Subordinated Debt and the corresponding portion of the Subordinated Debt to the extent the payments are expressly permitted by this Agreement, the Subordination Agreement and the Parent Subordination Agreement..

6.2.5  Indebtedness.

The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness for Borrowed Money, or permit any Subsidiary so to do, except:

(a)  the Obligations;

(b)  current accounts payable arising in the ordinary course;

(c)  indebtedness secured by Permitted Liens;

(d)  Subordinated Indebtedness; and

(e)  indebtedness of the Borrower existing on the date hereof and reflected on the financial statements furnished pursuant to Section 4.1.11 (Financial Condition).

6.2.6  Investments, Loans and Other Transactions.

Except as otherwise provided in this Agreement, the Borrower will not, and will not permit any of its Subsidiaries to, (a) make, assume, acquire or continue to hold any investment in any real property (unless used in connection with its business and treated as a Fixed or Capital Asset of the Borrower or the Subsidiary) or any Person, whether by stock purchase, capital contribution, acquisition of indebtedness of such Person or otherwise (including, without limitation, investments in any joint venture or partnership), (b) guaranty or otherwise become contingently liable for the indebtedness, liabilities or other obligations of any Person, or (c) make any loans or advances, or otherwise extend credit to any Person, except:

(i)  any advance to an officer or employee of the Borrower or of any Subsidiary for travel or other business expenses in the ordinary course of business, provided that the aggregate amount of all such advances by all of the Borrower and its Subsidiaries (taken as a whole) outstanding at any time shall not exceed Two Thousand Five Hundred Dollars ($2,500);

(ii)  the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(iii)  any investment in Cash Equivalents, that are pledged to the Agent, for the ratable benefit of the Lenders and for the benefit of the Agent with respect to the Agent’s Obligations, as collateral and security for the Obligations; and

(iv)  trade credit extended to customers in the ordinary course of business.

6.2.7  Operating Lease Obligations.

The Borrower will not incur or permit to exist any Lease Obligations (including, without limitation, Lease Obligations with respect to real property) except Capital Leases expressly permitted by this Agreement or permit any Subsidiary so to do, if the aggregate amount of all such Lease Obligations of the Borrower and the Subsidiaries (taken as a whole) would at any time exceed Two Hundred Thousand Dollars ($200,000) during any fiscal year of the Borrower.

6.2.8  Stock of Subsidiaries.

The Borrower will not sell or otherwise dispose of any shares of capital stock of any Subsidiary (except in connection with a merger or consolidation of a Wholly Owned Subsidiary into the Borrower or another Wholly Owned Subsidiary of the Borrower or with the dissolution of any Subsidiary) or permit any Subsidiary to issue any additional shares of its capital stock except pro rata to its stockholders.

6.2.9  Subordinated Indebtedness.

The Borrower will not, and will not permit any Subsidiary to make:

(a)  except from the Permitted Distributions, any payment of principal of, or interest on, any of the Subordinated Indebtedness, including, without limitation, the Subordinated Debt, if a Default or Event of Default then exists hereunder or would result from such payment;

(b)  any payment of the principal or interest due on the Subordinated Indebtedness as a result of acceleration thereunder or a mandatory prepayment thereunder;

(c)  any amendment or modification of or supplement to the documents evidencing or securing the Subordinated Indebtedness; and

(d)  payment of principal or interest on the Subordinated Indebtedness other than when due (without giving effect to any acceleration of maturity or mandatory prepayment).

6.2.10  Liens.

The Borrower agrees that it (a) will not create, incur, assume or suffer to exist any Lien upon any of its properties or assets, whether now owned or hereafter acquired, or permit any Subsidiary so to do, except for Liens securing the Obligations and Permitted Liens, (b) will not agree to, assume or suffer to exist any provision in any instrument or other document for confession of judgment, cognovit or other similar right or remedy, (c) will not allow or suffer to exist any Permitted Liens to be superior to Liens securing the Obligations except as expressly set forth in Schedule 4.1.22, (d) will not enter into any contracts for the consignment of goods, will not execute or suffer the filing of any financing statements or the posting of any signs giving notice of consignments, and will not, as a material part of its business, engage in the sale of goods belonging to others, and (e) will not allow or suffer to exist the failure of any Lien described in the Security Documents to attach to, and/or remain at all times perfected on, any of the property described in the Security Documents.

6.2.11  Transactions with Affiliates.

Except (a) as permitted in Section 6.2.4 (Purchase or Redemption of Securities; Dividend Restrictions) or Section 6.2.17 (Compensation), (b) for the reimbursement of reasonable payroll expenses incurred by DCAP Management Corp. on behalf of the Borrower as further set forth in that certain letter agreement dated July 10, 2003 between the Borrower and Parent, a true copy of which the Borrower and Parent have provided to the Agent prior to the execution and delivery of this Agreement, (c) transactions between the Borrower and the Corporate Guarantors (other than the Parent) that are in the ordinary course of business relating or incidental to the financing of automobile insurance premiums and that are upon fair and reasonable terms which are no less favorable than would be obtained in a comparable arms-length transaction with a Person who is not an Affiliate and which are profitable for the Borrower, and (d) the payment of sublease payments in the ordinary course from Borrower to the Parent pursuant to that certain sublease agreement dated October 1, 2002, the Borrower and its Subsidiaries will not enter into or participate in any transaction with any Affiliate or, except in the ordinary course of business, with the officers, directors, employees and other representatives of the Borrower and/or any Subsidiary.

6.2.12  Other Businesses.

The Borrower and its Subsidiaries will not, without the prior written consent of the Agent, engage directly or indirectly in any business other than the business of financing premiums for personal and/or commercial automobile property and casualty insurance policies in the States of New York and New Jersey and the Commonwealth of Pennsylvania, and such other States as the Agent may approve in the exercise of its sole and absolute discretion from time to time.

6.2.13  ERISA Compliance.

None of the Borrower nor any ERISA Affiliate shall: (a) engage in or permit any “prohibited transaction” (as defined in ERISA); (b) cause any “accumulated funding deficiency” as defined in ERISA and/or the Internal Revenue Code; (c) terminate any pension plan in a manner that could result in the imposition of a lien on the property of the Borrower pursuant to ERISA; (d) terminate or consent to the termination of any Multi-employer Plan; or (e) incur a complete or partial withdrawal with respect to any Multi-employer Plan.

6.2.14  Prohibition on Hazardous Materials.

The Borrower shall not place, manufacture or store or permit to be placed, manufactured or stored any Hazardous Materials on any property owned, operated or controlled by the Borrower or for which the Borrower is responsible other than Hazardous Materials placed or stored on such property in accordance with applicable Laws in the ordinary course of the Borrower’s business expressly described in this Agreement.

6.2.15  Amendments.

The Borrower will not amend, terminate or allow to lapse or agree to amend, terminate or allow to lapse the Premium Finance Licenses or any other franchise, license, consent, approval or agreement necessary for the Borrower to operate its business in the normal course, or consent to or waive any material provisions thereof. The Borrower shall conduct no business in the Commonwealth of Pennsylvania until the Premium Finance Licenses have been duly issued by the applicable Pennsylvania Governmental Authorities.

6.2.16  Method of Accounting; Fiscal Year.

The Borrower agrees that:

(a)  it shall not change the method of accounting employed in the preparation of any financial statements furnished to the Agent under the provisions of Section 6.1.1 (Financial Statements), unless required to conform to GAAP and on the condition that the Borrower’s accountants shall furnish such information as the Agent may request to reconcile the changes with the Borrower’s prior financial statements

(b)  it will not change its fiscal year from a year ending on December 31.

6.2.17  Compensation.

Neither the Borrower nor any of its Subsidiaries will pay any bonuses, fees, compensation, commissions, salaries, drawing accounts, or other payments (cash and non-cash), whether direct or indirect, to any stockholders of the Borrower or its Subsidiaries, or any Affiliate of the Borrower or its Subsidiaries, other than reasonable compensation for actual services rendered by stockholders in their capacity as officers or employees of the Borrower and other compensation pursuant to (i) that certain Employment Agreement dated May 28, 2003 between AIA-DCAP Corp. and Barry Lefkowitz and (ii) that certain Employment Agreement dated May 10, 2001 between the Parent and Barry Goldstein, true and correct copies of which have been provided to the Agent prior to the execution of this Agreement. The Employment Agreements will not be modified or amended without the prior written consent of the Agent.

6.2.18  Transfer of Collateral.

The Borrower and the Subsidiaries will not transfer, or permit the transfer, to another location of any of the Collateral or the books and records related to any of the Collateral.

6.2.19  Sale and Leaseback.

The Borrower and the Subsidiaries will not directly or indirectly enter into any arrangement to sell or transfer all or any substantial part of its fixed assets and thereupon or within one (1) year thereafter rent or lease the assets so sold or transferred.

6.2.20  Disposition of Collateral.

Neither the Borrower nor the Subsidiaries will sell, discount, allow credits or allowances, transfer, assign, extend the time for payment on, convey, lease, assign, transfer or otherwise dispose of the Collateral, except, prior to an Event of Default, dispositions expressly permitted elsewhere in this Agreement, the sale of unnecessary or obsolete Equipment, but only if the proceeds of the sale of such Equipment are (a) used to purchase similar Equipment to replace the unnecessary or obsolete Equipment or (b) immediately turned over to the Agent for application to the Obligations in accordance with the provisions of this Agreement.

ARTICLE VII
DEFAULT AND RIGHTS AND REMEDIES

Section 7.1  Events of Default.

The occurrence of any one or more of the following events shall constitute an “Event of Default” under the provisions of this Agreement:

7.1.1  Failure to Pay.

The failure of the Borrower to pay any of the Obligations as and when due and payable in accordance with the provisions of this Agreement, the Notes and/or any of the other Financing Documents.

7.1.2  Breach of Representations and Warranties.

Any representation or warranty made in this Agreement or in any report, statement, schedule, certificate, opinion (including any opinion of counsel for the Borrower), financial statement or other document furnished in connection with this Agreement, any of the other Financing Documents, or the Obligations, shall prove to have been false or misleading when made (or, if applicable, when reaffirmed) in any material respect.

7.1.3  Failure to Comply with Covenants.

The failure of the Borrower to perform, observe or comply with any covenant, condition or agreement contained in this Agreement.

7.1.4  Default Under Other Financing Documents or Obligations.

A default shall occur under any of the other Financing Documents or under any other Obligations, and such default is not cured within any applicable grace period provided therein.

7.1.5  Receiver; Bankruptcy.

The Borrower or any Subsidiary shall (a) apply for or consent to the appointment of a receiver, trustee or liquidator of itself or any of its property, (b) admit in writing its inability to pay its debts as they mature, (c) make a general assignment for the benefit of creditors, (d) be adjudicated a bankrupt or insolvent, (e) file a voluntary petition in bankruptcy or a petition or an answer seeking or consenting to reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or take corporate action for the purposes of effecting any of the foregoing, or (f) by any act indicate its consent to, approval of or acquiescence in any such proceeding or the appointment of any receiver of or trustee for any of its property, or suffer any such receivership, trusteeship or proceeding to continue undischarged for a period of sixty (60) days, or (g) by any act indicate its consent to, approval of or acquiescence in any order, judgment or decree by any court of competent jurisdiction or any Governmental Authority enjoining or otherwise prohibiting the operation of a material portion of the Borrower’s or any Subsidiary’s business or the use or disposition of a material portion of the Borrower’s or any Subsidiary’s assets.

7.1.6  Involuntary Bankruptcy, etc.

(a) An order for relief shall be entered in any involuntary case brought against the Borrower or any Subsidiary under the Bankruptcy Code, or (b) any such case shall be commenced against the Borrower or any Subsidiary and shall not be dismissed within sixty (60) days after the filing of the petition, or (c) an order, judgment or decree under any other Law is entered by any court of competent jurisdiction or by any other Governmental Authority on the application of a Governmental Authority or of a Person other than the Borrower or any Subsidiary (i) adjudicating the Borrower or any Subsidiary bankrupt or insolvent, or (ii) appointing a receiver, trustee or liquidator of the Borrower or of any Subsidiary, or of a material portion of the Borrower’s or any Subsidiary’s assets, or (iii) enjoining, prohibiting or otherwise limiting the operation of a material portion of the Borrower’s or any Subsidiary’s business or the use or disposition of a material portion of the Borrower’s or any Subsidiary’s assets, and such order, judgment or decree continues unstayed and in effect for a period of thirty (30) days from the date entered.

7.1.7  Judgment.

Unless adequately insured in the opinion of the Agent, the entry of a final judgment or final judgments for the payment of money involving more than $50,000 in the aggregate against the Borrower and/or any one or more of the Corporate Guarantors, and the failure by the Borrower and the Corporate Guarantors to discharge the same, or cause it to be discharged, within thirty (30) days from the date of the order, decree or process under which or pursuant to which such judgment was entered, or to secure a stay of execution pending appeal of such judgment.

7.1.8  Execution; Attachment.

Any execution or attachment shall be levied against the Collateral, or any part thereof, and such execution or attachment shall not be set aside, discharged or stayed within thirty (30) days after the same shall have been levied.

7.1.9  Default Under Other Borrowings.

Default shall be made with respect to any Indebtedness for Borrowed Money (other than the Loan) with an aggregate outstanding principal balance of more than $100,000 if the default is a failure to pay at maturity or if the effect of such default is to accelerate the maturity of such Indebtedness for Borrowed Money or to permit the holder or obligee thereof or other party thereto to cause any such Indebtedness for Borrowed Money to become due prior to its stated maturity.

7.1.10  Challenge to Agreements.

The Borrower or any of the Guarantors shall challenge the validity and binding effect of any provision of any of the Financing Documents or shall state its intention to make such a challenge of any of the Financing Documents or any of the Financing Documents shall for any reason (except to the extent permitted by its express terms) cease to be effective or to create a valid and perfected first priority Lien (except for Permitted Liens) on, or security interest in, any of the Collateral purported to be covered thereby.

7.1.11  Material Adverse Effect Change.

The Agent, in its sole discretion, determines in good faith that an event has occurred with respect to the Borrower that may have Material Adverse Effect.

7.1.12  Change of Control.

Any Person, other than the Parent, shall own any equity interest in the Borrower, or any Person (other than Barry B. Goldstein) or group (as such term is used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder) shall have become the direct or indirect beneficial owner (as defined in Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of, or shall have the right to vote or otherwise control, 30% or more of any class of voting securities of the Parent.

7.1.13  Liquidation, Termination, Dissolution, Change in Management, etc.

The Borrower shall liquidate, dissolve or terminate its existence or shall suspend or terminate a substantial portion of its business operations or Barry B. Goldstein shall no longer hold the office and perform the duties of chief executive and chief operating officer of the Borrower any change occurs in the management or control of the Borrower without the prior written consent of the Agent.

7.1.14  Subordinated Debt (Parent).

On or before March 31, 2005, the maturity date of the subordinated debt in Parent shall be not have been extended to at least December 31, 2007.

Section 7.2  Remedies.

Upon the occurrence of any Event of Default, the Agent may, in the exercise of its sole and absolute discretion from time to time, and shall, at the direction of the Required Lenders, at any time thereafter exercise any one or more of the following rights, powers or remedies.

7.2.1  Acceleration.

The Agent may declare any or all of the Obligations to be immediately due and payable, notwithstanding anything contained in this Agreement or in any of the other Financing Documents to the contrary, without presentment, demand, protest, notice of protest or of dishonor, or other notice of any kind, all of which the Borrower hereby waives.

7.2.2  Further Advances.

The Agent may from time to time without notice to the Borrower suspend, terminate or limit any further Advances, loans or other extensions of credit under the Commitment, under this Agreement and/or under any of the other Financing Documents. Further, upon the occurrence of an Event of Default or Default specified in Section 7.1.5 (Receiver; Bankruptcy) or Section 7.1.6 (Involuntary Bankruptcy, etc.), the Commitments and any agreement in any of the Financing Documents to provide additional credit shall immediately and automatically terminate and the unpaid principal amount of the Notes (with accrued interest thereon) and all other Obligations then outstanding, shall immediately become due and payable without further action of any kind and without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

7.2.3  Uniform Commercial Code.

The Agent shall have all of the rights and remedies of a secured party under the applicable Uniform Commercial Code and other applicable Laws. Upon demand by the Agent, the Borrower shall assemble the Collateral and make it available to the Agent, at a place designated by the Agent. The Agent or its agents may without notice from time to time enter upon the Borrower’s premises to take possession of the Collateral, to remove it, to render it unusable, to process it or otherwise prepare it for sale, or to sell or otherwise dispose of it.

Any written notice of the sale, disposition or other intended action by the Agent with respect to the Collateral that is sent by regular mail, postage prepaid, to the Borrower at the address set forth in Section 9.1 (Notices), or such other address of the Borrower that may from time to time be shown on the Agent’s records, at least ten (10) days prior to such sale, disposition or other action, shall constitute commercially reasonable notice to the Borrower. The Agent may alternatively or additionally give such notice in any other commercially reasonable manner. Nothing in this Agreement shall require the Agent to give any notice not required by applicable Laws.

If any consent, approval, or authorization of any state, municipal or other Governmental Authority or of any other Person or of any Person having any interest therein, should be necessary to effectuate any sale or other disposition of the Collateral, the Borrower agrees to execute all such applications and other instruments, and to take all other action, as may be required in connection with securing any such consent, approval or authorization.

The Borrower recognizes that the Agent may be unable to effect a public sale of all or a part of the Collateral consisting of investment property by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and other applicable Federal and state Laws. The Agent may, therefore, in its discretion, take such steps as it may deem appropriate to comply with such Laws and may, for example, at any sale of the Collateral consisting of securities restrict the prospective bidders or purchasers as to their number, nature of business and investment intention, including, without limitation, a requirement that the Persons making such purchases represent and agree to the satisfaction of the Agent that they are purchasing such securities for their account, for investment, and not with a view to the distribution or resale of any thereof. The Borrower covenants and agrees to do or cause to be done promptly all such acts and things as the Agent may request from time to time and as may be necessary to offer and/or sell the securities or any part thereof in a manner that is valid and binding and in conformance with all applicable Laws. Upon any such sale or disposition, the Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral consisting of securities so sold.

7.2.4  Specific Rights With Regard to Collateral.

In addition to all other rights and remedies provided hereunder or as shall exist at law or in equity from time to time, the Agent may (but shall be under no obligation to), without notice to the Borrower, and the Borrower hereby irrevocably appoints the Agent as its attorney-in-fact, with power of substitution, in the name of the Agent and/or any or all of the Lenders and/or in the name of the Borrower or otherwise, for the use and benefit of the Agent and the Lenders, but at the cost and expense of the Borrower and without notice to the Borrower:

(a)  request any Account Debtor obligated on any of the Receivables to make payments thereon directly to the Agent, with the Agent taking control of the cash and non-cash proceeds thereof;

(b)  compromise, extend or renew any of the Collateral or deal with the same as it may deem advisable;

(c)  make exchanges, substitutions or surrenders of all or any part of the Collateral;

(d)  copy, transcribe, or remove from any place of business of the Borrower or any Subsidiary all books, records, ledger sheets, correspondence, invoices and documents, relating to or evidencing any of the Collateral or without cost or expense to the Agent or the Lenders, make such use of the Borrower’s or any Subsidiary’s place(s) of business as may be reasonably necessary to administer, control and collect the Collateral;

(e)  repair, alter or supply goods if necessary to fulfill in whole or in part the purchase order of any Account Debtor;

(f)  demand, collect, receipt for and give renewals, extensions, discharges and releases of any of the Collateral;

(g)  institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral;

(h)  settle, renew, extend, compromise, compound, exchange or adjust claims in respect of any of the Collateral or any legal proceedings brought in respect thereof;

(i)  endorse or sign the name of the Borrower upon any Items of Payment, certificates of title, instruments, investment property, stock powers, documents, documents of title, financing statements, assignments, notices or other writing relating to or part of the Collateral and on any proof of claim in bankruptcy against an Account Debtor;

(j)  notify the Post Office authorities to change the address for the delivery of mail to the Borrower to such address or Post Office Box as the Agent may designate and receive and open all mail addressed to the Borrower ; and

(k)  take any other action necessary or beneficial to realize upon or dispose of the Collateral or to carry out the terms of this Agreement.

7.2.5  Application of Proceeds.

Any proceeds of sale or other disposition of the Collateral will be applied by the Agent to the payment first of any and all Agent’s Obligations, then to any and all Enforcement Costs, and any balance of such proceeds will be remitted to the Lenders in like currency and funds received ratably in accordance with their respective Pro Rata Shares of such balance. Each Lender shall apply any such proceeds received from the Agent to its Obligations in such order and manner as such Lender shall determine. If the sale or other disposition of the Collateral fails to fully satisfy the Obligations, the Borrower shall remain liable to the Agent and the Lenders for any deficiency.

7.2.6  Performance by Agent.

If the Borrower shall fail to pay the Obligations or otherwise fail to perform, observe or comply with any of the conditions, covenants, terms, stipulations or agreements contained in this Agreement or any of the other Financing Documents, the Agent without notice to or demand upon the Borrower and without waiving or releasing any of the Obligations or any Default or Event of Default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of the Borrower, and may enter upon the premises of the Borrower for that purpose and take all such action thereon as the Agent may consider necessary or appropriate for such purpose and the Borrower hereby irrevocably appoints the Agent as its attorney-in-fact to do so, with power of substitution, in the name of the Agent, in the name of any or all of the Lenders, or in the name of the Borrower or otherwise, for the use and benefit of the Agent, but at the cost and expense of the Borrower and without notice to the Borrower. All sums so paid or advanced by the Agent together with interest thereon from the date of payment, advance or incurring until paid in full at the Post-Default Rate and all costs and expenses, shall be deemed part of the Enforcement Costs, shall be paid by the Borrower to the Agent on demand, and shall constitute and become a part of the Agent’s Obligations.

7.2.7  Other Remedies.

The Agent may from time to time proceed to protect or enforce the rights of the Agent and/or any of the Lenders by an action or actions at law or in equity or by any other appropriate proceeding, whether for the specific performance of any of the covenants contained in this Agreement or in any of the other Financing Documents, or for an injunction against the violation of any of the terms of this Agreement or any of the other Financing Documents, or in aid of the exercise or execution of any right, remedy or power granted in this Agreement, the Financing Documents, and/or applicable Laws. The Agent and each of the Lenders is authorized to offset and apply to all or any part of the Obligations all moneys, credits and other property of any nature whatsoever of the Borrower now or at any time hereafter in the possession of, in transit to or from, under the control or custody of, or on deposit with, the Agent, any of the Lenders or any Affiliate of the Agent or any of the Lenders.

ARTICLE VIII
THE AGENT

Section 8.1  Appointment and Authorization.

Each Lender hereby designates and appoints M&T as its Agent under this Agreement and the other Financing Documents and each Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Financing Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Financing Document, together with such powers as are reasonably incidental thereto. The Agent agrees to act as such on the express conditions contained in this ARTICLE VIII. The provisions of this ARTICLE VIII are solely for the benefit of the Agent and the Lenders and the Borrower shall have no rights as a third party beneficiary of any of the provisions contained herein.

Section 8.2  Nature of Duties

8.2.1  In General.

Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Financing Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Financing Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Agreement, the Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Agent is expressly entitled to take or assert under this Agreement and the other Financing Documents, including (a) the determination of the applicability of ineligibility criteria with respect to the calculation of the Borrowing Base, (b) the making of Agent Advances, and (c) the exercise of remedies pursuant to this Agreement and the other Financing Documents, and any action so taken or not taken shall be deemed consented to by the Lenders.

8.2.2  Delegation of Duties.

The Agent may execute any of its duties under this Agreement or any other Financing Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction,.

8.2.3  Express Authorization

The Agent is hereby expressly and irrevocably authorized by each of the Lenders, as agent on behalf of itself and the other Lenders:

(a)  to receive on behalf of each of the Lenders any payment or collection on account of the Obligations and to distribute to each Lender its Pro Rata Share of all such payments and collections so received as provided in this Agreement;

(b)  to receive all documents and items to be furnished to the Lenders under the Financing Documents (nothing contained herein shall relieve the Borrower of any obligation to deliver any item directly to the Lenders to the extent expressly required by the provisions of this Agreement);

(c)  to act or refrain from acting in this Agreement and in the other Financing Documents with respect to those matters so designated for the Agent;

(d)  to act as nominee for and on behalf of the Lenders in and under this Agreement and the other Financing Documents;

(e)  to arrange for the means whereby the funds of the Lenders are to be made available to the Borrower;

(f)  to distribute promptly to the Lenders, if required by the terms of this Agreement, all written information, requests, notices, Loan Notices, payments, Prepayments, documents and other items received from the Borrower or other Person;

(g)  to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of the Lenders subject to the requirement that certain of the Lenders’ consent be obtained in certain instances as provided in 9.2.2 (Consent of All Lenders Required);

(h)  to deliver to the Borrower and other Persons, all requests, demands, approvals, notices, and consents received from any of the Lenders;

(i)  to exercise on behalf of each Lender all rights and remedies of the Lenders upon the occurrence of any Event of Default and/or Default specified in this Agreement and/or in any of the other Financing Documents or applicable Laws;

(j)  to execute any of the Security Documents and any other documents on behalf of the Lenders as the secured party for the benefit of the Agent and the Lenders; and

(k)  to take such other actions as may be requested by the Required Lenders.

Section 8.3  Liability of Agent.

None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Financing Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction,), (b) be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from the other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them), or (c) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Borrower or any Subsidiary or Affiliate of the Borrower, or any officer thereof, contained in this Agreement or in any other Financing Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Financing Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Document, or for any failure of the Borrower or any other party to any Financing Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Financing Document, or to inspect the properties, books or records of the Borrower or any of the Borrower’s Subsidiaries or Affiliates.

Section 8.4  Reliance by Agent.

The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the original Lenders as the owners of the respective Notes for all purposes until receipt by the Agent of a written notice of assignment, negotiation or transfer of any interest therein by the Lenders in accordance with the terms of this Agreement. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Financing Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Financing Document in accordance with a request or consent of the Required Lenders (or all Lenders if so required by Section 9.2.2 (Consent of All Lenders Required)) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

Section 8.5  Notice of Default.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9.2.2 (Consent of All Lenders Required); provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

Section 8.6  Credit Decision.

Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower and its Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Financing Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with (and, to the extent provided, Agent-Related Persons shall have no liability for the accuracy or completeness of) any credit or other information, including, without limitation, field examinations performed by Agent-Related Persons, concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of any of the Agent-Related Persons. For purposes of determining compliance with the conditions specified in ARTICLE V (CONDITIONS PRECEDENT), each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 8.7  Indemnification.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), in accordance with their Pro Rata Shares, from and against any and all Indemnified Liabilities as such term is defined in Section 9.19 (Indemnification); provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction,. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses (including Enforcement Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Financing Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

Section 8.8  Agent in Individual Capacity.

The M&T and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Subsidiaries and Affiliates as though the M&T were not the Agent hereunder and without notice to or consent of the Lenders. The M&T or its Affiliates may receive information regarding the Borrower, its Affiliates and Account Debtors (including information that may be subject to confidentiality obligations in favor of the Borrower or such Subsidiary) and acknowledge that the Agent and the M&T shall be under no obligation to provide such information to them. With respect to its Loans, the M&T shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” include the M&T in its individual capacity.

Section 8.9  Successor Agent.

The Agent may resign as Agent upon at least 30 days’ prior notice to the Lenders and the Borrower, such resignation to be effective upon the acceptance of a successor agent to its appointment as Agent. In the event the M&T sells all of its Commitment and Revolving Loans as part of a sale, transfer or other disposition by the M&T of substantially all of its loan portfolio, the M&T shall resign as Agent and such purchaser or transferee shall become the successor Agent hereunder. Subject to the foregoing, if the Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this ARTICLE 8 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

Section 8.10  Status of Lenders.

Each Lender represents and warrants to the Agent that the Lender is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Internal Revenue Code, or has complied with the provisions of Section 8.11 (Withholding Tax).

Section 8.11  Withholding Tax.

If any Lender is a “foreign corporation, partnership or trust” within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of the Agent, to deliver to the Agent:

(a)  if such Lender claims an exemption from, or a reduction of, withholding tax under a United States of America tax treaty, properly completed IRS Forms W-8BEN and W-8ECI before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

(b)  if such Lender claims that interest paid under this Agreement is exempt from United States of America withholding tax because it is effectively connected with a United States of America trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement, and IRS Form W-9; and

(c)  such other form or forms as may be required under the Code or other laws of the United States of America as a condition to exemption from, or reduction of, United States of America withholding tax.

Such Lender agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

If any Lender claims exemption from, or reduction of, withholding tax under a United States of America tax treaty by providing IRS Form FW-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations owing to such Lender, such Lender agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Borrower to such Lender. To the extent of such percentage amount, the Agent will treat such Lender’s IRS Form W-8BEN as no longer valid.

If any Lender claiming exemption from United States of America withholding tax by filing IRS Form W-8ECI with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations owing to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

If any Lender is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

If the IRS or any other Governmental Authority of the United States of America or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including, without limitation, reasonable attorneys fees and other Enforcement Costs). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

Section 8.12  Collateral Matters.

8.12.1  Release of Collateral.

The Lenders hereby irrevocably authorize the Agent, at its option and in its sole discretion, to release any Agent’s Liens upon any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all Loans and reimbursement obligations in respect of letters of credit and any other Obligations, and the termination of all outstanding letters of credit (whether or not any of such obligations are due) and all other Obligations; (ii) constituting property being sold or disposed of if the Borrower certifies to the Agent that the sale or disposition is made in compliance with Section 6.2.1 (Capital Structure, Merger, Acquisition or Sale of Assets) (and the Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which the Borrower owned no interest at the time the Lien was granted or at any time thereafter or property which was the subject of a Permitted Lien in which the other secured party holds a Lien with priority over the Agent’s Liens; or (iv) constituting property leased to the Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement. Except as provided above, the Agent will not release any of the Agent’s Liens without the prior written authorization of the Lenders; provided that the Agent may, in its discretion, release the Agent’s Liens on Collateral valued in the aggregate not in excess of $500,000 during each Fiscal Year without the prior written authorization of the Lenders and the Agent may release the Agent’s Liens on Collateral valued in the aggregate not in excess of $1,000,000 during each Fiscal Year with the prior written authorization of Required Lenders. Upon request by the Agent or the Borrower at any time, the Lenders will confirm in writing the Agent’s authority to release any Agent’s Liens upon particular types or items of Collateral pursuant to this Section 8.12.

Upon receipt by the Agent of any necessary authorization required pursuant to this Section 8.12 (a) from the Lenders of the Agent’s authority to release Agent’s Liens upon particular types or items of Collateral, and upon at least five (5) Business Days prior written request by the Borrower, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Agent’s Liens upon such Collateral; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrower in respect of) all interests retained by the Borrower, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

8.12.2  Status of Agent’s Liens.

The Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by the Borrower or is cared for, protected or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent pursuant to any of the Financing Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion given the Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.

Section 8.13  Restrictions on Actions by Lenders; Sharing of Payments.

Each of the Lenders agrees that it shall not, without the express consent of all Lenders, and that it shall, to the extent it is lawfully entitled to do so, upon the request of all Lenders, set off against the Obligations, any amounts owing by such Lender to the Borrower or any accounts of the Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by the Agent, take or cause to be taken any action to enforce its rights under this Agreement or against the Borrower, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

If at any time or times any Lender shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations of the Borrower to such Lender arising under, or relating to, this Agreement or the other Financing Documents, except for any such proceeds or payments received by such Lender from the Agent pursuant to the terms of this Agreement, or (ii) payments from the Agent in excess of such Lender’s ratable portion of all such distributions by the Agent, such Lender shall promptly (1) turn the same over to the Agent, in kind, and with such endorsements as may be required to negotiate the same to the Agent, or in same day funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

Section 8.14  Agency for Perfection.

Each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Lenders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or in accordance with the Agent’s instructions.

Section 8.15  Dissemination of Information.

The Agent will provide the Lenders with any information received by the Agent from the Borrower that is required to be provided to the Agent or to the Lenders hereunder; provided, however, that the Agent shall not be liable to any one or more the Lenders for any failure to do so, except to the extent that such failure is attributable to the Agent’s gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction.

ARTICLE IX
MISCELLANEOUS

Section 9.1  Notices.

All notices, requests and demands to or upon the parties to this Agreement shall be in writing and shall be deemed to have been given or made when delivered by hand on a Business Day, or two (2) days after the date when deposited in the mail, postage prepaid by registered or certified mail, return receipt requested, or when sent by overnight courier, on the Business Day next following the day on which the notice is delivered to such overnight courier, addressed as follows:

Borrower:	Payments Inc. 1158 Broadway Hewlett, New York 11557 Attention: Barry B. Goldstein
with a copy to:	Fred Skolnick, Esquire Certilman, Balin, Adler & Hyman, LLP 90 Merrick Avenue East Meadow, NY 11554
Agent:	Manufacturers and Traders Trust Company 25 South Charles Street, 14th Floor Baltimore, Maryland 21201 Attention: Maryanne Gruys
with a copy to:	Frederick W. Runge, Jr., Esquire Miles & Stockbridge P. C. 10 Light Street Baltimore, Maryland 21202
M&T:	Manufacturers and Traders Trust Company 25 South Charles Street, 14th Floor Baltimore, Maryland 21201 Attention: Maryanne Gruys
with a copy to:	Frederick W. Runge, Jr., Esquire Miles & Stockbridge P. C. 10 Light Street Baltimore, Maryland 21202
Other Lenders:	at the address set forth below their respective signatures

By written notice, each party to this Agreement may change the address to which notice is given to that party, provided that such changed notice shall include a street address to which notices may be delivered by overnight courier in the ordinary course on any Business Day.

Section 9.2  Amendments; Waivers.

9.2.1  Generally.

This Agreement and the other Financing Documents may not be amended, modified, or changed in any respect except by an agreement in writing signed by the Agent, the Required Lenders and the Borrower, and, to the extent provided in Section 9.2.2 (Consent of all Lenders Required), by an agreement in writing signed by the Agent, all of the Lenders and the Borrower. No waiver of any provision of this Agreement or of any of the other Financing Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing signed by the Required Lenders. No course of dealing between the Borrower and the Agent and/or any of the Lenders and no act or failure to act from time to time on the part of the Agent and/or any of the Lenders shall constitute a waiver, amendment or modification of any provision of this Agreement or any of the other Financing Documents or any right or remedy under this Agreement, under any of the other Financing Documents or under applicable Laws. Without implying any limitation on the foregoing, and subject to the provisions of Section 9.2.2 (Consent of all Lenders Required)

(a)  Any waiver or consent shall be effective only in the specific instance, for the terms and purpose for which given, subject to such conditions as the Agent and Lenders may specify in any such instrument.

(b)  No waiver of any Default or Event of Default shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereto.

(c)  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in the same, similar or other circumstance.

(d)  No failure or delay by the Lenders to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement or of any of the other Financing Documents, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver, amendment or modification of any such term, condition, covenant or agreement or of any such breach or preclude the Lenders from exercising any such right, power or remedy at any time or times.

(e)  By accepting payment after the due date of any amount payable under this Agreement or under any of the other Financing Documents, the Lenders shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under this Agreement or under any of the other Financing Documents, or to declare a default for failure to effect such prompt payment of any such other amount.

9.2.2  Consent of all Lenders Required.

Notwithstanding anything to the contrary contained herein, no amendment, modification, change or waiver shall be effective without the consent of all of the Lenders to:

(a)  change the Maturity Date or the date of payment of principal of, or interest on, any Note;

(b)  reduce the principal amount of any Note, the rate of interest thereon or the Fees due to the Lenders, except as expressly permitted in this Agreement;

(c)  increase the Total Revolving Credit Committed Amount, except as expressly permitted in this Agreement; or

(d)  modify this Section 9.2.2 or the definition of “Required Lenders.”

Section 9.3  Cumulative Remedies.

The rights, powers and remedies provided in this Agreement and in the other Financing Documents are cumulative, may be exercised concurrently or separately, may be exercised from time to time and in such order as the Agent shall determine, subject to the provisions of this Agreement, and are in addition to, and not exclusive of, rights, powers and remedies provided by existing or future applicable Laws, all without regard to any right of the Borrower or any other Person to the marshalling of assets, which right the Borrower and any other Person (including, without limitation, the Guarantors) who may be liable (by endorsement, guaranty, indemnity or otherwise) for all or any part of the Obligations hereby waive to the extent permitted by applicable Laws. In order to entitle the Agent to exercise any remedy reserved to it in this Agreement, it shall not be necessary to give any notice, other than such notice as may be expressly required in this Agreement. Without limiting the generality of the foregoing and subject to the terms of this Agreement, the Agent may:

(a)  proceed against the Borrower with or without proceeding against any other Person (including, without limitation, any one or more of the Guarantors) who may be liable (by endorsement, guaranty, indemnity or otherwise) for all or any part of the Obligations;

(b)  proceed against the Borrower with or without proceeding under any of the other Financing Documents or against any Collateral or other collateral and security for all or any part of the Obligations;

(c)  without reducing or impairing the obligation of the Borrower and without notice, release or compromise with any guarantor or other Person liable for all or any part of the Obligations under the Financing Documents or otherwise;

(d)  without reducing or impairing the obligations of the Borrower and without notice thereof:

(i)  fail to perfect the Lien in any or all Collateral or to release any or all the Collateral or to accept substitute Collateral;

(ii)  approve the making of Advances under this Agreement;

(iii)  waive any provision of this Agreement or the other Financing Documents;

(iv)  exercise or fail to exercise rights of set-off or other rights; or

(v)  accept partial payments or extend from time to time the maturity of all or any part of the Obligations.

Section 9.4  Severability.

In case one or more provisions, or part thereof, contained in this Agreement or in the other Financing Documents shall be invalid, illegal or unenforceable in any respect under any Law, then without need for any further agreement, notice or action:

(a)  the validity, legality and enforceability of the remaining provisions shall remain effective and binding on the parties thereto and shall not be affected or impaired thereby;

(b)  the obligation to be fulfilled shall be reduced to the limit of such validity;

(c)  if such provision or part thereof pertains to repayment of the Obligations, then, at the sole and absolute discretion of the Agent, all of the Obligations of the Borrower to the Agent and the Lenders shall become immediately due and payable; and

(d)  if the affected provision or part thereof does not pertain to repayment of the Obligations, but operates or would prospectively operate to invalidate this Agreement in whole or in part, then such provision or part thereof only shall be void, and the remainder of this Agreement shall remain operative and in full force and effect.

Section 9.5  Remaining Syndication.

(a)  On the date of this Agreement, M&T is the only Lender, with a Revolving Credit Committed Amount limited to $25,000,000, so that the Total Revolving Credit Committed Amount on the date of this Agreement is $25,000,000. The Arranger has reserved the right to syndicate all or a portion of the remaining $10,000,000 Revolving Credit Committed Amount to one or more financial institutions, which will become Lenders under this Agreement, with the consent of the Borrower, which consent shall not be unreasonably withheld or delayed and shall not be required if an Event of Default has occurred.

(b)  The Arranger, in cooperation with the Borrower, will manage all aspects of the syndication, including the selection of Lenders, the determination of when Arranger will approach potential Lenders, and the final allocations among Lenders. The Borrower agrees to assist Arranger actively in achieving a timely syndication that is reasonably satisfactory to Arranger, such assistance to include, among other things, (i) direct contact during the syndication between the Borrower’s senior officers, representatives and advisors, on the one hand, and prospective Lenders, on the other hand at such times and places as Arranger may reasonably request, (ii) providing to Arranger all financial and other information with respect to the Borrower and the transactions contemplated that Arranger may reasonably request, including but not limited to financial projections relating to the foregoing, and (iii) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication.

(c)  The Arranger shall notify the Agent and the Borrower in writing of the Adjustment Date with respect to any new Lender under the provisions of this Section 9.5. On or before the Adjustment Date, the Agent, the Borrower and the respective new Lender shall execute and deliver a written amendments to this agreement in a form acceptable to the Agent, and such other documents (including, without limitation, a new Note to the order of the new Lender) as the Agent may require to reflect the new Lender’s Revolving Credit Committed Amount and the increase in the Total Revolving Credit Committed Amount.

Section 9.6  Assignments by Lenders.

Any Lender may, with the prior written consent of the Agent (which consent shall not be unreasonably withheld), but without notice to or consent of the Borrower, assign to any Person (each an “Assignee” and collectively, the “Assignees”) all or a portion of such Lender’s Commitments; provided that, unless the Lender has assigned all of its Commitments, after giving effect to such assignment, such Lender must continue to hold a Pro Rata Share of the Commitments at least equal to Five Million Dollars ($5,000,000). Any Lender that elects to make such an assignment shall pay to the Agent, for the exclusive benefit of the Agent, an administrative fee for processing each such assignment in the amount of Three Thousand Five Hundred Dollars ($3,500.00). Such Lender and its Assignee shall notify the Agent and the Borrower in writing of the date on which the assignment is to be effective (the “Adjustment Date”). On or before the Adjustment Date, the assigning Lender, the Agent, the Borrower and the respective Assignee shall execute and deliver a written assignment agreement in a form acceptable to the Agent, which shall constitute an amendment to this Agreement to the extent necessary to reflect such assignment. Upon the request of any assigning Lender following an assignment made in accordance with this Section 9.6, the Borrower shall issue new Notes to the assigning Lender and its Assignee reflecting such assignment, in exchange for the existing Notes held by the assigning Lender.

In addition, notwithstanding the foregoing, any Lender may at any time pledge all or any portion of such Lender’s rights under this Agreement, any of the Commitments or any of the Obligations to a Federal Reserve Bank.

Section 9.7  Participations by Lenders.

Any Lender may at any time sell to one or more financial institutions participating interests in any of such Lender’s Obligations or Commitments; provided, however, that (a) no such participation shall relieve such Lender from its obligations under this Agreement or under any of the other Financing Documents to which it is a party, (b) such Lender shall remain solely responsible for the performance of its obligations under this Agreement and under all of the other Financing Documents to which it is a party, and (c) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Documents.

Section 9.8  Disclosure of Information by Lenders.

In connection with any transaction contemplated by Section 9.5 (Remaining Syndication) sale, transfer, assignment or participation by any Lender in accordance with Section 9.6 (Assignments by Lenders) or Section 9.7 (Participations by Lenders), each Lender shall have the right to disclose to any actual or potential Lender, purchaser, assignee, transferee or participant all financial records, information, reports, financial statements and documents obtained in connection with this Agreement and/or any of the other Financing Documents or otherwise.

Section 9.9  Successors and Assigns.

This Agreement and all other Financing Documents shall be binding upon and inure to the benefit of the Borrower, the Agent and the Lenders and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Agent and the Required Lenders of the Lenders.

Section 9.10  Continuing Agreements.

All covenants, agreements, representations and warranties made by the Borrower in this Agreement, in any of the other Financing Documents, and in any certificate delivered pursuant hereto or thereto shall survive the making by the Lenders of the Loans and the execution and delivery of the Notes, shall be binding upon the Borrower regardless of how long before or after the date hereof any of the Obligations were or are incurred, and shall continue in full force and effect so long as any of the Obligations are outstanding and unpaid. From time to time upon the Agent’s request, and as a condition of the release of any one or more of the Security Documents, the Borrower and other Persons obligated with respect to the Obligations shall provide the Agent with such acknowledgments and agreements as the Agent may require to the effect that there exists no defenses, rights of setoff or recoupment, claims, counterclaims, actions or causes of action of any kind or nature whatsoever against the Agent, any Agent-Related Persons, any or all of the Lenders, and/or any of its or their agents and others, or to the extent there are, the same are waived and released.

Section 9.11  Enforcement Costs.

The Borrower agrees to pay to the Agent on demand all Enforcement Costs, together with interest thereon from the date incurred or advanced until paid in full at a per annum rate of interest equal at all times to the Post-Default Rate. Enforcement Costs shall be immediately due and payable at the time advanced or incurred, whichever is earlier. Without implying any limitation on the foregoing, the Borrower agrees, as part of the Enforcement Costs, to pay upon demand any and all stamp and other Taxes and fees payable or determined to be payable in connection with the execution and delivery of this Agreement and the other Financing Documents and to save the Agent and the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay any Taxes or fees referred to in this Section. The provisions of this Section shall survive the execution and delivery of this Agreement, the repayment of the other Obligations and shall survive the termination of this Agreement.

Section 9.12  Applicable Law; Jurisdiction.

9.12.1  Applicable Law.

As a material inducement to the Agent and the Lenders to enter into this Agreement, the Borrower acknowledges and agrees that the Financing Documents, including, this Agreement, shall be governed by the Laws of the State, as if each of the Financing Documents and this Agreement had each been executed, delivered, administered and performed solely within the State even though for the convenience and at the request of the Borrower, one or more of the Financing Documents may be executed elsewhere. The Agent and the Lenders acknowledge, however, that remedies under certain of the Financing Documents that relate to property outside the State may be subject to the laws of the state in which the property is located.

9.12.2  Submission to Jurisdiction.

The Borrower irrevocably submits to the jurisdiction of any state or federal court sitting in the State over any suit, action or proceeding arising out of or relating to this Agreement or any of the other Financing Documents. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the Borrower and may be enforced in any court in which the Borrower is subject to jurisdiction, by a suit upon such judgment, provided that service of process is effected upon the Borrower in one of the manners specified in this Section or as otherwise permitted by applicable Laws.

9.12.3  Service of Process.

The Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in this Section by (a) the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the Borrower at the Borrower’s address designated in or pursuant to Section 9.1 (Notices), and (b) serving a copy thereof upon the agent, if any, designated and appointed by the Borrower as the Borrower’s agent for service of process by or pursuant to this Section. The Borrower irrevocably agrees that such service (y) shall be deemed in every respect effective service of process upon the Borrower in any such suit, action or proceeding, and (z) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon the Borrower. Nothing in this Section shall affect the right of the Agent to serve process in any manner otherwise permitted by law or limit the right of the Agent otherwise to bring proceedings against the Borrower in the courts of any jurisdiction or jurisdictions.

Section 9.13  Duplicate Originals and Counterparts.

This Agreement may be executed in any number of duplicate originals or counterparts, each of such duplicate originals or counterparts shall be deemed to be an original and all taken together shall constitute but one and the same instrument..

Section 9.14  No Agency.

Nothing herein contained shall be construed to constitute the Borrower as the agent of the Agent or any of the Lenders for any purpose whatsoever or to permit the Borrower to pledge any of the credit of the Agent or any of the Lenders. Neither the Agent nor any of the Lenders shall be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither the Agent nor any of the Lenders shall, by anything herein or in any of the Financing Documents or otherwise, assume any of the Borrower’s obligations under any contract or agreement assigned to the Agent and/or the Lenders, and neither the Agent nor any of the Lenders shall be responsible in any way for the performance by the Borrower of any of the terms and conditions thereof.

Section 9.15  Date of Payment.

Should the principal of or interest on the Notes become due and payable on other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and in the case of principal, interest shall be payable thereon at the rate per annum specified in the Notes during such extension.

Section 9.16  Entire Agreement.

This Agreement is intended by the Agent, the Lenders and the Borrower to be a complete, exclusive and final expression of the agreements contained herein. Neither the Agent, the Lenders nor the Borrower shall hereafter have any rights under any prior agreements pertaining to the matters addressed by this Agreement but shall look solely to this Agreement for definition and determination of all of their respective rights, liabilities and responsibilities under this Agreement.

Section 9.17  Waiver of Trial by Jury.

THE BORROWER, THE AGENT AND THE LENDERS HEREBY JOINTLY AND SEVERALLY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THE BORROWER AND THE AGENT AND/OR ANY OR ALL OF THE LENDERS MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO (A) THIS AGREEMENT, (B) ANY OF THE FINANCING DOCUMENTS, OR (C) THE COLLATERAL. THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT.

This waiver is knowingly, willingly and voluntarily made by the Borrower, the Agent and the Lenders, and the Borrower, the Agent and the Lenders hereby represent that no representations of fact or opinion have been made by any individual to induce this waiver of trial by jury or to in any way modify or nullify its effect. The Borrower, the Agent and the Lenders further represent that they have been represented in the signing of this Agreement and in the making of this waiver by independent legal counsel, selected of their own free will, and that they have had the opportunity to discuss this waiver with counsel.

Section 9.18  Liability of the Agent and the Lenders.

The Borrower hereby agrees that neither the Agent nor any of the Lenders shall be chargeable for any negligence, mistake, act or omission of any accountant, examiner, agency or attorney employed by the Agent and/or any of the Lenders in making examinations, investigations or collections, or otherwise in perfecting, maintaining, protecting or realizing upon any lien or security interest or any other interest in the Collateral or other security for the Obligations.

By inspecting the Collateral or any other properties of the Borrower or by accepting or approving anything required to be observed, performed or fulfilled by the Borrower or to be given to the Agent and/or any of the Lenders pursuant to this Agreement or any of the other Financing Documents, neither the Agent nor any of the Lenders shall be deemed to have warranted or represented the condition, sufficiency, legality, effectiveness or legal effect of the same, and such acceptance or approval shall not constitute any warranty or representation with respect thereto by the Agent and/or the Lenders.

Section 9.19  Indemnification.

The Borrower agrees to indemnify and hold harmless, the Agent, the Lenders, the respective parent and Affiliates of the Agent and the Lenders and the respective parent’s and Affiliates’ officers, directors, shareholders, employees and agents (each an “Indemnified Party;” and collectively, the “Indemnified Parties”), from and against any and all claims, liabilities, losses, damages, costs and expenses (whether or not such Indemnified Party is a party to any litigation), including without limitation, reasonable attorney’s fees and costs and costs of investigation, document production, attendance at depositions or other discovery, incurred by any Indemnified Party with respect to, arising out of or as a consequence of (a) this Agreement or any of the other Financing Documents, including without limitation, any failure of the Borrower to pay when due (at maturity, by acceleration or otherwise) any principal, interest, fee or any other amount due under this Agreement or the other Loan documents, or any other Event of Default; (b) the use by the Borrower of any proceeds advanced hereunder; (c) the transactions contemplated hereunder; or (d) any claim, demand, action or cause of action being asserted against (i) the Borrower or any of its Affiliates by any other Person, or (ii) any Indemnified Party by the Borrower in connection with the transactions contemplated hereunder (the foregoing collectively, the “Indemnified Liabilities”). Notwithstanding anything herein or elsewhere to the contrary, the Borrower shall not be obligated to indemnify or hold harmless any Indemnified Party from any liability, loss or damage resulting from the gross negligence or willful misconduct (as determined by a final non-appealable order by a court of competent jurisdiction) of such Indemnified Party. Any amount payable to the Agent and/or the Lenders under this Section will bear interest at the Post-Default Rate from the due date until paid.

[Signatures follow on next page]

Signature Page to
Financing and Security Agreement among
Payments Inc.,
Manufacturers and Traders Trust Company, Agent
and
Certain Lenders

IN WITNESS WHEREOF, each of the parties hereto have executed and delivered this Agreement under their respective seals as of the day and year first written above.

WITNESS: /s/	PAYMENTS INC. By:/s/ Barry B. Goldstein(Seal) Barry B. Goldstein President
WITNESS: /s/	MANUFACTURERS AND TRADERS TRUST COMPANY in its capacity as Agent By:/s/ Maryanne Gruys(Seal) Maryanne Gruys Vice President
WITNESS: /s/	MANUFACTURERS AND TRADERS TRUST COMPANY in its capacity as Lender By:/s/ Maryanne Gruys(Seal) Maryanne Gruys Vice President

LIST OF EXHIBITS

A-1. Revolving Credit Note

A-2 Commitments

B. Perfection Certificate

C. Form of Compliance Certificate

D. Borrower Financial Reports and Information

E. Carrier Eligibility

F. Form of Premium Finance Agreement

G. Premium Finance Licenses

LIST OF SCHEDULES

Schedule 4.1.10 Litigation

Schedule 4.1.13 Indebtedness for Borrowed Money

Schedule 4.1.20 Employee Relations

Schedule 4.1.22 Perfection and Priority of Collateral